Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of December 21, 2011

among

POLYONE CORPORATION,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO

SECURITIES, LLC,

as Joint-Lead Arranger and Joint-Book Managers

i

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	55
5.02	Authorization; No Conflict	55
5.03	Governmental Authorization; Other Consents	55
5.04	Binding Effect	56
5.05	Financial Statements; No Material Adverse Effect	56
5.06	Litigation	57
5.07	No Default	57
5.08	Ownership of Property; Liens; Investments	57
5.09	Environmental Compliance	58
5.10	Insurance	59
5.11	Taxes	59
5.12	ERISA Compliance	59
5.13	Subsidiaries; Equity Interests; Loan Parties	59
5.14	Margin Regulations; Investment Company Act	60
5.15	Disclosure	60
5.16	Compliance with Laws	60
5.17	Solvency	61
5.18	Patriot Act	61
5.19	OFAC	61
5.20	Merger	61

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	62
6.02	Certificates; Other Information	62
6.03	Notices	64
6.04	Payment of Obligations	65
6.05	Preservation of Existence, Etc.	65
6.06	Maintenance of Properties	65
6.07	Maintenance of Insurance	65
6.08	Compliance with Laws	65
6.09	Books and Records	66
6.10	Inspection Rights	66
6.11	Use of Proceeds	66
6.12	Covenant to Guarantee Obligations and Give Security	66
6.13	Compliance with Environmental Laws	68
6.14	Further Assurances	69
6.15	Designation as Senior Debt	69
6.16	Rated Credit Facility; Corporate Ratings	69
6.17	Post-Closing Matters	69
6.18	Preparation of Environmental Reports	69

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	69
7.02	Indebtedness	72
7.03	Investments	75
7.04	Fundamental Changes	77
7.05	Dispositions	77
7.06	Restricted Payments	79
7.07	Change in Nature of Business	80
7.08	Transactions with Affiliates	80
7.09	Burdensome Agreements	81
7.10	Use of Proceeds	81
7.11	Financial Covenants	81
7.12	Capital Expenditures	82
7.13	Amendments of Certain Documents	83
7.14	Accounting Changes	83
7.15	Prepayments, Etc. of Indebtedness	83
7.16	Designation of Senior Debt	83
7.17	1997 Guaranty, 2015 Notes and 2020 Notes	83

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default	84
8.02	Remedies upon Event of Default	86
8.03	Application of Funds	87

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	87
9.02	Rights as a Lender	88
9.03	Exculpatory Provisions	88
9.04	Reliance by Administrative Agent	89
9.05	Delegation of Duties	89
9.06	Resignation of Administrative Agent	89
9.07	Non-Reliance on Administrative Agent and Other Lenders	90
9.08	No Other Duties, Etc.	90
9.09	Administrative Agent May File Proofs of Claim	90
9.10	Collateral and Guaranty Matters	91

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	92
10.02	Notices; Effectiveness; Electronic Communications	93

10.03	No Waiver; Cumulative Remedies; Enforcement	95
10.04	Expenses; Indemnity; Damage Waiver	96
10.05	Payments Set Aside	98
10.06	Successors and Assigns	98
10.07	Treatment of Certain Information; Confidentiality	102
10.08	Right of Setoff.	102
10.09	Interest Rate Limitation	103
10.10	Counterparts; Integration; Effectiveness	103
10.11	Survival of Representations and Warranties	103
10.12	Severability	103
10.13	Governing Law; Jurisdiction; Etc.	104
10.14	Waiver of Jury Trial	105
10.15	No Advisory or Fiduciary Responsibility	105
10.16	Electronic Execution of Assignments and Certain Other Documents	106
10.17	USA PATRIOT Act	106
10.18	Judgment Currency	106
10.19	Intercreditor Agreement, the 2015 Note Intercreditor Agreement and the Acknowledgment	106

SIGNATURES		S-1

SCHEDULES

1.01(a)	Closing Date Guarantors
1.01(b)	Immaterial Subsidiaries
1.01(c)	Remediation Properties
2.01	Commitments and Applicable Percentages
4.01(a)(iv)	Part – I Mortgaged Properties
4.01(a)(iv)	Part – II Closing Deliverables
5.04(d)	Inventory Locations
5.08(b)	Owned Real Property
5.08(c)	Leased Real Property
5.12	Employee Matters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.17	Post-Closing Matters
7.01(b)	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.05	Disposition of Certain Real Property
7.09	Certain Contractual Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Term Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty
F	Security Agreement
G	Mortgage
H	Intellectual Property Security Agreement
I	Intercompany Subordination Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 21, 2011, among POLYONE CORPORATION, an Ohio corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

Pursuant to the Agreement and Plan of Merger made as of September 30, 2011 (the “Merger Agreement”) between the Borrower, 2011 ColorNewton, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower (the “Merger Sub”), ColorMatrix Group, Inc., a Delaware corporation (the “Acquired Business”) and Audax ColorMatrix Holdings, LLC, the Borrower has agreed to consummate a merger (the “Merger”) pursuant to which the Acquired Business will merge with the Merger Sub and will be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of the Borrower.

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“1997 Guaranty” means the Borrower’s guaranty dated December 22, 1997 of the Series G Notes.

“1997 Guaranty Documents” means, collectively, the 1997 Guaranty, the Series G Notes and the 1997 Guaranty Collateral Documents.

“1997 Guaranty Collateral Documents” mean, any security agreement and other “collateral document” that is executed by a Loan Party for the benefit of the holders of Series G Notes solely to the extent required by and under the terms of the 1997 Guaranty.

“2006 Guarantee and Agreement” means the Guarantee and Agreement dated June 6, 2006, among the Borrower, Citicorp USA, Inc., as administrative agent, and the other financial institutions named therein.

“2015 Note Intercreditor Agreement” means the 2015 Note Intercreditor Agreement dated as of the date hereof between the Administrative Agent and the 2015 Notes Trustee and acknowledged by the Borrower.

“2015 Notes” means the 7.50% Debentures due 2015 issued by the Borrower.

“2015 Note Trustee” means The Bank of New York Mellon Trust Company, N.A., in its capacity as trustee for the 2015 Notes.

“2015 Notes Documents” means, collectively, the 2015 Notes and the 2015 Notes Collateral Documents.

“2015 Notes Collateral Documents” means, any security agreement and other “collateral document” that is executed by a Loan Party for the benefit of the holders of the 2015 Notes solely to the extent required by and under the terms of the 2015 Notes.

“2020 Notes” means the 7.375% Senior Notes due 2020 issued by the Borrower.

“ABL Agent” means the administrative agent under the ABL Facility.

“ABL Credit Agreement” means the Credit Agreement dated as of the date hereof among the Borrower, PolyOne Canada Inc., a federally incorporated Canadian corporation, the Subsidiaries of the Borrower from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent thereunder, and the other agents and lenders party thereto as it may be amended or refinanced in accordance with the terms of the Intercreditor Agreement.

“ABL Facility” means the secured loans made and letters of credit issued under the ABL Loan Documents.

“ABL Lender” means a lender under the ABL Credit Agreement.

“ABL Loan Documents” means the “Loan Documents” (as defined in the ABL Credit Agreement).

“Account Control Agreement” has the meaning specified in the Security Agreement.

“Acknowledgment” means the Acknowledgment dated as of the date hereof executed by the Administrative Agent on behalf of itself and the other Secured Parties in favor of the holders of the Series G Notes.

“Acquired Business” has the meaning specified in the Preliminary Statements.

“Acquired Business Audited Financial Statements” means the audited consolidated balance sheet of the Acquired Business and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of operations, cash flow and shareholders’ equity for such fiscal year of the Acquired Business and its Subsidiaries, including the notes thereto.

“Acquired Business Material Adverse Effect” means an event, occurrence, or development that has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, business or assets of the Acquired Business and its subsidiaries taken as a whole, except any adverse effect related to or resulting from (a)

general business or economic conditions affecting the industry in which the Acquired Business or any of its subsidiaries operates, (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in Law, Orders or other binding directives issued by any Governmental Body, (f) the taking of any action contemplated by the Merger Agreement (including Section 5.03 thereof) or the other agreements contemplated thereby or the announcement of the Merger Agreement, the other agreements contemplated thereby or the transactions contemplated thereby, or (g) any matter set forth in the disclosure schedules, delivered to the Lead Arrangers on September 30, 2011, to the Merger Agreement to the extent the magnitude of such matter being disclosed is apparent from such disclosure, provided that any effect in excess of such disclosed magnitude shall be considered for purposes of determining whether a Acquired Business Material Adverse Effect has occurred; provided, that in the case of clauses (a), (b), (c), (d) or (e), such changes shall not be excluded to the extent that such changes have a materially disproportionate effect on the Acquired Business and its subsidiaries, taken as a whole, compared with other companies in the industry in which the Acquired Business or any of its subsidiaries operate. As used within the definition of the term “Acquired Business Material Adverse Effect”: (w) “GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Acquired Business’ past practice; (x) “Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing; (y) “Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation of any Governmental Body; and (z) “Order” means any order, injunction, judgment, decree, ruling, writ or arbitration award of a Governmental Body.

“Acquired Indebtedness” means Indebtedness of a Restricted Subsidiary acquired after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, in each case pursuant to a Permitted Acquisition, which Indebtedness existed at the time of such Permitted Acquisition and was not created in contemplation of such event.

“Acquisition” has the meaning specified in the definition of “Permitted Acquisition.”

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.18.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lenders’ Loans at such time. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the fiscal quarter ending June 30, 2012, 2.75% per annum for Base Rate Loans and 3.75% per annum for Eurodollar Rate Loans and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate	Base Rate
1	Greater than 2.25x	3.75%	2.75%
2	Less than or equal to 2.25x	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that upon the request of the Required Lenders Pricing Level 1 shall apply in respect of the Facility (i) if a Compliance Certificate is not delivered when due in accordance with such Section, then, as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered and (ii) as of the first Business Day after an Event of Default under Article VIII shall have occurred and be continuing and the Administrative Agent has notified the Borrower that Pricing Level 1 pricing applies, and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter the Level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.08(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Amount” means, on any date, an amount equal to (a) 50% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is positive and that have ended after the Closing Date (commencing with the fiscal quarter ending on December 31, 2011) and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), less 100% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is negative and that have ended after the Closing Date (commencing with the fiscal quarter ending on December 31, 2011) and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), minus (b) the portion of the Available Amount previously utilized pursuant to Sections 7.03(o), 7.06(g) and/or Section 7.15).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) the Eurodollar Rate plus 1.00% and (d) 2.25%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Canadian Maximum Credit” has the meaning specified in the ABL Credit Agreement.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (i) normal replacements and maintenance which are properly charged to current operations (ii) any such expenditure to the extent constituting a Permitted Acquisition or made with the proceeds of any Disposition (so long as such proceeds are applied (or committed to be applied pursuant to a written purchase order or contract) within one year of such sale), (iii) expenditures made from insurance proceeds or condemnation awards, and (iv) expenditures that are accounted for as capital expenditures of such Person and that are actually paid for by a non-Affiliate third party).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, provided that “Capitalized Leases” shall not include any former operating leases which are treated as capital leases solely as a result of any change in GAAP described in the Proposed Accounting Standard Update to Leases (Topic 840) dated August 17, 2010 or similar change, in each case after the date of this Agreement.

“Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the weighted average life to maturity of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Borrower and other than structured investment vehicles, provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Borrower; and (ix) investments with guaranteed principal approved by the board of directors of the Borrower, including investments in GE Interest Plus. “Eligible Bank” means a Lender or any Affiliate of a Lender or such other bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Indebtedness of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) a “change of control” or any comparable term under, and as defined in, the ABL Credit Agreement, the 1997 Guaranty, the 2015 Notes, the 2020 Notes or other Indebtedness outstanding in an aggregate principal amount in excess of the Threshold Amount shall have occurred.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Representations” means collectively, the Specified Representations and such of the representations made by or with respect to the Acquired Business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach or inaccuracy of such representations in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, each Account Control Agreement and Securities Account Control Agreement, Security Agreement Supplements, the Mortgages, each of the mortgages, collateral assignments, intellectual property security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets that, in accordance with GAAP, would be classified as current assets on the consolidated balance sheet of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding cash, Cash Equivalents and Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person.

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income, of which cash items do not to exceed 3% of Consolidated EBITDA for such Measurement Period

(as certified by a Responsible Officer and calculated without taking into account any of the addbacks for cash items set forth in this clause (iv)), (v) non-cash compensation expense in respect of stock option plans, restricted stock and other employee equity compensation plans, (vi) non-cash goodwill or other intangible asset impairment charges and write-offs of goodwill and other intangible assets, in each case, pursuant to ASC 350 or any similar rule announced by the Financial Accounting Standards Board, (vii) fees and expenses (including without limitation, prepayment fees and expenses associated with the repayment, redemption or discharge of any indebtedness of the Acquired Business) incurred in connection with (A) if incurred prior to or within 90 days after the Closing Date, the Transaction, or (B) this Agreement and the other Loan Documents related to amendments and waivers thereof, including any legal fees in connection therewith, (viii) non-cash restructuring charges, (ix) non-cash effects of changes in accounting principles, (x) losses from asset sales not in the ordinary course of business, (xi) non-cash losses on the early extinguishment of Indebtedness, (xii) non-cash purchase accounting charges required by ASC 805 or any similar rule announced by the Financial Accounting Standards Board, (xiii) non-cash unrealized losses and charges with respect to Swap Contracts, including such losses and charges which arise from foreign currency losses, (xiv) other non-cash items to the extent such non-cash items are not accruals for future payments, (xv) foreign currency translation losses, (xvi) non-recurring cash costs and expenses relating to the assimilation and integration of the Acquired Business incurred on or prior to February 28, 2013 in an aggregate amount not to exceed $5,000,000, and (xvii) environmental remediation costs and expenses not to exceed $7,000,000 per fiscal year (provided that any portion of such amount that is not used in a particular fiscal year may be carried over to succeeding fiscal years) related to the Remediation Properties (in each case, of or by the Borrower and its Restricted Subsidiaries for such Measurement Period); and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits; (ii) interest income, (ii) any gains from asset sales not in the ordinary course of business, (iii) non-cash effects of changes in accounting principles, (iv) non-cash gains on the early extinguishment of Indebtedness, (v) non-cash unrealized gains with respect to Swap Contracts, (vi) other non-cash income or gains, and (vii) foreign currency translation gains (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of (i) Indebtedness of the type described in clauses (a), (d), (f) and (g) of the definition of “Indebtedness”, (ii) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clause (i) above of Persons other than the Borrower or any Restricted Subsidiary, and (c) all Indebtedness of the types referred to in clauses (i) and (ii) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary or would not appear on the consolidated balance sheet of such Person.

“Consolidated Interest Charges” means, for any Measurement Period, the consolidated interest expense of such Person, whether paid or accrued (including capitalized interest), with respect to Consolidated Funded Indebtedness, excluding, to the extent related to the Transaction, all prepayment of any original issue discount and all upfront and arrangement fees due and payable on the Closing Date and all prepayment fees and expenses associated with the repayment, redemption or discharge of any indebtedness of the Acquired Business.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses (and any associated tax benefits or costs) for such Measurement Period, (b) gains or losses in respect of Dispositions (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis and (c) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within one Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within one Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification to the Borrower or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to equal to the greater of (a) 1.25% and (b) (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year, Consolidated Net Income plus any non-cash charges deducted in calculating Consolidated Net Income plus the reversal, during such fiscal year, of any reserve established pursuant to clause (c) or (d) below, minus, without duplication:

(a) scheduled principal payments in respect of Indebtedness of the Borrower or any Restricted Subsidiary, in each case made with Internally Generated Cash during such fiscal year;

(b) Capital Expenditures made with Internally Generated Cash during such fiscal year;

(c) Capital Expenditures that the Borrower or any of its Restricted Subsidiaries shall, during such fiscal year, become obligated to make but that are not made during such fiscal year;

(d) the amount of cash income Taxes actually paid in such period (or that will be paid within six months after the last day of such fiscal year and for which reserves, to the extent required by GAAP, have been established) to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period;

(e) decrease (as a negative amount) in the Net Working Capital for such period;

(f) increase in the Net Working Capital for such period;

(g) any cash items of expense not deducted in calculating Consolidated Net Income;

(h) any non-cash gains to the extent included in the calculation of Consolidated Net Income;

(i) cash contributions to Pension Plans made in such period; and

(j) amounts paid in cash for, and fees and expenses incurred in connection with, the Juffali Investment or any Permitted Acquisition after the date hereof (whether or not successful).

“Excluded Subsidiary” means (a) any CFC if the pledge of its assets or more than 65% of its voting shares in favor of the Administrative Agent would result in adverse tax consequences to the Borrower, (b) any Subsidiary of a CFC, (c) any Subsidiary that is a disregarded entity for United States federal income tax purposes and holds no material assets except the Equity Interests of a CFC, and (d) each Immaterial Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured, by its revenue, net income (however denominated), net assets, capital or net worth and franchise taxes imposed on it in lieu of net income taxes thereof, by the jurisdiction (or any political subdivision thereof) (i) under the Laws of which such recipient is organized, (ii) in which its principal office is located or, in the case of any Foreign Lender, in which its principal Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any U.S. federal backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender, any United States federal withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law after the date such Foreign Lender became a party hereto) to comply with clause (B) of Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or 3.01(c), (e) in the case of a Foreign Lender, any United States federal withholding taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with FATCA to establish a complete exemption from withholding thereunder, and (f) any Taxes that would not have been imposed but for a present or former connection other than as a result of the Loan Documents or taking any action contemplated thereunder between the Lender or Administrative Agent, as the case may be, and the jurisdiction imposing such taxes.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 4, 2007, by and among The ColorMatrix Corporation, ColorMatrix UK Holdings Ltd., certain of their affiliates, the lenders party thereto, General Electric Capital Corporation, as US Agent and GE Corporate Finance SAS, as European Agent, and the other agreements, documents and instruments executed in connection therewith.

“Existing Securitization Facility” means the Second Amended and Restated Receivables Purchase Agreement, dated as of June 26, 2007, by and among PolyOne Funding Corporation, as seller, the Borrower, as servicer, the banks and other financial institutions party thereto, as purchasers and Citicorp U.S.A, Inc., as agent, and the other agreements, documents and instruments executed in connection therewith.

“Existing Subordinated Loan Agreement” means the Senior Subordinated Loan Agreement, dated as of April 4, 2007, by and among The ColorMatrix Corporation, ColorMatrix UK Holdings, Ltd., the other credit parties thereto, OFS Agency Services, LLC, as US Agent and European Agent and the lenders party thereto.

“Facility” means, at any time, (a) on or prior to the Closing Date, the Aggregate Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 30, 2011, among the Borrower, the Administrative Agent and the Lead Arrangers.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1.01(a) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any subsidiary of the Borrower set forth on Schedule 1.01(b) (as may be amended from time to time by notice from the Borrower to the Administrative Agent), provided that any Subsidiary designated as an Immaterial Subsidiary (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 3.0% of total assets or revenues representing in excess of 3.0% of total revenues of the Borrower and its Subsidiaries, in each case, on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 7.50% of total assets or revenues representing in excess of 7.50% of total revenues of the Borrower and its Subsidiaries, in each case, on a consolidated basis as of such date; provided further that any Subsidiary designated as an Immaterial Subsidiary shall not conduct either manufacturing or sales activities.

“Incurrence Test” means, as of any date of determination, (a) on a Pro Forma Basis after giving effect to the proposed transaction, (i) the Consolidated Interest Coverage Ratio of the Borrower for the four Fiscal Quarter period most recently ended for which the Borrower shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01, shall be at least 0.25x higher than the Consolidated Interest Coverage Ratio for the applicable period set forth in Section 7.11(a) (i.e. if the required ratio in Section 7.11(a) is 4.00 to 1.00, the requirement for purposes of determining the permissibility of the proposed transaction shall be 4.25 to 1.00) and (ii) the Consolidated Leverage Ratio of the Borrower for the four Fiscal Quarter period most recently ended for which the Borrower shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01, shall be at least 0.25x lower than the Consolidated Leverage Ratio for the applicable period set forth in Section 7.11(b) (i.e. if the required ratio in Section 7.11(b) is 3.50 to 1.00, the requirement for purposes of determining the permissibility of the proposed transaction shall be 3.25 to 1.00), and (b) the Liquidity of the Loan Parties will be greater than or equal to the Liquidity Threshold.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds (other than surety or similar bonds), debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) the Swap Termination Value of any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade accounts payable in the ordinary course of business and (ii) earnouts or similar obligations unless and until such earnouts are earned);

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash, Cash Equivalents or other “Indebtedness” in respect of any Disqualified Equity Interest in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing (but specifically excluding the 1997 Guaranty (other than for purposes of Section 8.01(e)).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement to be executed and delivered by each Subsidiary of the Borrower that is not a Loan Party, substantially in the form attached hereto as Exhibit I.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof between the Administrative Agent and the ABL Agent and acknowledged by the Borrower.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan the last Business Day of each March, June, September and December and the Maturity Date of the Facility.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internally Generated Cash” means any cash of the Borrower or any of its Subsidiaries that is not generated from a Disposition, the issuance or incurrence of Indebtedness, the issuance or sale of Equity Interests or any contribution to the capital of the Borrower or such Subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any involuntary loss, damage or destruction of property, or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person in which the Borrower or any Subsidiary owns any Equity Interests other than a Wholly Owned Subsidiary.

“Judgment Currency” has the meaning specified in Section 10.18.

“Juffali Investment” means an initial Investment in the amount of approximately $2,500,000 made by the Borrower and/or its Subsidiaries in that certain joint venture with E.A. Juffali & Brothers Company Limited, together with any additional Investments made by the Borrower and/or its Subsidiaries in such joint venture in an amount not to exceed $20,000,000 in the aggregate.

“Junior Indebtedness” means any unsecured or Subordinated Indebtedness and the 1997 Guaranty, the 2015 Notes and the 2020 Notes.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” mean Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Wells Fargo Securities, LLC, in their capacity as the joint lead arrangers and joint bookrunning managers.

“Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Loans at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, at any time, (a) lower of (i) (x) $300,000,000 (or, if an increase option has been exercised under the ABL Credit Agreement, the aggregate revolver commitments under the ABL Credit Agreement) minus (y) all reserves against the U.S. Maximum Credit and Canadian Maximum Credit then in effect under the ABL Credit Agreement and (ii) the Borrowing Base (as defined in the ABL Credit Agreement) minus (b) the sum of (i) outstanding revolver loans under the ABL Facility, (ii) 103% of the then maximum available amount to be drawn under all letters of credit issued under the ABL Facility, and (iii) all reserves against (x) the Borrowing Base or (y) the Maximum Credit, as applicable and then in effect under the ABL Credit Agreement, plus (c) the total unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries.

“Liquidity Threshold” means $150,000,000.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) the Intercreditor Agreement, (g) the Perfection Certificate, (h) 2015 Note Intercreditor Agreement, (i) the Acknowledgment and (j) the Intercompany Subordination Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, taken as a whole, or of the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Real Property” means fee owned real property with a fair market value in excess of $5,000,000.

“Maturity Date” means December 20, 2017; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower, provided that for purposes of determining the Consolidated Interest Coverage Ratio, (a) Consolidated Interest Charges for the fiscal quarter ended March 31, 2012 shall equal Consolidated Interest Charges for such fiscal quarter multiplied by four; (b) Consolidated Interest Charges for the fiscal quarter ended June 30, 2012 shall equal Consolidated Interest Charges for the two fiscal quarters then ended multiplied by two; and (c) Consolidated Interest Charges for the fiscal quarter ended September 30, 2012 shall equal Consolidated Interest Charges for the three fiscal quarters then ended multiplied by 4/3.

“Merger” has the meaning specified in the Preliminary Statements.

“Merger Agreement” has the meaning specified in the Preliminary Statements.

“Merger Documents” means the Merger Agreement, together with any schedules and exhibits thereto and any escrow agreement executed in connection therewith.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(iv).

“Mortgaged Property” means the real property that is owned by any Loan Party on the Closing Date listed on Schedule 4.01(a)(iv) and any Material Real Property acquired after the Closing Date.

“Mortgage Policy” has the meaning specified in Schedule 4.01(a)(iv).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents received by any Loan Party or any Restricted Subsidiary in respect of any Disposition, issuance of Indebtedness or Involuntary Disposition (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), net of (a) reasonable and customary fees and expenses associated in connection therewith (including, without limitation, legal, accounting and investment banking fees, sales commissions and placement fees), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Lien permitted under Section 7.01 on the related property (including, without limitation, prepayment premiums and/or penalties thereon), (d) in the case of any Disposition, any portion of such proceeds deposited in an escrow account pursuant to documentation relating to a Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to such Loan Party or such Subsidiary) and (e) in the case of any Disposition, any portion of any such proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments and indemnities; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other Disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance or Involuntary Disposition.

“Net Working Capital” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“Non-Loan Party” means, any Subsidiary of the Borrower or any other Loan Party that is not a Loan Party.

“Note” means a promissory note made by the Borrower in favor of a Lender, evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, similar charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Perfection Certificate” shall mean that certain perfection certificate dated December 21, 2011, executed and delivered by each Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be substantially in the form of the Perfection Certificate with such modifications as are reasonably satisfactory to the Borrower and the Administrative Agent) executed and delivered by the applicable Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Security Agreement Supplement executed in accordance with Section 3.5 of the Security Agreement, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Permitted Acquisitions” means the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person (other than a Subsidiary), or the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all (other than directors’ qualifying shares) of the Equity Interests of any other Person (other than a Subsidiary) (any such transaction an “Acquisition”); provided that:

(a) as of the date of any such Acquisition after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(b) the Acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to, or a reasonable extension of, the business that Borrower and its Subsidiaries are engaged in,

(c) in the case of any Acquisition of Equity Interests, the board of directors (or other comparable governing body) of the Person to be acquired shall have duly approved such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable law,

(d) in the case of any Acquisition that involves aggregate consideration in excess of $35,000,000, the Administrative Agent shall have received not less than ten Business Days prior to the anticipated closing date of the proposed Acquisition prior written notice of the proposed Acquisition, and including the (i) parties to such Acquisition, (ii) the proposed date and amount of the Acquisition, (iii) description of the assets or shares to be acquired and (iv) the total purchase price for the assets to be purchased and the terms of payment of such purchase price), together with copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(e) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(g) the total cash consideration paid by or on behalf of the Borrower and its Subsidiaries for such Acquisition, when aggregated with the total cash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other Acquisitions made by the Borrower and its Subsidiaries, shall not exceed $50,000,000; provided that the foregoing limitation on acquisition consideration shall not apply to any Permitted Acquisition, if the Borrower shall be in compliance with the Incurrence Test; and provided, further, that the aggregate consideration for all such Acquisitions of Persons by entities that are not Loan Parties or do not become Loan Parties following the consummation of such Acquisition shall not exceed $100,000,000;

(h) immediately after giving effect to such Acquisition, (i) the Borrower and its Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (ii) the representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if made as of the date of such Acquisition (except to the extent such representations and warranties relate to an earlier specified date); and

(i) in the case of any Acquisition involving cash consideration in excess of $35,000,000, the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this definition of Permitted Acquisition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Protest” means the right of the Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Borrower or its Subsidiary, as applicable, in good faith, and (c) the Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Administrative Agent’s Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiple Employer Plan or a Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate and to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” mean all indebtedness from time to time owed to a Grantor (as such term is defined in the Security Agreement).

“Pledged Securities” has the meaning specified in the Security Agreement.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant, and giving effect to any cost savings, expenses and other items projected by the Borrower in good faith which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933, as amended, which are reasonably factually supportable and certified by a Responsible Officer.

“Pro Forma Compliance” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of any Acquisition, any cost savings, expenses and other items projected by the Borrower in good faith which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933, as amended, which are reasonably factually supportable and certified by a Responsible Officer shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Financial Statements” has the meaning specified in Section 4.01(a)(x).

“Projections” means the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Refinancing Indebtedness” means Indebtedness arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for other Indebtedness to the extent permitted hereunder so long as:

(a) the Refinancing Indebtedness shall have a weighted average life to maturity and a final maturity equal to or greater than the weighted average life to maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for,

(b) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if already subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for,

(c) the Refinancing Indebtedness will not have any obligors who were not obligors in respect of the Indebtedness being extended, refinanced, replaced or substituted for,

(d) the negative covenants (including financial covenants) and collateral (if any), of any such Refinancing Indebtedness are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, taken as a whole (and if secured, such Refinancing Indebtedness shall be subject to intercreditor terms no less favorable to the Agent and the Lenders than the terms of the then existing intercreditor arrangement, if any,

(e) such Indebtedness shall be at rates and with fees or other charges that do not exceed the then applicable market rates, and

(f) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Remediation Properties” means the real properties listed on Schedule 1.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Facility on such date; provided that the portion of the Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Retired Notes” means the 8.875% Senior Notes due May 1, 2012.

“Revolving Loan Debt” shall have the meaning specified in the Intercreditor Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (b) an organization directly or indirectly controlled by a country or its government, or (c) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” means Standard & Poor’s Ratings Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, each Secured Swap Counterparty and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Swap Counterparty” has the meaning specified in the Security Agreement.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Account Control Agreement” has the meaning specified in the Security Agreement.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Specified Representations” means the representations set forth in Sections 5.01, 5.02, 5.04(a) and (b), 5.14, 5.16, 5.17, 5.18 and 5.19.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment that results in a Person becoming a Subsidiary or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, or any Investment constituting an Acquisition, in each case not in the ordinary course of business.

“Series G Notes” mean the Secured Senior Notes due 2017, Series G issued by the Sunbelt Chlor Alkali Partnership pursuant to the terms of several Note Purchase Agreements, each dated as of December 22, 1997.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, similar fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $35,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, collectively, (a) the consummation of the Merger, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the ABL Loan Documents, (c) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (d) payment in full of all amounts due under the Existing Credit Agreement, the Existing Securitization Facility, the Existing Subordinated Loan Agreement and the Retired Notes and termination of all Liens securing obligations under the Existing Credit Agreement, the Existing Securitization Facility and/or the Retired Notes, (e) termination of the 2006 Guarantee and Agreement, and (f) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.03, (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.03, (e) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the ABL Facility, the 1997 Guaranty, the 2015 Notes and the 2020 Notes, if applicable, and (f) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) through (e), and containing the calculations and information required by the preceding clause (b), and (2) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11 and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii); provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“U.S. Maximum Credit” has the meaning specified in the ABL Credit Agreement.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, rule or regulation and any reference to any law or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, covenant (including, without limitation, Section 7.02(e)) or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. No consent or amendment fee shall be required to be paid to any Lender in connection with an amendment contemplated by this Section 1.03(b).

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the Spot Rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such Spot Rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the

Borrower fails to specify a Type of Loans in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans shall be converted to a Base Rate Loan. Any such automatic conversion to Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to a Base Rate Loan described in Section 2.02(a). Each Lender shall make the amount of its Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loan may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

2.03 Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (subject to clause (ii) of this Section 2.03(a)); provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the

Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a) shall be applied to the principal repayment installments thereof as directed by the Borrower, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii) Notwithstanding the foregoing, to the extent the Borrower makes a prepayment of Loans pursuant to this Section 2.03(a) or Section 2.03(b)(iii) below, with the proceeds of Indebtedness, then if any such prepayment occurs on or prior to the first anniversary of the Closing Date, the Borrower shall pay a premium of 1% of the aggregate principal amount of such Loans prepaid.

(b) Mandatory. (i) Except as otherwise provided in Section 6.6(a)(iv)(B) of the ABL Credit Agreement (as in effect on the date hereof), within five Business Days (or on such later date, if any, as shall be in accordance with Section 6.6(a)(iv)(B) of the ABL Credit Agreement (as in effect on the date hereof)) after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ended 2012) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the fiscal year covered by such financial statements over (B) the aggregate principal amount of Loans prepaid pursuant to Section 2.03(a); provided, that such percentage shall be reduced to 25% or 0% if the Consolidated Leverage Ratio as of the last day of the relevant fiscal year was less than 2:25:1.00 or 1.50:1.00, respectively.

(ii) (A) If (x) the Borrower or any of its Restricted Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (h), (i) (l), (o), (p) or (q) or, except to the extent set forth therein, (n) (collectively, “Excluded Dispositions”)) or (y) any Involuntary Disposition occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds in excess for any such Disposition or series of related Dispositions of $10,000,000 or in excess during any fiscal year for all such Dispositions of $50,000,000, the Borrower shall cause to be prepaid on or prior to the date which is ten Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.03(b)(ii)(A) if, on or prior to such date, the Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such Net Cash Proceeds in accordance with Section 2.03(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Excluded Disposition), at the option of the Borrower, and so long as no Event of Default shall have occurred and be continuing, the Borrower may use all or any portion of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful for its business (including for making Acquisitions) within (i) 365 days of the receipt of such Net Cash Proceeds or (ii) if the Borrower enters into a legally binding commitment to use such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful for its business within 365 days after receipt of such Net Cash Proceeds, within 545 days after receipt of such Net Cash Proceeds; provided further that if any Net Cash Proceeds are not so used within the time period set forth above in this Section 2.03(b)(ii)(B) or are no longer intended to be so used at any time after delivery of a notice of such election, an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.03.

(iii) Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (iv) below).

(iv) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) shall be applied ratably to the principal repayment installments thereof.

2.04 Termination or Reduction of Commitments. The Aggregate Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing.

2.05 Repayment of Loans. On each Quarterly Payment Date, beginning with the Quarterly Payment Date in March 2012, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the principal amount of Loans then outstanding in an amount equal to 0.25% of the aggregate initial principal amounts of all Loans theretofore borrowed by the Borrower pursuant to Section 2.01 (which amount shall be reduced as a result of application of prepayments in accordance with the order of priority set forth in Sections 2.03(a) or (b), as applicable). The remaining unpaid principal amount of the Loans and all other Obligations under or in respect of the Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest. (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate.

(b) While any Event of Default set forth in Sections 8.01(a) and (f) exists, the Borrower shall pay interest on (i) the principal amount of all of its outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate (ii) and all other outstanding amounts (other than principal) hereunder that are not paid when due at a fluctuating interest rate per annum at all times equal to the Default Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand, and (iii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees. (a) The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.06(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.09 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative

Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other

Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code or other applicable Laws to withhold or deduct any Taxes, including withholding taxes imposed by a Governmental Authority, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby indemnify the Administrative Agent and each Lender and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender, as the case may be, and any penalties and interest arising therefrom or with respect thereto (other than any penalties and interest attributable to the gross negligence or willful misconduct of the Administrative Agent or any Lender, as determined in a final, non-appealable judgment by a court of competent jurisdiction), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time it becomes a party to this Agreement or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the

Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) If a payment made to a Foreign Lender would be subject to United States federal withholding tax imposed by FATCA if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA, such Foreign Lender shall deliver to the Administrative Agent and the Borrower any documentation required under any Law or reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent or the Borrower to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such applicable reporting requirements.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender. Notwithstanding anything to the contrary in this Section, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any loss or gain realized in the conversion of such funds from or to another currency) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSION

4.01 Conditions of Credit Extension. The obligation of each Lender to make its Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note at least two Business Days prior to the Closing Date;

(iii) subject to the final paragraph of this Section 4.01, a security agreement, in substantially the form of Exhibit F (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Securities referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) proper financing statements, duly prepared for filing under the Uniform Commercial Code or other applicable Law in all jurisdictions necessary in order to perfect and protect the Liens created under the Security Agreements (in the circumstances and to the extent required under such Security Agreements), covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary in order to perfect the Liens created thereby (or evidence that such actions, recordings and filings shall be completed concurrently with the initial borrowing under the Facility),

(E) the Account Control Agreements and the Securities Account Control Agreement, in each case as referred to in, and required pursuant to, the Security Agreement and duly executed by the appropriate parties, and

(F) evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (or shall be taken concurrently with the initial borrowing under the Facility) (including receipt of duly executed payoff letters, UCC-3 termination statements and consent agreements); and

(iv) subject to the final paragraph of this Section 4.01, deeds of trust, trust deeds, deeds to secure debt, and mortgages, in substantially the form of Exhibit G (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties listed on Schedule 4.01(a)(iv) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with the items set forth on Schedule 4.01(a)(iv).

(v) subject to the last paragraph of this Section 4.01, an intellectual property security agreement, in substantially the form of Exhibit H (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken (or evidence that such actions, recordings and filings shall be completed concurrently with the initial borrowing under the Facility);

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of Jones Day, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(ix) a favorable opinion of (A) Lewis Brisbois Bisgaard & Smith LLP, local counsel to the Loan Parties in Nevada and (B) Levett Rockwood P.C., local counsel to the Loan Parties in Connecticut, in each case, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(x) (A) (1) the consolidated balance sheet of each of the Borrower and the Acquired Business as of the end of fiscal year ending December 31, 2010 and related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by an unqualified report thereon of Ernst & Young, with respect to the Borrower and its subsidiaries and McGladrey, with respect to the Acquired Business and its subsidiaries and (2) an unaudited balance sheet and related statements of operations and cash flows of each of the Borrower and of the Acquired Business for each fiscal quarter ending more than 45 days prior to the Closing Date and for the elapsed period of the 2011 fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (B) the Lead Arrangers shall have received pro forma balance sheet and related statement of operations of the Borrower for fiscal year 2010 and for the latest four-quarter period ending with the latest fiscal quarter covered by the Quarterly Financial Statements in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available;

(xi) forecasts prepared by management of income statements for each month for the twelve months following the Closing Date and balance sheets, income statements and cash flow statements for each year on an annual basis commencing with the first fiscal year following the Closing Date for the term of the Facility;

(xii) certificates attesting to the Solvency of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transaction, from the Borrower’s chief financial officer;

(xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be and as required under the Loan Documents, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xiv) a Committed Loan Notice relating to the Borrowing;

(xv) certified copies of each of the Merger Documents, duly executed by the parties thereto;

(xvi) a certificate of merger or other confirmation satisfactory to the Lenders of the consummation of the Merger from the Secretary of State of the State of Delaware; and

(xvii) copies of the ABL Loan Documents, which shall be in full force and effect and all conditions to the extension of credit thereunder shall have been satisfied.

(b) (i) All fees required to be paid to the Administrative Agent and the Lead Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid (or, in each case, shall be paid concurrently with the initial borrowing under the Facility).

(c) the Borrower shall have paid (or shall be paid concurrently with the initial borrowing under the Facility) the reasonable fees and expenses of the Administrative Agent, the Lead Arrangers and the Lenders (including, without limitation, fees and reasonable out-of-pocket expenses of counsel to the Administrative Agent and the Lead Arrangers), in each case that have been invoiced two (2) Business Days prior to the Closing Date (and which shall include reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it).

(d) the Merger shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Facility, in accordance with the Merger Agreement and without giving effect to any amendments thereto or waivers thereof that are materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (it being understood that a reduction in the acquisition consideration in excess of 10% shall be deemed materially adverse).

(e) on the Closing Date, after giving effect to the Merger and the other Transactions, neither the Borrower nor any of its Subsidiaries shall have any outstanding Indebtedness for borrowed money other than the Facility and other Indebtedness permitted by Section 7.02.

(f) since December 31, 2010, there has not occurred an Acquired Business Material Adverse Effect.

(g) the Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent such information is requested by the Administrative Agent at least ten days prior to the Closing Date.

(h) the accuracy (x) in all material respects (or in all respects where qualified by materiality or material adverse effect), with respect to the Borrower and its subsidiaries (before and after giving effect to the Merger), of the Specified Representations and (y) with respect to the Acquired Business and its subsidiaries (before and after giving effect to the Merger), the Closing Date Representations.

(i) The Intercreditor Agreement, the 2015 Note Intercreditor Agreement and the Acknowledgment shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(j) The Intercompany Subordination Agreement shall have been duly executed and delivered by each Domestic Subsidiary that is not a Loan Party, and shall be in full force and effect.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything to the contrary in this Section 4.01, to the extent that any Collateral (or the creation or perfection of any security interest therein), in each case intended to be made or granted (determined in accordance with the principles set forth in Section 6.12), is not or cannot be made or granted on the Closing Date (other than (i) Uniform Commercial Code lien searches, (ii) the pledge and perfection of collateral with respect to which a lien may be perfected upon the Closing Date solely by the filing of financing statements under the Uniform Commercial Code and (iii) the pledge and perfection of security interests in the Equity Interests of each Domestic Subsidiary of a Loan Party (other than an Excluded Subsidiary) in each case with respect to which a Lien may be perfected upon the Closing Date by the delivery of a stock certificate to the extent such Equity Interests are evidenced by a stock certificate) after use by the Borrower of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such Collateral (or creation or perfection of a security interest therein) shall not constitute a condition precedent to the Credit Extensions, but shall be required to be delivered within the time periods specified in Section 6.17. It is acknowledged and agreed that the Collateral Documents set forth in Section 6.17 shall not be provided on the Closing Date but shall be delivered within the periods specified in Section 6.17 (or such longer period as the Administrative Agent, in its discretion, shall have agreed).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions contemplated hereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Conflict. (a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or organizational action on the part of such Loan Party.

(b) Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the Transactions, contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in (a) any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other Organization Documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, except where such conflict or default would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (b) the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents or permitted under Section 7.01).

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the transactions contemplated thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof to the extent required by the Loan Documents) except (i) for those registrations, exemptions, orders, authorizations, consents, approvals, notices or other actions that have been made, obtained, given or taken, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Closing Date, or (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. (a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Documents constitute, to the extent required by the Collateral Documents, first priority Liens, subject only to Permitted Encumbrances, Permitted Liens or other liens permitted by the Loan Documents. Except for filings contemplated on the Closing Date or such later date as is contemplated by this Agreement and the Collateral Documents, no filings will be required to perfect such Liens.

(c) [Reserved].

(d) As of the closing date, the inventory and equipment (other than vehicles or equipment out for repair) of the Borrower and the other Loan Parties are not stored with a bailee, warehouseman, or similar party other than those identified on Schedule 5.04(d) and are otherwise located only at, or in-transit between or to, the locations identified on Schedule 5.04(d).

5.05 Financial Statements; No Material Adverse Effect. (a) (i) The Borrower Audited Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries (before giving effect to the Acquisition) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries (before giving effect to the Acquisition) as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case to the extent required by GAAP.

(ii) To the knowledge of the Borrower, the Acquired Business Audited Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the financial condition of the Acquired Business and its Subsidiaries (before giving effect to the Acquisition) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The Pro Forma Financial Statements fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(e) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered prior to the Closing Date or pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable at the time such forecasted information was prepared.

5.06 Litigation. (a) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries that (i) purport to affect or pertain to this Agreement, any other Loan Document, any Merger Document or the consummation of the Transaction or (ii) has or, if adversely determined, would reasonably be expected to have, a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation, which default would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) Each of the Loan Parties and its Restricted Subsidiaries has (i) good record and marketable legal and insurable fee simple title, subject only to Permitted Encumbrances, Liens permitted by the Loan Documents and other Liens acceptable to Administrative Agent, to (in the case of fee interests in real property), (ii) valid leasehold interests, subject only to Permitted Encumbrances, Liens permitted by the Loan Documents and other Liens acceptable to Administrative Agent, in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title, to (in the case of all other personal property), all of their respective assets except (other than with respect to Material Real Property) for minor defects in title that do not materially interfere with such Loan Party’s or Subsidiary’s ability to conduct its business and to utilize such assets for their intended purposes and except (other than with respect to Material Real Property) where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth as of the Closing Date a complete and accurate list of all real property owned by each Loan Party, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value (or, if available, fair market value) thereof.

(c) Schedule 5.08(c) sets forth as of the Closing Date a complete and accurate list of all leases and subleases of real property, where Collateral having value in excess of $100,000 is located, under which the Borrower or any other Loan Party is the lessee or comparable party, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee.

5.09 Environmental Compliance. (a) The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws relating to remedial obligations and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such effect of existing Environmental Laws relating to remedial obligations and claims alleging potential liability or responsibility for violation of any Environmental Law could not, individually or in the aggregate, net of reserves, reasonably be expected to have a Material Adverse Effect.

(b) Except where such status or condition would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and have never been any underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated by any Loan Party or any of its Subsidiaries; (v) neither any Loan Party nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (vi) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that would not reasonably expected to result in liability to any Loan Party.

5.10 Insurance. The properties of the Loan Parties are insured with financially sound insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. All material federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Restricted Subsidiary of each Loan Party have been filed (or extensions have been obtained), and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.12 ERISA Compliance. (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except where any failure to so comply would not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax qualified status except where any such occurrence would not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth in Schedule 5.12, hereto, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained in respect of any Pension Plan; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA with respect to any Pension Plan, except, with respect to subsections (i) through (iii) above, as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.13 Subsidiaries; Equity Interests; Loan Parties. (a) As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and as of the Closing Date all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and Permitted Liens.

5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or is subject to regulation under the Investment Company Act.

5.15 Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower’s industry) furnished by or on behalf of the Borrower or its Subsidiaries in writing to Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of the Borrower or its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and will not omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Administrative Agent on October 17, 2011 represent, and as of the date on which any other Projections are delivered to the Administrative Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Borrower and its Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Borrower to be reasonable at the time of the delivery thereof to the Administrative Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Solvency. (a) The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

5.18 Patriot Act. To the extent applicable, the Borrower and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the Loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19 OFAC. Neither the Borrower nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither the Borrower nor any of its Subsidiaries (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in Sanctioned Entities, or (iii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.20 Merger. (a) The Merger shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Facility, in accordance with the Merger Agreement. The Merger Agreement is the legally valid and binding obligation of the Borrower, and is enforceable against the Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(b) As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over the Borrower and, to the Borrower’s knowledge, the seller, with respect to the Merger, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied (other than contingent indemnification Obligations as to which no claim has been made) the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (excluding comparisons to the Acquired Business financial statements for any fiscal year ending prior to 2012), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (excluding comparisons to the Acquired Business financial statements for any fiscal year ending prior to 2012), all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least 60 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date for the Facility occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(b) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any non-routine statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), a report setting forth any changes to Schedules 5.08(b) and 5.08(c), if applicable;

(e) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that (i) would reasonably be expected to have a Material Adverse Effect or (ii) could cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy or transferability under any Environmental Law;

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon the written request of the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent:

(a) upon any Responsible Officer becoming aware of the occurrence of any Default;

(b) upon any Responsible Officer becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) upon any Responsible Officer becoming aware of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii), and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii); and

(f) upon any Responsible Officer becoming aware of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, unless the same are being contested or disputed in good faith by appropriate proceedings diligently conducted and adequate reserves to the extent required in accordance with GAAP are being maintained by the Borrower or such Subsidiary or except to the extent the failure to pay any such obligation or liability will not constitute an Event of Default hereunder.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower may consummate the Merger; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of both clauses (a) and (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties (real and personal) and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations and (ii) deliver to the Administrative Agent evidence of such, and (b) all such insurance with respect to any Collateral shall name the Administrative Agent as mortgagee or loss payee (in the case of property insurance with respect to Collateral) or additional insured, as its interests may arise, on behalf of the Secured Parties (in the case of liability insurance).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each case subject to Section 10.07, all at the expense of the Borrower as provided below and subject to Section 10.04 hereof, at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions to finance the Transaction and for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any Excluded Subsidiary or an Unrestricted Subsidiary) by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such formation or acquisition (or such later date as permitted by Administrative Agent in its sole discretion), cause such Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 30 days after such formation or acquisition (or such later date as permitted by Administrative Agent in its sole discretion), furnish to the Administrative Agent a description of the real properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent,

(iii) within 60 days after such formation or acquisition (or such later date as permitted by Administrative Agent in its sole discretion), cause such Subsidiary to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt and/or mortgages for any Material Real Property, Account Control Agreements and Securities Account Control Agreements as required under the Security Agreement, Security Agreement Supplements, intellectual property security agreement supplements and other security and pledge agreements, specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)), securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all such owned real and personal properties, subject to Permitted Encumbrances, Liens permitted by the Loan Documents and other Liens acceptable to Administrative Agent (it being understood that no leasehold mortgages or deeds of trust need be granted with respect to any leased real property),

(iv) within 30 days after such formation or acquisition (or such later date as permitted by Administrative Agent in its sole discretion), cause such Subsidiary to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or reasonably advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties, subject to Permitted Encumbrances, Liens permitted under the Loan Documents and other Liens acceptable to the Administrative Agent, purported to be subject to the deeds of trust, trust deeds, deeds to secure debt and/or mortgages for any Material Real Property, Account Control Agreements and Securities Account Control Agreements as required under the Security Agreement, Security Agreement Supplements, intellectual property security agreement supplements and security and pledge agreements delivered pursuant to this Section 6.12,

(v) within 60 days after such formation or acquisition (or such later date as permitted by Administrative Agent in its sole discretion), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, in each case consistent with Section 4.01(a),

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to any Material Real Property owned or held by the entity that is the subject of such formation or acquisition, title reports and other reports consistent with Schedule 4.01(a)(iv), each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

Upon any Subsidiary’s ceasing to be an Immaterial Subsidiary, the Borrower shall take and shall cause such Subsidiary to take each of the actions set forth in this clause (a) within the time periods set forth herein, measured from the date on which such Subsidiary ceased to be an Immaterial Subsidiary.

(b) Upon the acquisition of (x) any Material Real Property by any Loan Party or (y) any material personal property by any Loan Party, if such personal property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Lenders, the relevant Loan Party shall give notice of such acquisition to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing such Loan Party’s Obligations and will take such actions as shall be reasonably necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien.

(c) Notwithstanding the foregoing, (i) the Administrative Agent shall not take a security interest in or Lien, or require any of the items it is entitled to require or request pursuant to this Section 6.12 or other similar items with respect to those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) exceeds the practical benefit to the Secured Parties of the security afforded thereby, and (ii) Liens required to be granted pursuant to this Section 6.12, and actions required to be taken, including to perfect such Liens, shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold deeds of trust, Security Agreement Supplements, intellectual property security agreement supplements and other security and pledge agreements entered into pursuant to this Agreement.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Further Assurances. Promptly upon the reasonable request of the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

6.15 Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” under, and defined in, all Subordinated Indebtedness of the Borrower or any of its Subsidiaries.

6.16 Rated Credit Facility; Corporate Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities by each of S&P and Moody’s.

6.17 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.17, in each case within the time limits specified on such schedule (unless the Administrative Agent, in its discretion, shall have agreed to any particular longer period).

6.18 Preparation of Environmental Reports. If the Required Lenders have a reasonable basis to believe, based on information that is publicly available or provided to the Administrative Agent or the Lenders, that a material Environmental Liability has arisen at or in connection with any Mortgaged Property, then at the written request of the Required Lenders, the Borrower shall cause to be prepared an environmental site assessment report for any such Mortgaged Property described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action required under any applicable Environmental Law in connection with any Hazardous Materials on such properties.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification Obligations as to which no claim has been made), the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens under the Loan Documents;

(b) Liens existing on the date hereof and listed on Schedule 7.01(b) securing Indebtedness or other obligations in effect on the date hereof or any Refinancing Indebtedness in respect thereof;

(c) Liens for unpaid taxes, assessments or similar charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, which proceedings (or orders entered into in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising by operation of law in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits of cash in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits of cash to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds, completion guarantees, and other obligations of a like nature incurred in the ordinary course of business and obligations in respect of letters of credit that have been posted to secure payment of such items;

(g) easements, rights-of-way, survey exceptions, restrictions (including zoning restrictions), covenants, licenses, municipal regulations, reservations of oil, gas and mineral rights, encroachments, protrusions or other minor title deficiencies, and other similar encumbrances which do not materially adversely affect the conduct of the business of the applicable Person or the ownership of its properties and which could not individually or in the aggregate reasonably be expected to materially adversely affect the value of said properties or materially impair their use in the operation of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except that individual financings of equipment may be cross-collateralized with other financings provided by the same lender) and (ii) the Indebtedness secured thereby consists only of the Indebtedness that was incurred to acquire, lease, construct, replace, repair or improve such property;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(k) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a

Permitted Acquisition and Liens consisting of any agreement to Dispose of assets in a Disposition permitted hereunder;

(l) Liens in favor of the ABL Agent in and on the assets and properties of Borrowers and Guarantors that constitute Collateral, to secure the Indebtedness permitted under Section 7.02(b); provided that, such Liens are at all times subject to the terms of the Intercreditor Agreement;

(m) Liens on the Collateral for the benefit of (i) the 2015 Note Trustee, that equally and ratably secure the obligations under the 2015 Notes to the extent required under the terms of the 2015 Note Indenture, at all times subject to the terms of the 2015 Note Intercreditor Agreement and (ii) holders of the Series G Notes that equally and ratably secure the obligations under, and solely to the extent required under, the terms of the 1997 Guaranty and in any event not to exceed the sum of (x) $42,700,000 less (y) any payment of principal made on account of the Series G Notes or received by any holder of a Series G Note, from time to time, from and after the date of this Agreement;

(n) non-exclusive licenses and sublicenses of tangible or intangible assets (including real property and intellectual property) in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Subsidiaries;

(o) Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds or assets maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry, including, without limitation, customary liens for customary fees and expenses relating to the operation and maintenance of such deposits and (iii) consisting of rights of setoff related to, or Liens on cash subject to, pooling arrangements in connection with cash management;

(p) (i) Liens granted in the ordinary course of business securing the financing of insurance premiums or (ii) non-recourse reimbursement obligations with respect to existing life insurance policies or Liens in respect of, and extending solely to, the cash surrender value of existing life insurance policies (provided that the obligations secured thereby shall be recourse only to such policies);

(q) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition), and (iii) the Indebtedness secured thereby (or, as applicable, Refinancing Indebtedness thereof) is permitted under Section 7.02(i);

(r) Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) in connection with operating leases, consignment of goods or similar types of transactions;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(t) any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses of tangible assets entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u) Liens on assets of Restricted Subsidiaries that are not Loan Parties to the extent Indebtedness secured thereby is permitted under Section 7.02(h);

(v) Liens securing obligations made under Swap Contracts that constitute Revolving Loan Debt for the purposes of the Intercreditor Agreement and are permitted by Section 7.02(m); provided that, at all times, such Liens, and the obligations securing them, shall be subject to the terms of the Intercreditor Agreement;

(w) other Liens securing Indebtedness or other obligations permitted hereunder that do not exceed $50,000,000 at any time outstanding;

(x) Liens securing Indebtedness of a Restricted Subsidiary owed to and held by the Borrower or a Restricted Subsidiary thereof that is permitted under Section 7.03(c)(ii);

(y) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted under Section 7.03; and

(x) Liens on Collateral of the Acquired Business or its Subsidiaries existing on the Closing Date and securing Indebtedness under the Existing Credit Agreement that has been paid in full on the Closing Date; provided that such Liens are terminated as soon as practicable on or after the Closing Date.

Notwithstanding anything to the contrary and except as permitted under clause (a) of this Section 7.01, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Lien under (x) clause (a) of this Section 7.01 and (y) so long as such Lien is subject to the Intercreditor Agreement and the 2015 Note Intercreditor Agreement, as applicable, clause (l) and clause (m)(i) of this Section 7.01 and solely to the extent required to equally and ratably secure the 1997 Guaranty in accordance with the terms thereof clause (m)(ii) of this Section 7.01) upon (i) the Equity Interest of any Immaterial Subsidiary or any Joint Venture and (ii) Indebtedness of a Non-Loan Party that is owed to a Loan Party.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness, subject to the terms of the Intercreditor Agreement, under any ABL Loan Document and any Refinancing Indebtedness in respect thereof;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Refinancing Indebtedness in respect thereof;

(d) Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or such Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary that is not a Loan Party of any Indebtedness of a Loan Party shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the applicable Guaranty; (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness and (C) with respect to any Guarantee by the Borrower or any Loan Party in respect of Indebtedness of a Restricted Subsidiary that is not a Loan Party, such Guarantee is permitted under Section 7.03 (other than Section 7.03(e));

(e) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations to finance the purchase, lease, construction, replacement, repair or improvement of personal or real property within the limitations set forth in Section 7.01(i) and any Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $35,000,000;

(f) Indebtedness permitted by Section 7.03(c) consisting of intercompany loans and advances; provided, that (i) in the case of Section 7.03(c)(ii)(C), such Indebtedness is subject to the terms of the Intercompany Subordination Agreement and (ii) in the case of Section 7.03(c)(ii)(D), such Indebtedness is not subject to any Lien other than Liens permitted by Section 7.01(a);

(g) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, or similar obligation of Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions or Dispositions permitted under Section 7.05;

(h) other Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount (for all such Persons) not in excess of $100,000,000 at any time outstanding;

(i) Acquired Indebtedness in an amount not to exceed $50,000,000 outstanding at any one time and any Refinancing Indebtedness in respect of such Indebtedness,

(j) Indebtedness incurred in the ordinary course of business under customs, stay, performance, surety, statutory, and appeal bonds and completion guarantees (or obligations in respect of letters of credit related thereto),

(l) Indebtedness consisting of insurance premium financing in the ordinary course of business;

(m) the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Swap Contracts that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Loan Party’s and its Subsidiaries’ operations and not for speculative purposes;

(n) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary;

(o) Indebtedness (including obligations in respect of letters of credit or bank guarantees or similar instruments) incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(p) Indebtedness and other obligations in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management or treasury services arrangements and deposit accounts;

(q) Indebtedness evidenced by the 2015 Notes in an aggregate outstanding principal amount not to exceed $50,000,000 and any Refinancing Indebtedness with respect thereto;

(r) Indebtedness evidenced by the 2020 Notes in an aggregate outstanding principal amount not to exceed $360,000,000 and any Refinancing Indebtedness with respect thereto;

(s) Indebtedness evidenced by the 1997 Guaranty in an aggregate outstanding principal amount not to exceed $42,700,000 the sum of (x) $42,700,000 less (y) any payment of principal made on account of the Series G Notes or received by any holder of a Series G Note, from time to time, from and after the date of this Agreement;

(t) unsecured Indebtedness of any Loan Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Loan Party of the Equity Interests of such Loan Party that has been issued to such Persons, so long as the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,000,000;

(u) unsecured Indebtedness (including Subordinated Indebtedness) of the Borrower or any other Loan Party so long as the Loan Parties shall be in compliance with the Incurrence Test, and provided that (i) such Indebtedness is not scheduled to mature prior to the date that is ninety-one (91) days after the Maturity Date, (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (iii) shall be entered into on terms and conditions, including covenants, defaults and remedy provisions, which are, in the good faith judgment of a Responsible Officer of the Borrower, not more restrictive in any material respect, taken as a whole, to the Borrower and its Restricted Subsidiaries than this Agreement and shall have no financial maintenance covenants, (iv) the documentation with respect to any such Indebtedness shall contain no mandatory prepayment, repurchase or redemption provisions except with respect to change of control and asset sale offers that are customary for the type of Indebtedness issued and (v) if such Indebtedness is owed to a seller of assets, it is expressly subordinated to the prior payment in full in cash of the obligations on terms reasonably acceptable to the Administrative Agent; and

(v) Guarantees of PolyOne International Finance Company in respect of Indebtedness otherwise permitted under this Agreement of any Subsidiary that is not a Loan Party.

7.03 Investments. Make any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of cash equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation packages and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, and (ii) additional Investments by (A) a Loan Party in another Loan Party, (B) a Non-Loan Party in another Non-Loan Party, (C) a Non-Loan Party in a Loan Party so long as any such Investment taking the form of a loan or advance is subject to the terms of the Intercompany Subordination Agreement, and (D) a Loan Party in a Non-Loan Party, provided, that, as to any such Investment under this clause (D) the aggregate amount of all such Investments after the date hereof shall not exceed $100,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;

(g) Permitted Acquisitions;

(h) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(i) Investments (including debt obligations and Equity Interests) received in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (y) the non-cash proceeds of any Disposition permitted by Section 7.05;

(j) Investments by the Borrower and its Restricted Subsidiaries, consisting of loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 7.06 for all purposes of this Agreement);

(k) advances of payroll payments to employees in the ordinary course of business;

(l) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(m) Investments to the extent the consideration paid therefor consists of Equity Interests other than Disqualified Equity Interests of the Borrower;

(n) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Restricted Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 7.03 or Section 7.04 (other than Section 7.04(e)) and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) other Investments by the Borrower or any Restricted Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (x) $75,000,000 (minus Restricted Payments pursuant to clause (x) of Section 7.06(g) and prepayments of Junior Indebtedness pursuant to clause (x) of Section 7.15(c), in each case, prior to or on the date of determination) plus (y) the Available Amount (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (m)); provided that, with respect to any Investment made pursuant to clause (y), the Borrower shall be in compliance with the Incurrence Test;

(p) advances made in connection with purchases of goods or services in the ordinary course of business, including advances to suppliers;

(q) deposits of cash made in the ordinary course of business to secure performance of operating leases;

(r) deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(s) Investments resulting from entering into (1) cash management or treasury services or arrangements or cash pooling arrangements, or (2) Swap Contracts solely to the extent permitted pursuant to Section 7.02(m);

(t) to the extent constituting Investments, Liens, Indebtedness, Dispositions, Restricted Payments and purchases and repayments of Indebtedness otherwise permitted by this Agreement;

(v) the Juffali Investment; provided that such Investment occurs within 36 months of the Closing Date;

(w) promissory notes from an Excluded Subsidiary payable to a Loan Party in exchange for Equity Interests transferred to such Excluded Subsidiary pursuant to a Disposition permitted by Section 7.05(s); and

(x) Investments in Immaterial Subsidiaries or Unrestricted Subsidiaries in an aggregate amount not to exceed $2,500,000 in any fiscal year in connection with environmental remediation costs and expenses incurred by such Subsidiaries.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge, consolidate, amalgamate or liquidate with or into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, including any such merger, consolidation, or amalgamation, the purpose of which is to change the jurisdiction of the Borrower or any Subsidiary so long as the Borrower remains organized under the laws of a state within the United States and the Loan Parties comply with the Collateral Documents, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) the Borrower and its Subsidiaries may consummate the Merger;

(e) the Borrower and its Subsidiaries may enter to any merger, consolidation, or amalgamation or effect Dispositions in order to effect any corporate reorganization, provided that in the case of a merger, consolidation or amalgamation involving a Loan Party, a Loan Party must be the survivor of such merger, consolidation or amalgamation;

(f) in connection with any Acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(g) the Borrower and its Subsidiaries may consummate any Dispositions permitted by Section 7.05.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, equipment and Dispositions of other assets no longer necessary or required for operation of business (including insignificant or immaterial parcels of real property), whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of cash and Cash Equivalents and Dispositions of inventory in the ordinary course of business;

(c) Dispositions of assets to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor and to the extent of any Lien of the Collateral Agent with respect to such property prior to its sale or other disposition, the Lien of the Collateral Agent on such property shall continue in all respects and shall not be deemed released or terminated as a result of such Disposition, and the Borrower and Guarantors shall execute and deliver such agreements, documents and instruments as Agent may request with respect thereto;

(e) Dispositions permitted by Section 7.04;

(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(g) any Involuntary Disposition;

(h) the leasing, subleasing or non-exclusive licensing or sublicensing of tangible and intangible assets (or an assignment of a lease or license or sublease of assets) of any Loan Party in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) the abandonment or other disposition of Intellectual Property in the ordinary course of business consistent with past practices that is not material and is no longer used or useful in the business of the Borrower, or its Subsidiaries;

(k) the making of a Restricted Payment or an Investment that in each case is permitted to be made pursuant to this Agreement;

(l) the Dispositions of the real property listed on Schedule 7.05;

(m) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate consideration for all dispositions pursuant to this clause (m) shall not exceed $75,000,000, (iii) the purchase price for such asset shall be paid to the Borrower or such Subsidiary at the time of such Disposition at least 75% in cash; provided that the limitation in clause (i) shall not apply if the Borrower shall be in compliance with the Incurrence Test and (iv) the Net Cash Proceeds of such Disposition shall be applied to prepay Loans to the extent required pursuant to Section 2.03(b)(ii);

(n) Dispositions by the Borrower or any Restricted Subsidiary of property pursuant to any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that (i) the lease contemplated by such Sale and Lease-Back Transaction is executed within 270 days of the sale of such property, and (ii) all Net Cash Proceeds resulting from the Disposition pursuant to this Section 7.05(n) of property with a fair market value in excess of $25,000,000 shall be applied to prepay Loans pursuant to Section 2.03(b)(ii);

(o) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(p) the termination of any Swap Contract;

(q) any other Disposition of property by the Borrower or any Restricted Subsidiary for consideration not in excess of $1,000,000;

(r) sales of interests in or assets of Unrestricted Subsidiaries; and

(s) Dispositions by a Loan Party of any Equity Interests held in a first tier Subsidiary that is organized under the Laws of a jurisdiction other than the United States, to a Restricted Subsidiary (including any Excluded Subsidiary) whose Equity Interests are the subject of a pledge in favor of the Administrative Agent on behalf of the Lenders pursuant to the Loan Documents.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Restricted Subsidiary may make Restricted Payments to a any Loan Party or other Restricted Subsidiary;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Equity Interest) of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) any Subsidiary of Borrower may pay or make distributions to Borrower that are used to make substantially contemporaneous payments to, and the Borrower may make payments to, repurchase or redeem Equity Interests and options to purchase Equity Interests of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Borrower pursuant to any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that, the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of the Borrower exceed $2,000,000;

(e) the Borrower may repurchase its Equity Interests to the extent such repurchase is deemed to occur upon (i) the non-cash exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of such options and (ii) the withholding of a portion of such Equity Interests to pay taxes associated therewith,

(f) the purchase of fractional shares of Equity Interests of the Borrower arising out of stock dividends, splits or combinations or business combinations;

(g) so long as (x) no Default shall have occurred and be continuing or would result therefrom, and (y) immediately after giving effect to the making of such Restricted Payment, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11, in addition to the foregoing Restricted Payments, the Borrower and the Restricted Subsidiaries may make additional Restricted Payments in any fiscal year in an aggregate amount that does not exceed the sum of (x) $75,000,000 (minus Investments pursuant to clause (x) of Section 7.03(o) and prepayments of Junior Indebtedness pursuant to clause (x) of Section 7.15(c), in each case prior to or on the date of determination) and (y) the Available Amount; provided that the Borrower shall be in compliance with the Incurrence Test; and

(h) to the extent constituting a Restricted Payment, any transaction permitted by Sections 7.04 or 7.05.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Directly or indirectly enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except for (a) any employment, consulting, severance or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of the Borrower or such Subsidiary, (b) transactions exclusively between or among Loan Parties (or any entity becoming a Loan Party after the consummation of such transaction), and transactions exclusively between or among Subsidiaries (or any entity becoming a Subsidiary after the consummation of such transaction) of the Borrower that are not

Loan Parties, provided that such transactions are not otherwise prohibited by this Agreement and (c) transactions between the Borrower and Altona Properties Pty Ltd.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the ABL Documents, or documents governing the 1997 Guaranty, the 2015 Notes and the 2020 Notes) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that this Section 7.09 shall not prohibit (i) restrictions contained in any agreement in effect (x) on the date hereof and set forth on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Refinancing Indebtedness in respect of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary pursuant to a Permitted Acquisition, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) customary restrictions that arise in connection with any Disposition permitted by Section 7.05 on the assets that are the subject of such Disposition pending the consummation thereof, (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.03, (v) any restrictions imposed by any agreement related to Indebtedness permitted by Section 7.02(t) or Permitted Refinancing thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement and in any event permit guarantees by the Loan Parties of, and Liens on the Collateral securing, the Obligations, (vi) are customary restrictions contained in leases, subleases or licenses otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto, (vii) comprise restrictions or Liens imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.02(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants. (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any Measurement Period to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Closing Date through December 31, 2012	4.00:1.00
March 31, 2013 through December 31, 2013	4.25:1.00
March 31, 2014 and each fiscal quarter thereafter	4.50:1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the last day of any Measurement Period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through December 31, 2012	3.50:1.00
March 31, 2013 through December 31, 2013	3.25:1.00
March 31, 2014 through December 31, 2014	3.00:1.00
March 31, 2015 through December 31, 2015	2.75:1.00
March 31, 2016 and each fiscal quarter thereafter	2.50:1.00

7.12 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
Closing Date to December 31, 2011	$25,000,000
2012	$90,000,000
2013	$75,000,000
2014	$65,000,000
2015 and thereafter	$60,000,000

; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above.

7.13 Amendments of Certain Documents. Amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent and the Lenders taken as a whole (as determined in good faith by the Borrower) and (b) any term or condition of any Merger Document or Junior Indebtedness in any manner materially adverse to the interests of the Administrative Agent and the Lenders taken as a whole (as determined in good faith by the Borrower).

7.14 Accounting Changes. Make any change in (a) its accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year.

7.15 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Junior Indebtedness (it being understood that regularly scheduled payments shall be permitted), except (a) the refinancing thereof with proceeds of Refinancing Indebtedness, (b) the conversion of Junior Indebtedness into Equity Interests, (c) prepayments of Junior Indebtedness but only so long as no Default shall have occurred and be continuing or would result therefrom and in an amount that does not exceed the sum of (x) $75,000,000 (minus Investments pursuant to clause (x) of Section 7.03(o) and Restricted Payments pursuant to clause (x) of Section 7.06(g), in each case prior to or on the date of determination) and (y) the Available Amount, so long as before and after giving effect to such prepayment pursuant to this clause (y), the Borrower is in compliance with the Incurrence Test and (d) so long as no Default shall have occurred and be continuing or would result therefrom, prepayments of the 2015 Notes.

7.16 Designation of Senior Debt. Designate any Indebtedness (other than the Indebtedness under the Loan Documents and the ABL Credit Agreement) of the Borrower or any of its Subsidiaries as “Designated Senior Debt” (or any similar term) under, and as defined in, any Subordinated Indebtedness.

7.17 1997 Guaranty, 2015 Notes and 2020 Notes. (a) Enter into or consent to or acknowledge any amendment, modification, restatement, change or refinancing of (i) the 1997 Guaranty or any of the other 1997 Guaranty Documents, (ii) the 2015 Notes or any of the other 2015 Notes Documents or the (iii) 2020 Notes, in each case, other than to (x) terminate such document or agreement or any obligation thereunder or (y) terminate, release or make less restrictive to the Borrower or any Restricted Subsidiary any term, provision, covenant, security interest or lien thereof.

(b) Permit or cause any 1997 Guaranty Collateral Document or any 2015 Notes Collateral Document to have a term, provision, covenant, security interest, lien or other encumbrance that is more restrictive to any Loan Party than those in any similar Collateral Document.

(c) Permit any Subsidiary or any Joint Venture that is not a Loan Party to execute or become obligated under any of the 1997 Guaranty Documents or 2015 Notes Documents.

(d) Permit or give rise to any Indebtedness or obligation that will require the granting of a security interest, lien or other encumbrance to holders of the 2020 Notes.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Responsible Officer of such Loan Party becoming aware of such default or (ii) receipt by such Loan Party of notice from the Administrative Agent or any Lender of such default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (whether or not exercised), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be purchased, repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to purchase, repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e) shall not apply to secured Indebtedness that becomes due (and is paid in full and otherwise discharged within five Business Days of initially becoming due) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (ii) notwithstanding clause (i) above, a breach, a default or an event of default under any of the 1997 Guaranty Documents that would permit any holder of any of the Series G Notes or any agent or trustee on behalf of any holder of any of the Series G Notes (A) to commence an action or proceeding against or exercise any right or remedy against any Loan Party or any Restricted Subsidiary or any asset or property of any Loan Party or any Restricted Subsidiary or (B) to make a demand on any Loan Party or any Restricted Subsidiary to purchase, repurchase, defease or redeem (automatically or otherwise), or offer to purchase, repurchase, prepay, defease or redeem any and all amounts owing under the 1997 Guaranty or the Series G Notes; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute or decline coverage), or (ii) any one or more final judgments other than for the payment of money, that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days at any time after the entry of any such judgment, order, or award during which the same is not discharged, satisfied, vacated, or bonded pending appeal, or (C) a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) Except as is not reasonably expected to result in a Material Adverse Effect, an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. The validity or enforceability of any material provision of any Loan Document, shall at any time for any reason (other than the failure of the Administrative Agent to file UCC-1 financing statements or maintain possession of stock certificates that have been delivered to it and other than as a result of any transaction permitted by this Agreement or after the satisfaction of the Obligations) cease to be in full force and effect or be declared to be null and void, or any Loan Party or its Subsidiaries purport to revoke, terminate or rescind any provision of any Loan Document, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral and Other Documents. Any Collateral Document shall fail or cease to create a valid and perfected and, except to the extent set forth in the Intercreditor Agreement, and to the extent Permitted Liens have priority, first priority Lien on the Collateral purported to be covered thereby (except as a result of a transaction permitted by this Agreement or with respect to Collateral with a collective fair market value of less than the Threshold Amount) or the subordination provisions contained in any agreement related to any Subordinated Debt shall cease to be in full force and effect or to give Agent or Lenders the rights, powers and privileges purported to be created thereby; or

(m) Forfeiture of Collateral. The indictment by any Governmental Authority, or any indictment threatened in writing by any Governmental Authority of any Loan Party of which any Loan Party or Agent receives notice, as to which there is a reasonable possibility of an adverse determination, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Loan Party, in each case pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of the Threshold Amount or (ii) any other property of any Loan Party which is necessary or material to the conduct of its business.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, (a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and (b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, Bookrunners or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or or any Disposition that is not prohibited hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person becomes an Unrestricted or Immaterial Subsidiary or ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or in connection with a Permitted Encumbrance that is entered into in the ordinary course of business and is not a Disposition.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s reasonable expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01, without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such scheduled payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i)

an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in each relevant jurisdiction,), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, Syndication Agent, Bookrunners, Lead Arrangers or any Lender (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one transaction counsel, (y) if reasonably necessary (as determined by the Administrative Agent), one local counsel in each relevant jurisdiction and (z) if reasonably necessary (as determined by the Administrative Agent), regulatory and specialist counsel (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of persons) and (B) if necessary, one local, regulatory and/or specialist counsel for each affected person (or group of persons) in any relevant jurisdiction.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), Syndication Agent, Bookrunners, Lead Arrangers each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES,

WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided further that with respect to each claim (or related series of claims), in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one counsel, (y) if reasonably necessary (as determined by the Administrative Agent), one local counsel in each relevant jurisdiction and (z) if reasonably necessary (as determined by the Administrative Agent), regulatory and specialist counsel (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of persons) and (B) if necessary, one local, regulatory and/or specialist counsel for each affected person (or group of persons) in any relevant jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment (i) in connection with the initial syndication of the Commitments held by Bank of America, N.A. and Wells Fargo

Bank, N.A. and (ii) of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) except in the case of an assignment in connection with the initial syndication of the commitments held by Bank of America, N.A. and Wells Fargo Bank, N.A., the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING WITH RESPECT TO COLLATERAL, AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lead Arrangers are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Lead Arrangers have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Lead Arrangers have any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.17 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the business day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.19 Intercreditor Agreement, the 2015 Note Intercreditor Agreement and the Acknowledgment.

(a) Each Lender grants the Administrative Agent the power to enter into the Intercreditor Agreement and to bind such Lender to the provisions thereof. Notwithstanding anything herein to the contrary, the Lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control except as expressly set forth in the Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the other Secured Parties) with respect to the “Revolving Loan Priority Collateral” (as defined in the Intercreditor Agreement) shall be subject to the terms of the Intercreditor Agreement, and until the “Discharge of Revolving Loan Debt” (as defined in the Intercreditor Agreement), any obligation of any Loan Party thereunder or under any other Loan Document with respect to the delivery or control of any Revolving Loan Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any Revolving Loan Priority Collateral, shall be deemed to be satisfied if such Loan Party, as applicable, complies with the requirements of the similar provision of the applicable “Revolving Loan Documents” (as defined in the Intercreditor Agreement). Until the Discharge of Revolving Loan Debt, the delivery of any Revolving Loan Priority Collateral to the “Revolving Loan Agent” (as defined in the Intercreditor Agreement) pursuant to the Revolving Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.

(b) Each Lender grants the Administrative Agent the power to enter into the 2015 Note Intercreditor Agreement and to bind such Lender to the provisions thereof. Notwithstanding anything herein to the contrary, the Lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the 2015 Note Intercreditor Agreement.

(c) Each Lender grants the Administrative Agent the power to enter into the Acknowledgment and to bind such Lender to the provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POLYONE CORPORATION

By:	/s/ Daniel O’Bryon
Name: Daniel O’Bryon
Title: Treasurer

[Signature Page – Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ DeWayne D. Rosse
Name: DeWayne D. Rosse
Title: Agency Management Officer

[Signature Page – Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ William M. Bulger, Jr.
Name: William M. Bulger, Jr.
Title: Vice President

[Signature Page – Credit Agreement]

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November [•], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined in the Credit Agreement being used herein as therein defined), among PolyOne Corporation, an Ohio corporation, (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

         A Borrowing of Loans          A conversion or continuation of Loans

1.	On (must be a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

BORROWER:

POLYONE CORPORATION, an Ohio corporation

By:
Name: Title:

Exhibit A – Page 1

Form of Committed Loan Notice

EXHIBIT B

FORM OF TERM NOTE

FOR VALUE RECEIVED, POLYONE CORPORATION, an Ohio corporation (“Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Loans made by the Lender to the Borrower under that certain Credit Agreement dated as of November [•], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders.

The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the Administrative Agent’s Office in accordance with the terms of the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement. The Loan made by the Lender may be evidenced by a loan account or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of intent to accelerate, notice of acceleration, notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

- Signature Page to Follow -

Exhibit B – Page 1

Form of Term Note

BORROWER:

POLYONE CORPORATION, an Ohio corporation

By:
Name:
Title:

Exhibit B – Page 2

Form of Term Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

(Pursuant to Section 6.02(a) of the Credit Agreement)

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November [•], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PolyOne Corporation, an Ohio corporation (the “Borrower”), the various financial institutions that are, or may from time to time become, parties thereto (each individually a “Lender,” and collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he is a Responsible Officer of the Borrower, and that, as such, he is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended [__], 201[__], and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year,1 all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of [•]2, which report and opinion have been prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended [            ] and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such

[1]	Excluding comparisons to the Acquired Business financial statements for any fiscal year ending prior to 2012.
[2]	To be an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders.

Exhibit C – Page 1

Form of Compliance Certificate

fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year,3 all in reasonable detail. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

[select one:]

3. [To the best knowledge of the undersigned, as of the date hereof, no Default has occurred and is continuing.]

—or—

3. [To the best knowledge of the undersigned, the following is a list of each Default that has occurred and is continuing as of the date hereof, and its nature and status:]

4. To the best knowledge of the undersigned, the Borrower and each of its Subsidiaries are in compliance with their notice and reporting obligations the Security Agreement to which they are parties [add if applicable: except as follows:                     ].

5. Attached hereto as Exhibit B are the forecasts required to be delivered pursuant to Section 6.01(c) of the Credit Agreement.4

6. [Attached hereto as Schedule 1 is a calculation of the Consolidated Leverage Ratio as of the end of the most recent Measurement Period, which calculation is true and accurate on and as of the date of this Certificate.]

7. Attached hereto as Schedule 1 is a calculation of the Capital Expenditures as of the end of the most recent Fiscal Year, which calculation is true and accurate on and as of the date of this Certificate.

[3]	Excluding comparisons to the Acquired Business financial statements for any fiscal year ending prior to 2012.
[4]	This is an annual requirement.

Exhibit C – Page 2

Form of Compliance Certificate

8. Attached hereto as Schedule 1 is a calculation of the Consolidated Interest Coverage Ratio as of the end of the most recent Measurement Period, which calculation is true and accurate on and as of the date of this Certificate.

9. [Attached hereto as Schedule 2 are changes to Schedules 5.08(b) and 5.08(c).]

[Signature Page to Follow]

Exhibit C – Page 3

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

POLYONE CORPORATION, an Ohio corporation

By:
Name: Title:

Schedule 1 to Compliance Certificate

For the Quarter/Year ended             ,              (“Statement Date”)

($ in 000’s)

I.	Section 7.11 (a) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):		$	______

		1.	Consolidated Net Income for Subject Period:	$	______

		2.	Consolidated Interest Charges for Subject Period:	$	______

		3.	Provision for income taxes payable for Subject Period:	$	______

		4.	Depreciation and amortization expenses for Subject Period:	$	______

		5.	Non-recurring reductions of Consolidated Net Income for Subject Period (of which cash items do not exceed 3% of Consolidated EBITDA for Subject Period and calculated without taking into account any of the addbacks set forth in this clause 5)[5]:	$	______

		6.	Non-cash compensation expense in respect of stock option plans, restricted stock and other employee equity compensation plans for Subject Period:

		7.	Non-cash goodwill or other intangible asset impairment charges and write-offs of goodwill and other intangible assets, in each case, pursuant to ASC 350 or any similar rule announced by the Financial Accounting Standards Board for Subject Period:

		8.	Fees and expenses incurred prior to or within 90 days after the Closing Date in connection with the Transaction for Subject Period:[6]

		9	Fees and expenses incurred in connection with amendments and waivers of the Credit Agreement and the other Loan Documents for Subject Period, including any legal fees in connection therewith:

[5]	Requires certification by a Responsible Officer.
[6]	Must be incurred on or prior to 90 days after the Closing Date.

10	Non-cash restructuring charges for Subject Period:

11	Non-cash effects of changes in accounting principles for Subject Period:

12	Losses from asset sales not in the ordinary course of business for Subject Period:

13	Non-cash losses on the early extinguishment of Indebtedness for Subject Period:

14	Non-cash purchase accounting charges required by ASC 805 or any similar rule announced by the Financial Accounting Standards Board for Subject Period:

15	Non-cash unrealized losses and charges with respect to Swap Contracts for Subject Period, including such losses and charges that arise from foreign currency losses:

16	Other non-cash items to the extent such non-cash items are not accruals for future payments for Subject Period:

17	Foreign currency translation losses for Subject Period:

18	Non-recurring cash costs and expenses relating to the assimilation and integration of the Acquired Business for Subject Period:[7]

19	Environmental remediation costs and expenses related to the Remediation Properties for Subject Period: [8]

20	Income taxes credits for Subject Period:

21	Interest income for Subject Period:

22	Any gains from asset sales not in the ordinary course of business for Subject Period:

[7]	Must be incurred on or prior to February 28, 2013 and not to exceed an aggregate amount of $5,000,000.
[8]	Not to exceed $7,000,000 per fiscal year; provided that any portion of such amount that is not used in a particular fiscal year may be carried over to succeeding fiscal years.

	23	Non-cash effects of changes in accounting principles for Subject Period:

	24	Non-cash gains on the early extinguishment of Indebtedness for Subject Period:

	25	Non-cash unrealized gains with respect to Swap Contracts for Subject Period:

	26	Other non-cash income or gains for Subject Period:

	27	Foreign currency translation gains (in each case of or by the Borrower and its Restricted Subsidiaries) for Subject Period:

	28	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 +10 +11 + 12 +13 + 14 +15 + 16 + 17 + 18 + 19 - 20 - 21 – 22 – 23 – 24 – 25 – 26 – 27):	$	______

B.	Consolidated Interest Charges for Subject Period:		$	______

C.	Consolidated Interest Coverage Ratio (Line I.A.28 ÷ Line I.B):			____ to 1

Minimum required:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Closing Date through December 31, 2012	4.00:1.00
March 31, 2013 through December 31, 2013	4.25:1.00
March 31, 2014 and each fiscal quarter thereafter	4.50:1.00

II.	Section 7.11 (b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date	$	______

	B.	Consolidated EBITDA for Subject Period (Line I.A.28 above):	$	______

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):		____ to 1

Maximum permitted:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through December 31, 2012	3.50:1.00
March 31, 2013 through December 31, 2013	3.25:1.00
March 31, 2014 through December 31, 2014	3.00:1.00
March 31, 2015 through December 31, 2015	2.75:1.00
March 31, 2016 and each fiscal quarter thereafter	2.50:1.00

III.	Section 7.12 — Capital Expenditures.

	A.	Capital Expenditures made during fiscal year to date:	$	______

	B.	Capital Expenditures that could have made during prior fiscal year but which were not made (> $________):	$	______

	C.	Maximum permitted Capital Expenditures ($________ + Line III.B):	$	______

	D.	Excess (deficient) for covenant compliance (Line III.C – III.A):[9]	$	______

[9]	Amount in III.B. may not be carried forward to the next subsequent fiscal year.

EXHIBIT D-1

FORM OF

ASSIGNMENT AND ASSUMPTION

[separately attached]

Form of Assignment and Assumption

EXHIBIT D-1

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Loan, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

                               _______________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: _________________________

                               _______________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	PolyOne Corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of November [•], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among PolyOne Corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][10]	Assignee[s][11]	Aggregate Amount of Commitment/Loans for all Lenders[12]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[13]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ][14]

[Page break]

[10]	List each Assignor, as appropriate
[11]	List each Assignee, as appropriate.
[12]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[14]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                  , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]15 Accepted:

BANK OF AMERICA, N.A.,

    as Administrative Agent

[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

By:
Title:

[Consented to:]16

POLYONE CORPORATION

By:
Title:

[16]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-2

FORM OF

ADMINISTRATIVE QUESTIONAIRE

I.	Borrower Name:	PolyOne Corporation

$300,000,000 Term Loan B

II.	Legal Name of Lender for Signature Page:

III.	Domestic Address:		IV. Eurodollar Address:

V. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel

Name:	___________________________	___________________________	___________________________

Title:	___________________________	___________________________	___________________________

Address:	___________________________	___________________________	___________________________

	___________________________	___________________________	___________________________

	___________________________	___________________________	___________________________

Telephone:	___________________________	___________________________	___________________________

Facsimile:	___________________________	___________________________	___________________________

E:Mail Address	___________________________	___________________________	___________________________

	Secondary Credit Contact	Secondary Operations Contact	Draft Documentation Contact

Name:	___________________________	___________________________	___________________________

Title:	___________________________	___________________________	___________________________

Address:	___________________________	___________________________	___________________________

	___________________________	___________________________	___________________________

	___________________________	___________________________	___________________________

Telephone:	___________________________	___________________________	___________________________

Facsimile:	___________________________	___________________________	___________________________

E Mail Address	___________________________	___________________________	___________________________

VI. Lender’s Fed Wire Payment Instructions:
Pay to:
(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

VII. Lender’s Standby L/C Fed Wire Payment Instructions (if applicable):
Pay to:
(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

VIII. Organizational Structure:
Type of Entity:
Lender’s Tax ID:

IX. Name of Authorized Officer:
Name:

Signature:

Date:

X. Bank of America Contact Information:

	Credit Contact	Operations Contact	Secondary Operations Contact

Name:	___________________________	___________________________	___________________________

Title:	___________________________	___________________________	___________________________

Address:	___________________________	___________________________	___________________________

	___________________________	___________________________	___________________________

	___________________________	___________________________	___________________________

Telephone:	___________________________	___________________________	___________________________

Facsimile:	___________________________	___________________________	___________________________

E Mail Address	___________________________	___________________________	___________________________

X. Bank of America Payment Instructions:

Pay to:	Sent under separate cover

PLEASE RETURN COMPLETED LENDER’S INFORMATION AND TAX FORM TO:

EXHIBIT E

FORM OF GUARANTY

[separately attached]

GUARANTY

dated as of

December 21, 2011,

among

THE GUARANTORS IDENTIFIED HEREIN

and

BANK OF AMERICA, N.A.,

as Administrative Agent

i

SECTION 4.12	TERMINATION OR RELEASE	10
SECTION 4.13	ADDITIONAL GUARANTORS	10
SECTION 4.14	LIMITATION ON GUARANTEED OBLIGATIONS	11
SECTION 4.15	CONTINUING GUARANTY	11
SECTION 4.16	CONSENT TO CERTAIN PROVISIONS	11

Exhibits

Exhibit I     Form of Guaranty Supplement

-ii-

This GUARANTY, dated as of December 21, 2011, is executed and delivered by the Guarantors identified herein in favor of BANK OF AMERICA, N.A., as administrative agent for the Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, “Administrative Agent”).

WHEREAS, PolyOne Corporation (the “Borrower”), the Administrative Agent and the lending institutions listed therein have entered into that certain Credit Agreement, dated as of December 21, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Guarantors are affiliates and/or subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement; and

WHEREAS, in order to induce the Secured Parties to enter into the Credit Agreement and the other Loan Documents and to extend the loans and other financial accommodations to the Borrower pursuant to the Credit Agreement, and in consideration thereof, and in consideration of any loans or other financial accommodations heretofore or hereafter extended by the Secured Parties to the Borrower and the Guarantors pursuant to the Loan Documents, the Guarantors have agreed to guaranty the Guaranteed Obligations.

NOW, THEREFORE, in consideration of the foregoing, each Guarantor hereby jointly and severally agrees as follows:

ARTICLE XI

DEFINITIONS

11.01 Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Section 1.4 of the Credit Agreement also apply to this Agreement.

11.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this Guaranty.

“Borrower” has the meaning assigned to such term in the recitals to this Agreement.

“Claiming Party” has the meaning assigned to such term in Section 3.02.

“Contributing Party” has the meaning assigned to such term in Section 3.02.

“Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Guarantors” means (a) the Guarantors identified in the preamble to this Agreement and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Guarantor after the Closing Date; sometimes referred to herein individually as a “Guarantor”.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2.01.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Insolvency Proceeding” shall mean, means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law or under any other provincial, state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Lenders” means, individually and collectively, each of the lenders identified on the signature pages to the Credit Agreement, and shall include any other Person made a party to the Credit Agreement as a Lender in accordance with the provisions thereof (together with their respective successors and assigns).

“Obligations” means the “Obligations” as defined in the Credit Agreement.

“Paid in Full” or “Payment in Full” means the payment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Guaranteed Obligations other than Guaranteed Obligations consisting of contingent indemnification obligations for which no claim has been made and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement and any other Loan Document.

ARTICLE XII

GUARANTY

12.01 Guaranty.

(a) Each Guarantor absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (i) the due and punctual payment of the Obligations of the Borrower (the “Guaranteed Obligations”), when and as the same shall become due and payable, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of any Loan Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise, and also includes any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or the Lenders (or any of them) in enforcing any rights under this Agreement, and whether at stated maturity or earlier, by reason of acceleration, demand, mandatory prepayment or otherwise in accordance herewith or with any other Loan Documents and (ii) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Credit Agreement and under each of the other Loan Documents. Without limiting the generality of the foregoing, Guaranteed Obligations shall include all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any other guarantor. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor hereby agrees that it is directly, jointly and severally with each other Guarantor and any other guarantor of the Guaranteed Obligations, liable to Administrative Agent, for the Secured Parties, that the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or any other Guarantor, and that a separate action may be brought against the Guarantor, whether such action is brought against the Borrower or any other Guarantor or whether the Borrower or any other guarantor is joined in such action.

(c) To the fullest extent permitted by applicable Law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Guarantor of any of the Guaranteed Obligations and any all notices in connection therewith, and also waives (i) notice of acceptance of its guarantee, (ii) notice of protest for nonpayment, (iii) notice of any loans or other financial accommodations made or extended under the Credit Agreement, or the creation or existence of any Guaranteed Obligations, (iv) notice of the amount of the Guaranteed Obligations, subject, however, to Guarantors’ right to make inquiry of Administrative Agent to ascertain the amount of the Guaranteed Obligations at any reasonable time, (v) notice of any adverse change in the financial condition of any Loan Party or of any other fact that might increase such Guarantor’s risk hereunder, (vi) notice of any Default or Event of Default under any of the Loan Documents, and (vii) all other notices (except if such notice is specifically required to be given to such Guarantor under this Agreement or any other Loan Documents to which such Guarantor is a party) and demands to which Guarantor might otherwise be entitled.

12.02 Guaranty of Payment. Each of the Guarantors further agrees that its guaranty hereunder constitutes a guaranty of payment when due and not of collection. Each Guarantor hereby agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by any Secured Party of whatever remedies they may have against the Borrower or any other Guarantor, or the enforcement of any lien or realization upon any security by any Secured Party. Each Guarantor hereby agrees that any release which may be given by Administrative Agent to the Borrower or any other Guarantor, or with respect to any property or asset subject to a Lien, shall not release such Guarantor. Each Guarantor consents and agrees that no Secured Party shall be under any obligation to marshal any property or assets of any Borrower or any other Guarantor in favor of such Guarantor, or against or in payment of any or all of the Guaranteed Obligations.

12.03 No Limitations.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of Law or equity (other than the Payment in Full of all the Guaranteed Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) Without limiting the generality of any other waiver or other provision set forth in this Agreement, each Guarantor hereby also agrees that Administrative Agent’s right to enforce this Agreement is absolute and is not contingent upon the genuineness, validity or enforceability of the Guaranteed Obligations or any of the Loan Documents. Each Guarantor agrees that Administrative Agent’s rights under this Agreement shall be enforceable even if the Borrower had no liability at the time of execution of the Loan Documents or the Guaranteed Obligations are unenforceable in whole or in part, or the Borrower ceases to be liable with respect to all or any portion of the Guaranteed Obligations.

(c) To the fullest extent permitted by applicable Law, each Guarantor hereby waives any right to revoke this Agreement as to future Guaranteed Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Administrative Agent, (ii) no such revocation shall apply to any Guaranteed Obligations in existence on the date of receipt by Administrative Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any

Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any of the Secured Parties in existence on the date of such revocation, (iv) no payment by any Guarantor, the Borrower, or from any other source, prior to the date of Administrative Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of any Guarantor hereunder, and (v) any payment by the Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guaranteed Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder.

(d) To the fullest extent permitted by applicable Law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the Payment in Full of all the Guaranteed Obligations. The Administrative Agent and the other Secured Parties may in accordance with the terms of the Loan Documents, at their election, foreclose on any security for the Guaranteed Obligations held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

12.04 Reinstatement. If the incurrence or payment of the Guaranteed Obligations or the obligations of Guarantors under this Agreement by any Guarantor or the transfer by any Guarantor to Administrative Agent of any property of any Guarantor should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if any Secured Party is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that any Secured Party is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of such Person related thereto, the liability of Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

12.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at Law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, or the failure of the Borrower to perform, keep, observe, or fulfill any other obligation referred to in clause (a)(ii) of Section 2.01 of this Agreement in the manner provided in the Credit Agreement or any other Loan Document, each Guarantor immediately shall cause, as applicable, such payment in respect of the Guaranteed Obligations to be made or such obligation to be performed, kept, observed, or fulfilled. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

12.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks. Each Guarantor agrees that each Secured Party’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon such Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations absent manifest error.

ARTICLE XIII

INDEMNITY, SUBROGATION AND SUBORDINATION

13.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable Law (but subject to Section 3.03), the Borrower agrees that in the event a payment of an obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

13.02 Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 4.13, the date of the Guaranty Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment. Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive, to the fullest extent permitted by applicable law, its contribution right against any other Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Administrative Agent.

13.03 Subordination. Notwithstanding any provision of this Agreement to the contrary, until the Guaranteed Obligations have been Paid in Full, each Guarantor hereby postpones and agrees not to exercise any of its rights under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable Law or otherwise against the Borrower or such other Guarantor; provided, that, if, in contravention of the foregoing, any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the Payment in Full of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Administrative Agent who shall hold them for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, pursuant to Section 2.3(b) of the Credit Agreement. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

ARTICLE XIV

MISCELLANEOUS

14.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

14.02 Waivers; Amendment.

(a) No failure the Administrative Agent or any other Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

14.03 Fees and Expenses; Indemnification; Payment Generally.

(a) The parties hereto agree that each Secured Party shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Section 10.4 of the Credit Agreement, respectively.

(b) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations secured hereby and by the other Loan Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable not later than ten (10) Business Days after written demand therefor.

(c) Each Guarantor represents and warrants that it is organized and resident in the United States of America. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of a Secured Party) is imposed upon such Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to each of the affected Secured Parties, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Secured Parties to receive the same net amount which the Secured Parties would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to the Secured Parties certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

14.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. No party hereto may assign any of its rights or obligations hereunder except as permitted pursuant to the Credit Agreement.

14.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Guaranteed Obligations are Paid in Full.

14.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

14.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.08 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Secured Party and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party and its respective Affiliates under this Section 4.08 are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or its respective Affiliates may have.

14.09 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) The terms of Sections 10.13 and 10.14 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

14.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

14.11 Guaranty Absolute. To the fullest extent permitted by Law, all rights of the Administrative Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement (other than the Payment in Full of all of the Guaranteed Obligations).

14.12 Termination or Release.

(a) This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when all the outstanding Guaranteed Obligations have been Paid in Full.

(b) If applicable, a Guarantor shall be released of its obligations under this Agreement in accordance with Section 9.10(b) of the Credit Agreement.

14.13 Additional Guarantors. Pursuant to Section 6.12 of the Credit Agreement, upon (x) the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than an Excluded Subsidiary) by any Loan Party or the designation in accordance with the terms of the Credit Agreement of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary or (y) any Subsidiary ceasing to constitute an Immaterial Subsidiary, the Borrower shall, in each case at the Borrower’s expense, cause such Restricted Subsidiary to enter into this Agreement. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guaranty Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

14.14 Limitation on Guaranteed Obligations. Each Guarantor and each Secured Party (by its acceptance of the benefits of this Agreement) hereby confirms that it is its intention that this Agreement not constitute a fraudulent transfer or conveyance for purposes of any Laws related to bankruptcy or insolvency laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including the Bankruptcy Code of the United States, the Uniform Fraudulent Conveyance Act or any similar Federal or state law). To effectuate the foregoing intention, each Guarantor and each Secured Party (by its acceptance of the benefits of this Agreement) hereby irrevocably agrees that the Guaranteed Obligations owing by such Guarantor under this Agreement shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such Laws and after giving effect to any rights to contribution and/or subrogation pursuant to any agreement providing for an equitable contribution and/or subrogation among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

14.15 Continuing Guaranty. This guaranty is a continuing guaranty of payment, and shall apply to all Guaranteed Obligations whenever arising.

14.16 Consent to Certain Provisions. Each Guarantor will comply with all covenants in the Loan Documents applicable to it as a Restricted Subsidiary or Loan Party even if it is not a signatory to the applicable Loan Document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GUARANTORS:

GLS INTERNATIONAL INC.

By:
Name:
Title:

[Signature Page – Guaranty]

POLYONE LLC

By:
Name:
Title:

[Signature Page – Guaranty]

POLYMER DIAGNOSTICS, INC.

By:
Name:
Title:

[Signature Page – Guaranty]

NEU SPECIALTY ENGINEERED MATERIALS, LLC

By:
Name:
Title:

[Signature Page – Guaranty]

CONEXUS, INC.

By:
Name:
Title:

[Signature Page – Guaranty]

M.A. HANNA ASIA HOLDING COMPANY

By:
Name:
Title:

[Signature Page – Guaranty]

COLORMATRIX HOLDINGS, INC.

By:
Name:
Title:

[Signature Page – Guaranty]

COLORMATRIX GROUP, INC.

By:
Name:
Title:

[Signature Page – Guaranty]

THE COLORMATRIX CORPORATION

By:
Name:
Title:

[Signature Page – Guaranty]

CHROMATICS, INC.

By:
Name:
Title:

[Signature Page – Guaranty]

COLORMATRIX - BRAZIL, LLC

By:
Name:
Title:

[Signature Page – Guaranty]

GAYSON SILICONE DISPERSIONS, INC.

By:
Name:
Title:

[Signature Page – Guaranty]

BORROWER:

POLYONE CORPORATION

By:
Name:
Title:

[Signature Page – Guaranty]

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

[Signature Page – Guaranty]

Exhibit I

to the Guaranty

SUPPLEMENT NO.      dated as of [•], to the Guaranty, dated as of December 21, 2011, among the Guarantors identified therein and BANK OF AMERICA, N.A., as Administrative Agent (the “Guaranty”).

A. Reference is made to the Credit Agreement, dated as of December 21, 2011, by and among PolyOne Corporation, a Delaware corporation (the “Borrower”), Bank of America, N.A,, as Administrative Agent and the lending institutions from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans and the Issuing Lenders to issue Letters of Credit. Section 4.13 of the Guaranty provides that additional Restricted Subsidiaries of the Borrower may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to make Loans, in each case, pursuant to the terms of the Credit Agreement, and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 4.13 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Guaranteed Obligations does hereby, for the benefit of the Secured Parties, their successors and assigns, irrevocably, absolutely and unconditionally guaranty, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Guaranteed Obligations as set forth in the Guaranty. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary. The Guaranty is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other means of electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Exhibit I

to the Guaranty

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent,

By:
Name:
Title:

EXHIBIT F

FORM OF SECURITY AGREEMENT

[separately attached]

Execution Copy

SECURITY AGREEMENT

By

POLYONE CORPORATION,

and

THE OTHER PLEDGORS PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of December 21, 2011

TABLE OF CONTENTS

Page
PREAMBLE	1
RECITALS	1
AGREEMENT	2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. DEFINITIONS	2
SECTION 1.2. INTERPRETATION	10
SECTION 1.3. PERFECTION CERTIFICATE	10

ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1. GRANT OF SECURITY INTEREST	10
SECTION 2.2. SECURITY FOR OBLIGATIONS	12
SECTION 2.3. FILINGS	12

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

SECTION 3.1. DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	12
SECTION 3.2. PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	13
SECTION 3.3. FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	13
SECTION 3.4. OTHER ACTIONS	14
SECTION 3.5. JOINDER OF ADDITIONAL PLEDGORS	17
SECTION 3.6. SUPPLEMENTS; FURTHER ASSURANCES	18
SECTION 3.7. AGENT’S RIGHT TO PERFORM CONTRACTS, EXERCISE RIGHTS, ETC.	18

-i-

Page
ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1. TITLE	19
SECTION 4.2. VALIDITY OF SECURITY INTEREST	19
SECTION 4.3. DEFENSE OF CLAIMS; TRANSFERABILITY OF COLLATERAL	19
SECTION 4.4. OTHER FINANCING STATEMENTS	19
SECTION 4.5. LOCATION OF INVENTORY AND EQUIPMENT	20
SECTION 4.6. DUE AUTHORIZATION AND ISSUANCE	20
SECTION 4.7. COLLATERAL	20
SECTION 4.8. INSURANCE	20
SECTION 4.9. CHIEF EXECUTIVE OFFICE; CHANGE OF NAME; JURISDICTION OF ORGANIZATION	20

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	21
SECTION 5.2. VOTING RIGHTS; DISTRIBUTIONS; ETC.	21
SECTION 5.3. DEFAULTS, ETC.	22
SECTION 5.4. CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF EQUITY INTERESTS	22

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1. GRANT OF INTELLECTUAL PROPERTY LICENSE	23
SECTION 6.2. CERTAIN REPRESENTATIONS AND WARRANTIES	24
SECTION 6.3. PROTECTION OF ADMINISTRATIVE AGENT’S SECURITY	25
SECTION 6.4. AFTER-ACQUIRED IP COLLATERAL	26
SECTION 6.5. LITIGATION	26
SECTION 6.6. SECURED PARTIES’ DUTIES	27

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. MAINTENANCE OF RECORDS	27
SECTION 7.2. COLLECTION OF RECEIVABLES	27

-ii-

-iii-

Page
SECTION 11.14. OBLIGATIONS ABSOLUTE	37
SECTION 11.15. INTERCREDITOR ARRANGEMENTS	38

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Security Agreement Supplement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement

SCHEDULE I	Intercompany Notes
SCHEDULE C	Copyrights
SCHEDULE P-1	Patents
SCHEDULE P-2	Pledged Securities
SCHEDULE T	Trademarks
SCHEDULE 3.3	Filing Offices
SCHEDULE 3.4(a)	Instruments and Tangible Chattel Paper
SCHEDULE 3.4(b)	Deposit Accounts; Banks
SCHEDULE 3.4(c)	Securities Accounts and Commodities Accounts
SCHEDULE 3.4(d)	Electronic Chattel Paper and Transferable Records
SCHEDULE 3.4(f)	Commercial Tort Claims
SCHEDULE 4.5	Inventory and Equipment Locations

-iv-

THIS AGREEMENT IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR

ARRANGEMENTS (AS DEFINED BELOW). IN THE EVENT OF ANY INCONSISTENCY

BETWEEN THE TERMS OF THIS AGREEMENT AND THE TERMS OF ANY OF THE

INTERCREDITOR ARRANGEMENTS, THE TERMS OF SUCH APPLICABLE INTERCREDITOR

ARRANGEMENT.

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of December 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by the Pledgors listed on the signature pages hereof and those additional entities that hereafter become parties hereto by executing the form of Security Agreement Supplement attached hereto as Exhibit 3 (the “Pledgors” and each, a “Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative and collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors and assigns in such capacities, the “Administrative Agent”).

R E C I T A L S :

A. The PolyOne Corporation (the “Borrower”), the Administrative Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of December 21, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the Obligations.

C. Each Pledgor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations.

F. It is a condition to the obligations of the Secured Parties to make financial accommodations to Borrower and the Guarantors as provided for in the Credit Agreement and the other Loan Documents that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

1

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Sections 1.2 and 1.4 of the Credit Agreement shall apply herein mutatis mutandis.

(c) The following terms shall have the following meanings:

“2015 Note Intercreditor Agreement” shall have the meaning assigned to such term in the Credit Agreement.

“ABL Agent” shall have the meaning assigned to such term in the Credit Agreement.

“ABL Facility” shall have the meaning assigned to such term in the Credit Agreement.

“Account Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

2

“Acknowledgment” shall have the meaning assigned to such term in the Credit Agreement.

“Activation Instruction” shall have the meaning assigned to such term in Section 3.4(b)(ii) hereof.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“After-Acquired IP Collateral” shall have the meaning assigned to such term in Section 6.4 hereof.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Books” shall mean books and records (including each Pledgor’s Records indicating, summarizing, or evidencing such Pledgor’s assets (including the Collateral) or liabilities, each Pledgor’s Records relating to such Pledgor’s business operations or financial condition, and each Pledgor’s goods or General Intangibles related to such information).

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Cash Dominion Event” shall have the meaning assigned to such term in the ABL Facility.

“Cash Equivalents” shall have the meaning assigned to such term in the Credit Agreement.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Collections” shall mean all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Commodity Account.

“Computer Software” shall mean, all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing.

3

“Contracts” shall mean, collectively, with respect to each Pledgor, the Merger Agreement, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Controlled Account Bank” shall have the meaning assigned to such term in Section 3.4(b)(i) hereof.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished), including copyrights in Computer Software and all copyright registrations and applications made by such Pledgor, including those listed on Schedule C to this Agreement, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, all “deposit accounts” as such term is defined in the UCC.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

4

“Excluded Accounts” shall have the meaning assigned to such term in Section 3.4(b)(i) hereof.

“Excluded Property” shall mean (a) voting Equity Interest in excess of 65% of the voting Equity Interest of any CFC (whether directly, indirectly through a pledge of the voting Equity Interest of an entity that is treated as a disregarded entity for federal income tax purposes and substantially all of the assets of which consist of the voting Equity Interest of one or more of such CFCs, or a combination thereof), and (b)(i) fee-owned Real Property other than Material Real Property and any leasehold interest, (ii) commercial tort claims with a value of less than $250,000, (iii) any governmental licenses or State or local franchises, charters and authorizations, in each case, to the extent that the grant of a security interest therein would violate or invalidate such governmental licenses or State or local franchises, charters and authorizations, (iv) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party), (v) shares in joint ventures, partnerships or non-wholly-owned Subsidiaries which cannot be pledged without third parties’ consent or the assets owned by any of the foregoing, (vi) agreements, licenses or leases to the extent that by their terms such agreements, licenses or leases prohibit such security interests or such security interest would create a right of termination in favor of any other party thereto (including any requirement to obtain the consent of any third party), (vii) margin stock, and (viii) any intent to use trademark application to the extent and for so long as creation by a Pledgor of a security interest therein would result in the loss by such Pledgor of any material rights therein; provided, that, (A) in case of each of clauses (iii) through (vii) above, such property and assets shall be excluded from Collateral only to the extent that the restrictions on security interests are enforceable after giving effect to the applicable anti-assignment provisions of the UCC (and/or other applicable law which may render such anti-assignment provisions null and void and ineffective), (B) proceeds and receivables of Excluded Property shall be deemed Collateral and the assignment of proceeds and receivables of Excluded Property shall be expressly deemed effective under the UCC, notwithstanding the foregoing and (c) the security interest shall attach to the property and assets identified in clause (b) above immediately and automatically at such time as any applicable condition described in clause (b) ceases to exist, and, to the extent severable, shall in any event attach to all rights in respect of such property and assets that are not subject to such applicable condition described in clause (b) above.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and

5

indemnifications on, or of, any of the Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or, as applicable, any other trademark licensed to such Pledgor pursuant to an Intellectual Property License, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Hedging Agreement” shall mean, (a) an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk, and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

“Insolvency Proceeding” shall mean, any proceeding commenced by or against any Person under any provision of any Debtor Relief Law or under any other provincial, state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

6

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license agreements with any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, under any such license agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights, if any, granted to such Pledgor pursuant to such license agreements to sue for past, present and future infringements or violations of any patents, trademarks or copyrights licensed to such Pledgor and (iv) other rights, if any, granted to such Pledgor pursuant to such license agreements to use, exploit or practice any patents, trademarks or copyrights licensed to such Pledgor.

“Intercreditor Agreement” shall have the meaning assigned to such term in the Credit Agreement.

“Intercreditor Arrangements” shall mean, collectively, the Intercreditor Agreement and the 2015 Note Intercreditor Agreement.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule I to this Agreement and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents and patent applications and registrations owned by or assigned to, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including those set forth on Schedule P-1 to this Agreement, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any such patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

7

“Perfection Certificate” shall have the meaning assigned to such term in the Credit Agreement.

“Permitted Liens” shall have the meaning assigned to such term in the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Deposit Accounts” means each Deposit Account any Pledgor at any time opens or maintains, other than (A) Excluded Accounts or (B) Deposit Accounts the daily balance of which does not at any time exceed $1,000,000 for any such account or $5,000,000 for all such accounts.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests set forth on Schedule P-2 to this Agreement as being owned by such Pledgor, and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, that, Pledged Securities shall not include Pledged Securities that otherwise constitute Excluded Property; provided, further that Pledgors shall not be required to deliver to the Administrative Agent certificates representing Equity Interest of any Immaterial Subsidiary and Joint Ventures so long as there exists no other Lien upon the Equity Interest of any such Immaterial Subsidiary or Joint Venture other than a lien permitted by Section 7.01(a) of the Credit Agreement (and for the avoidance of doubt the Administrative Agent’s Liens shall extend to Equity Interest of all Immaterial Subsidiaries and Joint Ventures), subject to the terms of the Intercreditor Agreement, Section 7.01(l) of the Credit Agreement, subject to the terms of the 2015 Note Intercreditor Agreement, Section 7.01(m)(i) of the Credit Agreement and subject to and in accordance with the terms of the Acknowledgment and Section 7.01(m)(ii) of the Credit Agreement, holders of the Series G Notes.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

8

“Proceeds” shall have the meaning assigned to such term in Section 2.1.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Records” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Revolving Loan Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Secured Hedge Agreement” means a Hedge Agreement with a Secured Swap Counterparty the purpose of which is to hedge interest rates in respect of the Loans.

“Secured Swap Counterparty” means each Person that is a “Lender” under and as defined in the ABL Facility at the time it enters into a Secured Hedge Agreement, in its capacity as a counterparty to such Secured Hedge Agreement.

“Securities Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account.

“Security Agreement Supplement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Secured Parties” shall have the meaning assigned to such term in the Credit Agreement.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), including those set forth on Schedule T to this Agreement, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations,

9

extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

SECTION 1.2 Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.

SECTION 1.3 Perfection Certificate. The Administrative Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1 Grant of Security Interest. As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i) all Accounts;

(ii) all Equipment, Goods, Inventory and Fixtures;

(iii) all Documents, Instruments and Chattel Paper;

10

(iv) all Securities Collateral;

(v) all Investment Property;

(vi) all Intellectual Property Collateral;

(vii) all General Intangibles;

(viii) all Money, all Cash Equivalents and all Deposit Accounts;

(ix) all Supporting Obligations;

(x) all Commercial Tort Claims, including those set forth on Schedule 3.4(f) hereto;

(xi) Letters of Credit and Letter of Credit Rights;

(xii) all Books and Records relating to the Collateral; and

(xiii) to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all of the proceeds (as such term is defined in the UCC) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Property, Securities Collateral, Instruments, Documents, Supporting Obligations, Money, Intellectual Property Collateral or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property, Securities Collateral or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Pledgor or Administrative Agent from time to time with respect to any of the Investment Property.

11

Notwithstanding anything to the contrary contained in clauses (i) through (xii) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

SECTION 2.2 Security for Obligations. The security interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Pledgors, or any of them, to the Administrative Agent, any of the other Secured Parties or any of them.

SECTION 2.3 Filings. (i) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Collateral as “all now existing or hereafter arising or acquired property and assets of the Pledgor, wherever located” and (iii) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.

(a) Each Pledgor hereby further authorizes the Administrative Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Administrative Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF COLLATERAL

SECTION 3.1 Delivery of Certificated Securities Collateral. Except as expressly set forth on Schedule 6.17 of the Credit Agreement with respect to post-Closing Date deliverables, each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been

12

delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Administrative Agent has a perfected first priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within ten (10) days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2 Perfection of Uncertificated Securities Collateral. Except as expressly set forth on Schedule 6.17 of the Credit Agreement with respect to post-Closing Date deliverables, each Pledgor represents and warrants that the Administrative Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto with such modifications as are reasonably satisfactory to the Administrative Agent and such Pledgor, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Administrative Agent, (A) cause the Organization Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 3.1.

SECTION 3.3 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Except as expressly set forth on Schedule 6.17 of the Credit Agreement with respect to post-Closing Date deliverables, each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Administrative Agent in respect of the Collateral have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 3.3 to this Agreement. Each Pledgor agrees that at the sole cost and

13

expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Collateral as a perfected first priority security interest subject to Permitted Liens.

SECTION 3.4 Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 3.4(a) to this Agreement. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 3.4(a) to this Agreement has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Administrative Agent exceeds $1,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within ten (10) days after receipt thereof) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

(b) Deposit Accounts.

(i) As of the date hereof, no Pledgor has any Deposit Accounts (other than segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll funding accounts, accounts maintained for contributions to health and benefit plans, withholding accounts, fiduciary accounts or any accounts maintained outside the United States (collectively, “Excluded Accounts”)) other than the accounts listed in Schedule 3.4(b) to this Agreement. As of the date hereof, no Pledgor has executed any Account Control Agreement with respect to any Deposit Account, Securities Account or Commodity Account. The Administrative Agent has a first priority security interest in each pledged Securities Account and Commodity Account, which security interest is perfected by Control (the Administrative Agent shall have Control upon the execution and delivery of a Account Control Agreement (which for the avoidance of doubt must be executed and delivered not later than the date set forth in Schedule 6.17 to the Credit Agreement)). Each Pledgor shall establish and maintain cash management services of a type and on terms reasonably satisfactory to Administrative Agent (which cash management services as established and maintained on the date hereof are reasonably satisfactory to Administrative Agent) at one or more of the banks set forth on Schedule 3.4(b) to this Agreement (each a “Controlled Account Bank”), and shall take reasonable steps to ensure that its cash management system (including, the remittance of payments by such Pledgor’s Account Debtors and the deposit of Collections of such Pledgor) into Deposit Accounts at a Controlled Account Bank) shall continue to operate, in all material respects, in a manner as it does on the date hereof. Except with respect to the Certificate of Deposit number 406231 of Parent maintained at Bank of America, N.A., no Pledgor shall grant Control of any Deposit Account to any person other than the Administrative Agent, the ABL Agent (subject to the terms

14

of the Intercreditor Agreement), as otherwise permitted by the other Intercreditor Arrangement and subject to and in accordance with the Acknowledgment and Section 7.01(m)(ii) of the Credit Agreement, holders of the Series G Notes.

(ii) Each Pledgor shall establish and maintain Deposit Account Control Agreements for each Pledged Deposit Account with Administrative Agent and the applicable Controlled Account Bank, in form and substance reasonably acceptable to the Administrative Agent not later than the date and time set forth in Schedule 6.17 to the Credit Agreement. Each such Deposit Account Control Agreement shall provide, among other things, unless otherwise agreed to in writing by the Administrative Agent that (A) the Controlled Account Bank will comply with any instructions originated by Administrative Agent directing the disposition of the funds in such Deposit Account without further consent by the applicable Pledgor, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Deposit Account other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment, and (C) upon the instruction of the Administrative Agent (an “Activation Instruction”), the Controlled Account Bank will forward by daily sweep all amounts in the applicable Deposit Account to the Agent’s Account. Administrative Agent agrees not to issue an Activation Instruction with respect to the Deposit Accounts unless a Cash Dominion Event, a Default or an Event of Default has occurred and is continuing at the time such Activation Instruction is issued.

(iii) So long as no Cash Dominion Event, Default or Event of Default has occurred and is continuing, the Pledgors may add or replace a Controlled Account Bank or Deposit Account; provided, that, (A) the Borrower shall provide Administrative Agent with prompt written notice of any such new Controlled Account Bank or Deposit Account that is a Pledged Deposit Account, and (B) within thirty (30) days (or such longer period as Administrative Agent may agree in writing in its sole discretion) of opening such new Deposit Account that is a Pledged Deposit Account, the applicable Pledgor and such applicable Controlled Account Bank shall have executed and delivered to the Administrative Agent a Deposit Account Control Agreement.

(c) Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 3.4(c) to this Agreement. The Administrative Agent has a first priority security interest in each pledged Securities Account and Commodity Account, which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless as promptly as practicable after the establishment thereof such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Account Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. The requirement in the preceding sentence shall not apply to any Securities Account or Commodity Account the daily balance of which does not exceed $1,000,000 for any such account or $1,000,000 for all such accounts. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Administrative Agent and within one (1) Business Day of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account subject to Administrative Agent’s Control. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless a Cash Dominion Event or

15

an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account such Pledgor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Commodity Account. No Pledgor shall grant Control over any Investment Property to any person other than the Administrative Agent, the ABL Agent (subject to the terms of the Intercreditor Agreement), as otherwise permitted by the other Intercreditor Arrangement and subject to and in accordance with the Acknowledgment and Section 7.01(m)(ii) of the Credit Agreement, holders of the Series G Notes.

(ii) As between the Administrative Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Administrative Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 3.4(d) to this Agreement. If any amount payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Administrative Agent thereof and shall take such action as is reasonably necessary to grant the Administrative Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Administrative Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $1,000,000 in the aggregate for all Pledgors. The Administrative Agent agrees with such Pledgor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless a Cash Dominion Event or an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If the Pledgors (or any of them) are or become the beneficiary of Letters of Credit having a face amount or value of $1,000,000 or more in the

16

aggregate, then the applicable Pledgor or Pledgors shall promptly (and in any event within ten (10) Business Days after becoming a beneficiary), notify Administrative Agent thereof and, promptly (and in any event within twelve (12) Business Days) after request by Administrative Agent, enter into an agreement with Administrative Agent, to the extent applicable, the ABL Agent and the issuer or confirming bank with respect to Letter-of-Credit Rights assigning such Letter-of-Credit Rights to Administrative Agent and directing all payments thereunder to Agent’s Account, all in form and substance satisfactory to Administrative Agent.

(f) Commercial Tort Claims. As of the date hereof, no Pledgor has any Commercial Tort Claims having a value, or involving an asserted claim, that exceed $250,000 in amount, except as set forth on Schedule 3.4(f) to this Agreement. If the Pledgors (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $250,000 or more in the aggregate for all Commercial Tort Claims, then the applicable Pledgor or Pledgors shall promptly (and in any event within ten (10) Business Days of obtaining such Commercial Tort Claim), notify Administrative Agent upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within twelve (12) Business Days) after request by Administrative Agent, amend Schedule 3.4(f) to this Agreement to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Administrative Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Administrative Agent to give Administrative Agent a first priority, perfected security interest in any such Commercial Tort Claim.

(g) Real Property; Fixtures. Each Pledgor covenants and agrees that upon the acquisition of any fee interest in Material Real Property it will promptly (and in any event within five (5) Business Days of acquisition) notify Administrative Agent of the acquisition of such Real Property and will grant to Administrative Agent, for the benefit of the Secured Parties, within sixty (60) days of such acquisition, a first priority Mortgage on each fee interest in Material Real Property now or hereafter owned by such Pledgor and shall deliver documentation required by Schedule 4.01(a)(iv) to the Credit Agreement and such other documentation and opinions, in form and substance satisfactory to Administrative Agent, in connection with the grant of such Mortgage as Administrative Agent shall reasonably request, including title insurance policies, financing statements, fixture filings and environmental audits and such Pledgor shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith.

SECTION 3.5 Joinder of Additional Pledgors. The Pledgors shall cause each Subsidiary of the Borrower (other than an Excluded Subsidiary) which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, (a) to execute and deliver to the Administrative Agent (i) a Security Agreement Supplement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which it was acquired or created or (b) in the case of a Foreign Subsidiary required to pledge any assets to the Administrative Agent, to execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably request and, in each case with respect to clauses (a) and (b) above, upon such execution and delivery, such Subsidiary shall constitute a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such Security Agreement

17

Supplement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.

SECTION 3.6 Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Account Control Agreements, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Administrative Agent from time to time upon reasonable request by the Administrative Agent such lists, schedules, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Administrative Agent shall reasonably request. If an Event of Default (or with respect to Collateral for which a Cash Dominion Event) has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and reasonable expense of the Pledgors.

SECTION 3.7 Agent’s Right to Perform Contracts, Exercise Rights, etc. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Arrangements, as applicable, Administrative Agent (or its designee) (a) shall have the right, subject to the terms and conditions of such Intellectual Property Licenses, to exercise any Pledgor’s rights under Intellectual Property Licenses (including the right to use any patents, trademarks and copyrights licensed to such Pledgor pursuant to such Intellectual Property Licenses in connection with the enforcement of Administrative Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Pledgor and now or hereafter covered by such licenses, and (b) shall

18

have the right to request that any Equity Interests that is pledged hereunder be registered in the name of Administrative Agent or any of its nominees.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1 Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others.

SECTION 4.2 Validity of Security Interest. The security interest in and Lien on the Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, and (b) a perfected security interest in all the Collateral (except that solely with respect to the Collateral that is listed on Schedule 6.17, the Administrative Agent for the benefit of the Secured Parties shall have a perfected security interest in such Collateral upon the completion of only those actions that are expressly set forth on such Schedule 6.17 with respect to such Collateral). The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral subject to Permitted Liens.

SECTION 4.3 Defense of Claims; Transferability of Collateral. Each Pledgor shall, at its own cost and reasonable expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Secured Party other than Permitted Liens. There is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the material Collateral or otherwise materially impair or conflict with such Pledgor’s obligations or the rights of the Administrative Agent hereunder.

SECTION 4.4 Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to

19

any Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to any holder of Permitted Liens.

SECTION 4.5 Location of Inventory and Equipment. No Pledgor will keep any Inventory and Equipment (other than vehicles, Inventory and Equipment out for repair or in-transit) other than at locations identified on Schedule 4.5 and their chief executive offices; provided, that, (a) with respect to any location where Inventory or Equipment of the Pledgors with a value in excess of $250,000 is or is to be located, the Borrower shall provide written notice to the Administrative Agent not less than ten (10) days prior to the date on which such Inventory or Equipment is moved to such new location, (b) such new location is within the continental United States, (c) the aggregate amount of all Inventory at locations where the Administrative Agent has not received such notice shall not exceed $250,000 collectively for all Pledgors and (d) at the time of such written notification, the Borrower (and the applicable Pledgor) uses its commercially reasonable efforts to provide the Administrative Agent a collateral access agreement with respect thereto.

SECTION 4.6 Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable.

SECTION 4.7 Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects. As of the date hereof, the Collateral described on the schedules to this Agreement, the Credit Agreement and the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Pledgors, except, that, the trade names and business names described on such schedules constitute, to the knowledge of such Pledgors, all of the trade names and business names owned or held by the Pledgors.

SECTION 4.8 Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Administrative Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Administrative Agent and immediately after receipt thereof shall be paid to the Administrative Agent for application in accordance with the Credit Agreement.

SECTION 4.9 Chief Executive Office; Change of Name; Jurisdiction of Organization-. No Pledgor will effect any change (i) to its legal name, (ii) in the location of any Pledgor’s chief executive office, (iii) except as expressly permitted under the Credit Agreement, in its identity or organizational structure, (iv) in its organizational identification number, if any, or (v) in its jurisdiction of organization (in each case, including, except as expressly permitted under the Credit Agreement, by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless it shall have given the Administrative Agent prior written notice of such change and clearly describing such change and

20

providing such other information in connection therewith as the Administrative Agent may reasonably request not less than ten (10) days prior to the date thereof (or such shorter period agreed to by the Administrative Agent). Each Pledgor agrees to promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence, to the extent applicable and at the request of the Administrative Agent take all action necessary to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1 Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes (with an aggregate principal amount exceeding $1,000,000) of any person required to be pledged hereunder or under the Credit Agreement, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within thirty (30) days after receipt thereof) deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2 Voting Rights; Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Obligations; provided, that, no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement.

(b) [Reserved.]

21

(c) Upon the occurrence and during the continuance of any Event of Default, upon written notice from the Administrative Agent:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may reasonably request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall promptly be paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3 Defaults, etc. Each Pledgor hereby represents and warrants that (i) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates representing such Pledged Securities that have been delivered to the Administrative Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4 Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

22

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organization Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

(c) No Pledgor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Securities or Organization Document related thereto, or enter into any agreement or permit to exist any restriction with respect to any Pledged Securities if the same is prohibited pursuant to the Loan Documents.

(d) Each Pledgor agrees that it will cooperate with Administrative Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the security interest on the Pledged Securities or to effect any sale or transfer thereof.

(e) As to all Pledged Securities comprising of limited liability company or partnership interests, issued under any Organization Documents related thereto, each Pledgor hereby covenants that the Pledged Securities issued pursuant to such agreement (i) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (ii) do not and will not constitute investment company securities, and (iii) are not and will not be held by such Pledgor in a securities account. In addition, none of the Organization Documents related to the Pledged Securities comprising of limited liability company or partnership interests provide or shall provide that such Pledged Securities are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1 Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent, upon the occurrence and during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Administrative Agent (effective solely upon and during the continuance of an Event of Default and, subject to the terms and conditions of any applicable Intellectual Property License) to the extent assignable, an irrevocable (with respect to any Intellectual Property License, solely during the period when such license is effective), non-

23

exclusive license worldwide to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. In connection with the rights and remedies of the Administrative Agent pursuant to and in accordance with Article IX hereof, each Pledgor hereby irrevocably appoints and designates (effective solely upon and during the continuance of an Event of Default) the Administrative Agent as its designee, and authorizes the Administrative Agent to act as its designee and agent, for purposes of selling any Inventory or other Goods of such Pledgor under the terms of any Intellectual Property License, whether pursuant to any sell off rights provided for therein or otherwise and for purposes of taking any other action that such Pledgor may be entitled to take for the realization on any assets of such Pledgor under any Intellectual Property License. The foregoing, and any action by the Administrative Agent as such designee and agent, shall not be construed to constitute the assumption by the Administrative Agent of any duties, obligations or liabilities of any Pledgor under any such Intellectual Property License or to cause the Administrative Agent to have any such duties, obligations or liabilities.

SECTION 6.2 Certain Representations and Warranties.

(a) Each Pledgor owns, or holds licenses in, all Intellectual Property Collateral that are necessary to the conduct of its business as currently conducted. Subject to the terms and conditions of any applicable Intellectual Property Licenses, each Pledgor shall have the duty, with respect to Intellectual Property Collateral that is necessary in the conduct of such Pledgor’s business, to protect and diligently enforce and defend at such Pledgor’s expense its Intellectual Property Collateral, which such Pledgor, in its reasonably business judgment, believes should be protected, enforced or defended, including, promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for the infringement, misappropriation, or dilution of any such Intellectual Property Collateral, and filing for opposition, interference, and cancellation against conflicting intellectual property rights of any other Person. Each Pledgor hereby agrees that the second sentence of this Section 6.2(a) shall apply, in accordance with its terms, to any After-Acquired IP Collateral.

(b) Subject to the terms and conditions of any applicable Intellectual Property Licenses and except as otherwise permitted under the Credit Agreement, each Pledgor shall have the duty, with respect to Intellectual Property Collateral that is necessary in the conduct of such Pledgor’s business, at its own expense, (i) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (ii) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (iii) to take reasonable and necessary actions to preserve and maintain such Intellectual Property Collateral, and such Pledgor’s rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (iv) to require all employees, consultants, and contractors of each Pledgor who were involved in the creation or development of any such Intellectual Property Collateral that is material to such Pledgor or its business to sign agreements containing assignments of

24

Intellectual Property Collateral rights. Each Pledgor hereby agrees that this Section 6.2(b) shall apply, in accordance with its terms, to any After-Acquired IP Collateral

(c) No slogan or other advertising device, product, process, method, substance, part or other material now employed, by the Pledgors or any of their Subsidiaries infringes upon any rights held by any other Person, except as, either individually or in the aggregate, has not had or could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Pledgors, threatened, which, either individually or in the aggregate, has, or if adversely determined, could reasonably be expected to have, a Material Adverse Effect.

(d) Subject to the terms and conditions of any applicable Intellectual Property Licenses, each Pledgor shall take reasonable steps to maintain the confidentiality of the confidential Intellectual Property Collateral and any trade secret that is owned by or licensed to such Pledgor that, in each case, is necessary in the conduct of such Pledgor’s business, including, as applicable (i) protecting the secrecy and confidentiality of its confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to any such information to execute appropriate confidentiality agreements; (ii) taking actions reasonably necessary to ensure that no trade secret falls into the public domain; and (iii) protecting the secrecy and confidentiality of the source code of all software programs and applications of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions.

SECTION 6.3 Protection of Administrative Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and reasonable expense, (i) promptly following its becoming aware thereof, notify the Administrative Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Patents, Trademarks or Copyrights that are Registered, such Pledgor’s right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Intellectual Property Collateral as presently used and operated, not knowingly permit to lapse or become abandoned any Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Intellectual Property Collateral, in each case except as shall be consistent with such Pledgor’s commercially reasonable business judgment, (iii) upon such Pledgor obtaining knowledge thereof, promptly notify the Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Intellectual Property Collateral that is material to such Pledgor or its business or the rights and remedies of the Administrative Agent in relation thereto including a levy or threat of levy or any legal process against any such Intellectual Property Collateral, (iv) not license any Patents, Trademarks or Copyrights other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any Intellectual Property Licenses that is material to such Pledgor or its business in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any such Intellectual Property Collateral or the Lien on

25

and security interest in such Intellectual Property Collateral created therein hereby, without the consent of the Administrative Agent, and (v) diligently keep reasonably adequate records respecting all Patents, Trademarks and Copyrights that are Registered. Each Pledgor agrees not to abandon any Intellectual Property Collateral, except as permitted under the Credit Agreement.

SECTION 6.4 After-Acquired IP Collateral. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral (collectively, (i) and (ii) the “After-Acquired IP Collateral”), or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item of After-Acquired IP Collateral shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. To the extent that any After-Acquired IP Collateral is a Patent, Trademark or Copyright that is registered, the applicable Pledgor shall promptly provide to the Administrative Agent written notice thereof (together with a list of application and/or registration numbers for all such additional Trademark, Patents and Copyrights) and confirm the attachment of the Lien and security interest created by this Agreement thereto by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such After-Acquired IP Collateral. Further, each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedules C, P-1 or T to this Agreement, as applicable, to include such After-Acquired IP Collateral.

SECTION 6.5 Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Administrative Agent, do any and all lawful acts and execute any and all documents requested by the Administrative Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Administrative Agent for all reasonable costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.5 in accordance with Section 10.04 of the Credit Agreement. In the event that the Administrative Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Administrative Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair

26

competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

SECTION 6.6 Secured Parties’ Duties. Pledgors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property Collateral of any Pledgor. Without limiting the generality of this Section 6.6, Pledgors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Intellectual Property Collateral against any other Person, but any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrowers and shall be chargeable to the Loan Account.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1 Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and reasonable expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and reasonable expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in such Receivables or the Administrative Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2 Collection of Receivables. At any time upon the occurrence and during the continuance of an Event of Default, Administrative Agent or Administrative Agent’s designee may (a) notify Account Debtors of any Pledgor that the Receivables of such Pledgor have been assigned to Administrative Agent, for the benefit of the Secured Parties, or that Administrative Agent has a security interest therein, and (b) collect the Receivables of any Pledgor directly, and any collection costs and expenses shall constitute part of such Pledgor’s Obligations under the Loan Documents.

27

ARTICLE VIII

TRANSFERS

SECTION 8.1 Transfers of Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein, in the other Loan Documents or otherwise available to it, the following remedies:

(i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, that, in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than five (5) Business Day after receipt thereof) pay such amounts to the Administrative Agent;

(iii) sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) take possession of the Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Pledgor shall at its own expense:

28

(A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Collateral for application to the Obligations as provided in Article X hereof;

(vi) retain and apply the Distributions to the Obligations as provided in Article X hereof;

(vii) exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral;

(viii) exercise any and all rights set forth in Sections 3.7 and 6.1 hereof in accordance with the terms thereof;

(ix) exercise all the rights and remedies of a secured party on default under the UCC or any other applicable law, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such person as a credit on account of the purchase price of the Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Collateral or any part thereof regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative

29

Agent arising by reason of the fact that the price at which the Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree; and

(x) each Pledgor hereby acknowledges that the Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Administrative Agent shall have the right to an immediate writ of possession without notice of a hearing. Administrative Agent shall have the right to the appointment of a receiver for the properties and assets of each Pledgor, and each Pledgor hereby consents to such rights and such appointment and hereby waives any objection such Pledgor may have thereto or the right to have a bond or other security posted by Administrative Agent.

SECTION 9.2 Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3 Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4 Certain Sales of Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor

30

acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

SECTION 9.5 No Waiver; Cumulative Remedies.

(a) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6 Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and

31

Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

SECTION 9.7 Marshaling. Administrative Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Pledgor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Administrative Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Pledgor hereby irrevocably waives the benefits of all such laws.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1 Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Concerning Administrative Agent.

(a) The Administrative Agent has been appointed as administrative agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the

32

Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.

(b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Collateral.

(c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 4.9 hereof. If any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2 Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (a) pay the premiums in respect of all required insurance policies hereunder, (b) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’

33

and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Collateral, (c) make repairs, (d) discharge Liens or (e) pay or perform any obligations of such Pledgor under any Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend reasonable funds for such purpose; provided, that, the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.04 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action), including:

(i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Receivables or any other Collateral of such Pledgor;

(ii) to receive and open all mail addressed to such Pledgor and to notify postal authorities to change the address for the delivery of mail to such Pledgor to that of Administrative Agent;

(iii) to receive, indorse, and collect any drafts or other Instruments, Documents, Chattel Paper, Letters of Credit or Letter-of-Credit Rights;

(iv) to file any claims or take any action or institute any proceedings which Administrative Agent may deem necessary or desirable for the collection of any of the Collateral of such Pledgor or otherwise to enforce the rights of Administrative Agent with respect to any of the Collateral;

(v) to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Pledgor in respect of any Account of such Pledgor;

(vi) to exercise its right to vote any Pledged Securities pursuant to Section 5.2 hereof; and

34

(vii) to use any Intellectual Property Collateral of such Pledgor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Receivables, contracts, Instruments, Documents, Letters of Credit or Letter-of-Credit Rights of such Pledgor.

The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3 Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4 Termination; Release.

(a) Upon payment in full of the Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, this Agreement shall terminate. Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

(b) If any Pledgor ceases to be a Guarantor in accordance with the provisions of the Credit Agreement, the Administrative Agent will, at the Borrower’s reasonable expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith and in accordance with the terms of the Credit Agreement, execute and

35

deliver to the applicable Pledgor such documents as such Pledgor may reasonably request to evidence the release of Pledgor from the assignment and security interest granted hereunder and from its obligations hereunder.

SECTION 11.5 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7 Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.13 and 10.14 of the Credit Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8 Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9 Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10 Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding

36

Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11 No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Collateral or any part thereof.

SECTION11.12 No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13 No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any of the Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.14 Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any Insolvency Proceeding or the like of any other Pledgor;

37

(ii) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

SECTION 11.15 Intercreditor Arrangements. This Agreement and liens and security interests granted to the Administrative Agent pursuant to this Agreement or any other Loan Documents in any Collateral and the exercise of any right or remedy with respect to any Collateral hereunder or any other Loan Document are subject to the provisions of the Intercreditor Arrangements. In the event of any inconsistency between the terms of this Agreement and the terms of any of the Intercreditor Arrangements, the terms of the applicable Intercreditor Arrangement shall control.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

38

IN WITNESS WHEREOF, each Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

PLEDGORS:

POLYONE CORPORATION

By:
Name:
Title:

[Signature Page - Security Agreement]

GLS INTERNATIONAL INC.

By:
Name:
Title:

[Signature Page - Security Agreement]

POLYONE LLC

By:
Name:
Title:

[Signature Page - Security Agreement]

POLYMER DIAGNOSTICS, INC.

By:
Name:
Title:

[Signature Page - Security Agreement]

NEU SPECIALTY ENGINEERED MATERIALS, LLC

By:
Name:
Title:

[Signature Page - Security Agreement]

CONEXUS, INC.

By:
Name:
Title:

[Signature Page - Security Agreement]

M.A. HANNA ASIA HOLDING COMPANY

By:
Name:
Title:

[Signature Page - Security Agreement]

COLORMATRIX HOLDINGS, INC.

By:
Name:
Title:

[Signature Page - Security Agreement]

COLORMATRIX GROUP, INC.

By:
Name:
Title:

[Signature Page - Security Agreement]

THE COLORMATRIX CORPORATION

By:
Name:
Title:

[Signature Page - Security Agreement]

CHROMATICS, INC.

By:
Name:
Title:

[Signature Page - Security Agreement]

COLORMATRIX - BRAZIL, LLC

By:
Name:
Title:

[Signature Page - Security Agreement]

GAYSON SILICONE DISPERSIONS, INC.

By:
Name:
Title:

[Signature Page - Security Agreement]

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

[Signature Page - Security Agreement]

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 21, 2011, made by POLYONE CORPORATION, an Ohio corporation (the “Borrower”), the other Pledgors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) upon the occurrence and during the continuance of an Event of Default, agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [            ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 21, 2011, made by POLYONE CORPORATION, an Ohio corporation (the “Borrower”), the other Pledgors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

SECURITY AGREEMENT SUPPLEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 21, 2011, made by POLYONE CORPORATION, an Ohio corporation (the “Borrower”), the other Pledgors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).

This Security Agreement Supplement supplements the Security Agreement and is delivered by the undersigned, [                    ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.

Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.

This Security Agreement Supplement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Security Agreement Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement Supplement.

THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Security Agreement Supplement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following Collateral, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the “Copyright Collateral”):

(a) registered or applied for Copyrights of such Pledgor and exclusive copyright Intellectual Property Licenses to which it is a party including those listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing, including any claim by such Pledgor against third parties for past, present or future infringement of any Copyright or any copyright exclusively licensed under any Intellectual Property License, including the right to receive damages, or the right to receive license fees, royalties, and other compensation under any copyright Intellectual Property License.

Notwithstanding anything to the contrary contained herein, the security interest created by this Copyright Security Agreement shall not extend to, and the term “Copyright Collateral” shall not include, any Excluded Property.

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to be inconsistent with or in conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon payment in full of the Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyright Collateral under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts. Delivery of any executed counterpart of a signature page of this Copyright Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Copyright Security Agreement.

SECTION 6. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]

By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

Copyright Intellectual Property Licences:

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following Collateral, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Patent Collateral”):

(a) the registered or applied for Patents of such Pledgor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing, including the Proceeds of any claim by such Pledgor against third parties for past, present or future infringement of any such Patent and the right to receive license fees, royalties, and other compensation for such Patent.

Notwithstanding anything to the contrary contained herein, the security interest created by this Patent Security Agreement shall not extend to, and the term “Patent Collateral” shall not include, any Excluded Property.

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to be inconsistent with or in conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon payment in full of the Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patent Collateral under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts. Delivery of any executed counterpart of a signature page of this Patent Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Patent Security Agreement.

SECTION 6. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]

By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

Patent Intellectual Property Licenses:

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following Collateral, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the “Trademark Collateral”):

(a) the registered or applied for Trademarks of such Pledgor listed on Schedule I attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing, including the Proceeds of any claim by such Pledgor against third parties for past, present or future (i) infringement or dilution of any Trademark, (ii) injury to the Goodwill associated with any Trademark, and (iii) right to receive license fees, royalties, and other compensation for such Trademark.

Notwithstanding anything to the contrary contained herein, the security interest created by this Trademark Security Agreement shall not extend to, and the term “Trademark Collateral” shall not include, any Excluded Property.

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to be inconsistent with or in conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon payment in full of the Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademark Collateral under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts. Delivery of any executed counterpart of a signature page of this Trademark Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.

SECTION 6. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]

By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Trademark Intellectual Property Licenses:

EXHIBIT G

FORM OF MORTGAGE

[separately attached]

FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([                    ])

by and from

POLYONE CORPORATION, “Mortgagor”

to

BANK OF AMERICA, N.A., in its capacity as Agent, “Mortgagee”

Dated as of [                    ] [__], 2012

Location:	[____________]
Municipality:	[____________]
County:	[____________]
State:	[____________]

[To be included in mortgage recording tax states where capped: THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS $                    .]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING

TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN.

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attention: Malcolm K. Montgomery, Esq.

File # 37051/00033

FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([                    ])

THIS FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([                    ]) (this “Mortgage”) is dated as of [                    ] [__], 2012 by and from POLYONE CORPORATION, an Ohio corporation (“Mortgagor”), whose address is 33587 Walker Road, Avon Lake OH 44012 to BANK OF AMERICA, N.A., a national banking association, as administrative agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at [                                        ] (Agent, together with its successors and assigns, “Mortgagee”).

[To be included in mortgage recording tax states where capped: ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS $[                    ] (THE “SECURED AMOUNT”).]

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Credit Agreement dated as of December [__], 2011, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Mortgagor, as borrower, Agent, as administrative agent, and the other Secured Parties identified therein. As used herein, the following terms shall have the following meanings:

(a) “Event of Default”: An Event of Default under and as defined in the Credit Agreement.

(b) “Indebtedness”: (1) All indebtedness of Mortgagor to Mortgagee or any of the other Secured Parties under the Credit Agreement or any other Loan Document, including, without limitation, the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Loan Documents and (b) principal, interest and other amounts which may hereafter be lent by Mortgagee or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Loan Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee or any of the other Secured Parties under documents which recite that they are intended to be secured by this Mortgage. The Indebtedness secured hereby includes, without limitation, all interest and expenses accruing after the commencement by or against Mortgagor or any of its affiliates of a proceeding under the Bankruptcy Code (defined below) or any similar law for the relief of debtors. [To be included in mortgage recording tax states: Subject to the provisions of Section 2.2, this Mortgage secures all advances under the Credit Agreement.]

(c) “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (4) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (5) all other agreements, to the extent transferable, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (6) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (7) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (8) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (9) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements or Fixtures (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(d) “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor under the Credit Agreement and the other Loan Documents to which it is a party.

(e) “Permitted Liens”: Liens described in Sections 7.01 of the Credit Agreement.

(f) “Security Agreement”: That certain Security Agreement by and from Mortgagor and the other grantors referred to therein to Agent and the other Secured Parties dated as of December [__], 2011, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(g) “UCC”: The Uniform Commercial Code of [                    ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by

2

the laws of a state other than [                    ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2

GRANT [TO BE INCLUDED IN MORTGAGE RECORDING TAX STATES: ; REDUCTION

OF SECURED AMOUNT]

Section 2.1 Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee, subject, however, only to Permitted Encumbrances and Permitted Liens.

Section 2.2 Reduction of Secured Amount. [To be included in mortgage recording tax states where capped: So long as the balance of the Indebtedness equals or exceeds the Secured Amount, the amount of the Indebtedness secured by this Mortgage shall at all times equal only the Secured Amount. So long as the balance of the Indebtedness exceeds the Secured Amount, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the State of [                    ].]

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances and the Permitted Liens. This Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property, subject to Permitted Encumbrances and Permitted Liens.

Section 3.2 Lien Status. Mortgagor shall preserve and protect the first lien and security interest priority of this Mortgage and the other Loan Documents. If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, after becoming aware of such lien, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee), but only to the extent required by the Loan Documents.

Section 3.3 Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Credit Agreement and the other Loan Documents and shall perform the

3

Obligations in full when they are required to be performed, but only to the extent required by the Loan Documents.

Section 3.4 Replacement of Fixtures. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be removed by the Credit Agreement.

Section 3.5 Inspection. Mortgagor shall permit Mortgagee and the other Secured Parties and their respective agents, representatives and employees, upon at least five (5) Business Days’ prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee or the other Secured Parties may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

Section 3.6 Other Covenants. All of the covenants in the Credit Agreement relating to the Mortgaged Property are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Section 3.7 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Mortgaged Property, as required by the Credit Agreement, against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. Each such policy of insurance shall name Mortgagee as the loss payee (or, in the case of liability insurance, an additional insured) thereunder for the ratable benefit of the Secured Parties, shall (except in the case of liability insurance) name Mortgagee as the “mortgagee” under a so-called “New York” long form non-contributory endorsement and shall provide for at least 30 days’ prior written notice of any cancellation of such policy. In addition to the foregoing, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(b) Condemnation Awards. Mortgagor assigns all Condemnation Awards to Mortgagee and authorizes Mortgagee to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement, provided that any Condemnation Award related to an Involuntary Disposition (as defined in the Credit Agreement) shall be made available to Mortgagor as permitted under the terms of the Credit Agreement.

(c) Insurance Proceeds. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Subject to the terms of the Credit Agreement, Mortgagor authorizes Mortgagee to collect and receive such

4

proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, provided that proceeds from any insurance policy related to an Involuntary Disposition (as defined in the Credit Agreement) shall be made available to Mortgagor as permitted under the Credit Agreement.

ARTICLE 4

[INTENTIONALLY OMITTED]

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels as Mortgagee may determine. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) Business Days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or

5

any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 5.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their priority with respect to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of

6

limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Mortgagee to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b) to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as Mortgagee in its sole discretion may determine; and

(c) the balance, if any, to the Persons legally entitled thereto.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to

7

cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Section 6.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest

8

in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4 No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 7

SECURITY AGREEMENT

Section 7.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) Business Days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency between the terms of this Mortgage and the terms of the Security Agreement with respect to the collateral covered both therein and herein, the Security Agreement shall control and govern to the extent of any such conflict or inconsistency.

Section 7.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and

9

places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of Ohio. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Mortgagee.

Section 7.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(c) of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property, the employer identification number of Mortgagor is [            ] and the organizational identification number of Mortgagor is [            ].

ARTICLE 8

[INTENTIONALLY OMITTED]

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.02 of the Credit Agreement.

Section 9.2 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 9.3 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) Business Days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with

10

respect to the Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

Section 9.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 9.5 No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 9.6 Credit Agreement. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall control and govern to the extent of any such conflict or inconsistency.

Section 9.7 Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

Section 9.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 9.9 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other

11

provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

Section 9.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

Section 9.12 Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagor and Mortgagee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.13 Mortgagee as Agent; Successor Agents.

(a) Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b) Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed

12

Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.

Section 9.14 Subrogation. If any or all of the proceeds of the Indebtedness are used to extinguish, extend or renew any indebtedness heretofore existing against the Mortgaged Property, then, to the extent of the funds so used, Mortgagee and the other Secured Parties shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Mortgaged Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Mortgagee and the other Secured Parties and are merged with the lien and security interest created herein as cumulative security for the repayment of the Indebtedness and the performance of the Obligations.

ARTICLE 10

LOCAL LAW PROVISIONS

[To Come]

[The remainder of this page has been intentionally left blank]

13

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	POLYONE CORPORATION, an Ohio corporation

By:
Name:
Title:

By:
Name:
Title:

S-1

STATE OF	)
)ss.
COUNTY OF	)

Before me, a Notary Public in and for said County and State, personally appeared                                     , the                          of POLYONE CORPORATION, and                                     , the                          of POLYONE CORPORATION, the corporation which executed the foregoing instrument, each signed the same and acknowledged to me that he/she did so sign said instrument in the name and upon behalf of said corporation as such officer, that the same is his/her free act and deed as such officer and the free act and deed of said corporation; that he/she was duly authorized thereunto by its board of directors. In testimony whereof, I have hereunto subscribed my name, and affixed my seal at                              this              day of                     , 2012.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires:

______________________________

N-1

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at [                                                         ]:

[See Attached Page(s) For Legal Description]

Exh. A-1

[EXHIBIT B

PERMITTED ENCUMBRANCES]

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee by [                            ] on or about the date hereof pursuant to commitment number [            ].

EXHIBIT H

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

[separately attached]

Intentially omitted

EXHIBIT I

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

[separately attached]

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of December 21, 2011, is made among the Loan Parties (as hereinafter defined), the Non-Loan Parties (as hereinafter defined), Bank of America, N.A. in its capacity as administrative agent pursuant to the Credit Agreement (as hereinafter defined) (in such capacity, together with any successors in such capacity, the “Administrative Agent”) (such capitalized terms and all other capitalized terms used herein without definition shall have the meanings provided for in Section 1).

WHEREAS, PolyOne Corporation (the “Company”), the Administrative Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of December 21, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers and each of the Subsidiaries defined as “Loan Parties” under the Credit Agreement are collectively referred to herein as the “Loan Parties” and each a “Loan Party”;

WHEREAS, each of the Subsidiaries of Company not defined as “Loan Parties” under the Credit Agreement are collectively referred to herein as the “Non-Loan Parties” and each a “Non-Loan Party”;

WHEREAS, each of the Loan Parties and the Non-Loan Parties are collectively referred to herein as the “Companies” and each a “Company”;

WHEREAS, one or more of the Non-Loan Parties has made or may make certain Investments taking the form of a loan or advance and loans or advances from time to time to a Loan Party (including, but not limited to the Existing Intercompany Loans, as hereinafter defined) or has received the benefit of a guarantee from a Loan Party for the repayment of Investments taking the form of a loan or advance and loans or advances made from a Non-Loan Party to another Non-Loan Party (including, but not limited to the Existing PolyOne Intercompany Guarantees, as hereinafter defined);

WHEREAS, the Companies will each benefit by the financial accommodations extended to Borrowers by the Lenders under the Credit Agreement; and

WHEREAS, in order to induce Administrative Agent and the Lenders to enter into the Credit Agreement and the other Loan Documents and to induce the Lenders to make financial accommodations to Borrower as provided for in the Credit Agreement, each Company has agreed to the subordination of such Investments, loans or advances of each Non-Loan Party to each Loan Party, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Borrower” has the meanings set forth in the recitals to this Agreement.

“Company” and “Companies” have the meanings set forth in the recitals to this Agreement.

“Existing Intercompany Loans” means the Investments taking the form of a loan or advance and loans or advances by Non-Loan Parties to Loan Parties existing on the date hereof, including, but not limited to, those listed on Schedule 1 hereto.

“Existing Parent Intercompany Guarantees” has the meaning set forth within the definition of Subordinated Debt Documents.

“Insolvency Event” means, as to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal or State bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings under the laws of any jurisdiction now or hereafter in effect (whether at a law or equity) or (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties or (c) any proceedings for liquidation, dissolution or other winding up of the business of such Person or (d) any assignment for the benefit of creditors or any marshaling of assets of such Person.

“Lenders” has the meaning set forth in the recitals to this Agreement.

“Loan Party” and “Loan Parties” have the meanings set forth in the recitals to this Agreement.

“Non-Loan Party” and “Non-Loan Parties” have the meanings set forth in the recitals to this Agreement.

“payment in full” or “paid in full” means the indefeasible payment and satisfaction in full in cash of all of the Senior Debt and the termination of the financing arrangements provided by Senior Claimholders to Loan Parties (but not including for this purpose the refinancing or replacement of the Senior Claimholders). If after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Senior Debt, Administrative Agent or any Senior Claimholder is required to surrender or return such payment or proceeds to any person for any reason, then the Senior Debt intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Administrative Agent or such Senior Claimholder, as the case may be.

“Senior Claimholders” means, at any relevant time, the holders of Senior Debt at such time, including the Lenders, the Administrative Agent, and any other agent under the Credit Agreement.

“Senior Debt” means the Obligations and other indebtedness, liabilities, and guaranties of Borrowers or Loan Parties to Senior Claimholders arising under or in connection with the Credit

Agreement and the other Loan Documents, whether arising before, during or after the initial or any renewal term of the Credit Agreement or after the commencement of any case with respect to any Loan Party under the U.S. Bankruptcy Code or any similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, whether or not such amounts are allowable either in whole or in part, in any such case or similar proceeding), and all other amounts payable by the Borrowers or any other Loan Party to Senior Claimholders thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

“Subordinated Debt” means, with respect to each Loan Party, all Indebtedness, indebtedness, liabilities, guarantees and other obligations of any Loan Party owing to a Non-Loan Party in respect of any and all Investments taking the form of a loan, advance or guarantees and loans, advances or guarantees arising under or in connection with the Subordinated Debt Documents (including, but not limited to, the Existing Intercompany Loans and the Existing Parent Intercompany Guarantees) or otherwise, whether arising before, during or after the initial or any renewal term of any Subordinated Debt Documents or after the commencement of any case with respect to any Loan Party under the U.S. Bankruptcy Code or any similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, whether or not such amounts are allowable either in whole or in part, in any such case or similar proceeding), whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by any Loan Party to such Non-Loan Party under or in connection with any documents or instruments related thereto.

“Subordinated Debt Documents” means, collectively, all agreements, documents and instruments at any time executed and/or delivered by any Loan Party or any other person to, with or in favor of any Non-Loan Party in connection with the Subordinated Debt, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, without limitation, (a) each of the loan agreements among PolyOne International Finance Company, a company organized under the laws of Ireland (“PolyOne International”), as lender, various Non-Loan Parties, as borrowers and the Company, as guarantor, including those agreements set forth on Schedule 2 hereto, pursuant to which Company has guaranteed to PolyOne International the repayment by such borrowers of all outstanding amounts in respect thereof (the “Existing Parent Intercompany Guarantees”), and (b) the Existing Intercompany Loans.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of the Loan Parties, directly or indirectly, of assets of the Loan Parties of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of a collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner, for or on account of the Subordinated Debt.

(c) Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation referred to. The captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 2. Subordination to Payment of Senior Debt. The right to payment and satisfaction of the Subordinated Debt is hereby subject, subordinate, and junior, to the extent and in the manner set forth herein, to the prior payment in full of the Senior Debt.

SECTION 3. Subordination Upon Any Distribution of Assets of the Companies. In the event of any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property, or securities, upon the occurrence of any Insolvency Event: (i) all amounts owing on account of the Senior Debt shall first be paid in full before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which any Non-Loan Party would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution directly to Administrative Agent for application to the payment of the Senior Debt.

SECTION 4. Payments on Subordinated Debt.

Unless and until payment in full of the Senior Debt has occurred, no Loan Party may make and no Non-Loan Party may accept or receive any Subordinated Debt Payment, except, that, each Loan Party may make, and each Non-Loan Party shall be entitled to accept and receive, Subordinated Debt Payments in the ordinary course of business and to the extent permitted pursuant to the provisions of the Credit Agreement, so long as each of the following conditions are satisfied as to any such payment:

(a) as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(b) the making of such payment is not prohibited under the ABL Facility.

SECTION 5. Subordination of Remedies. No Non-Loan Party shall, without the prior written consent of Administrative Agent:

(a) accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests in respect of the obligations of any Loan Party owing to such Non-Loan Party;

(b) exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;

(c) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities, or obligations of such Non-Loan Party to any Loan Party against any of the Subordinated Debt; or

(d) commence, or cause to be commenced, or join with any creditor other than Administrative Agent and the Lenders in commencing, any bankruptcy, insolvency, or receivership proceeding against any Loan Party.

SECTION 6. Payment Over to Administrative Agent. In the event that, notwithstanding the provisions of Section 3, Section 4, and Section 5, any Subordinated Debt Payments shall be received in contravention of Section 3, Section 4, or Section 5 by any Non-Loan Party before all Senior Debt is paid in full, such Subordinated Debt Payments shall be held in trust for the benefit of Administrative Agent and the other Senior Claimholders and shall be promptly paid over or delivered to Administrative Agent for application to the payment in full of all Senior Debt remaining unpaid.

SECTION 7. Authorization to Administrative Agent. If, while any Subordinated Debt is outstanding, any Insolvency Event shall occur and be continuing with respect to any Loan Party: (i) Administrative Agent hereby is irrevocably authorized and empowered (in the name of each Non-Loan Party or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Administrative Agent or any other Senior Claimholder; and (ii) each Non-Loan Party shall promptly take such action as Administrative Agent reasonably may request (A) to collect the Subordinated Debt for the account of Administrative Agent and the other Senior Claimholders and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to Administrative Agent such powers of attorney, assignments, and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

SECTION 8. Certain Agreements of Each Company.

(a) No Benefits. Each Company understands that there may be various agreements between Administrative Agent, the other Senior Claimholders and the Loan Parties evidencing and governing the Senior Debt, and each Company acknowledges and agrees that such agreements are not intended to confer any benefits on such Company and that neither Administrative Agent nor any other Senior Claimholder shall have any obligation to such Company or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to them under such agreements.

(b) No Interference. Each Company acknowledges that the Loan Parties have granted or may from time to time grant to Administrative Agent, for the benefit of the Senior Claimholders, security interests in any or all of their respective assets, and each Company agrees not to interfere with or in any manner oppose a disposition of any such Collateral by Administrative Agent in accordance with applicable law.

(c) Reliance by Administrative Agent and the Senior Claimholders. Each Company acknowledges and agrees that Administrative Agent and the other Senior Claimholders will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making or issuing the Loans or other financial accommodations thereunder.

(d) Waivers. Except as provided under the Loan Documents, each Company hereby waives (i) any and all notice of the incurrence of the Senior Debt or any part thereof, (ii) notice of presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which any Non-Loan Party and any Loan Party are or may be entitled (except as expressly provided for herein or as to any Loan Party, in the Loan Documents) and (iii) any right to require marshaling of assets.

(e) Obligations of Each Company Not Affected. Each Company hereby agrees that at any time and from time to time, without notice to or the consent of such Company, without incurring responsibility to such Company, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of Administrative Agent or any other Senior Claimholder hereunder, (i) the time for any of the Loan Parties’ performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by Administrative Agent (in accordance with the Loan Documents); (ii) the agreements of any Loan Party with respect to the Loan Documents may from time to time be modified by such Loan Party, Administrative Agent and the other Senior Claimholders (in accordance with the Loan Documents) for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of such Loan Party, Administrative Agent or the other Senior Claimholders thereunder; (iii) the manner, place, or terms for payment of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt may be renewed in whole or in part; (iv) the maturity of the Senior Debt may be accelerated in accordance with the terms of any present or future agreement by any Loan Party, Administrative Agent and the other Senior Claimholders (in accordance with the Loan Documents); (v) any Collateral may be sold, exchanged, released, or substituted and any Lien in favor of Administrative Agent or any other Senior Claimholder may be terminated, subordinated, or fail to be perfected or become unperfected; (vi) any Person liable in any manner for Senior Debt may be discharged, released, or substituted; (vii) all other rights against the Loan Parties, any other Person, or with respect to any Collateral may be exercised (or Administrative Agent or any other Senior Claimholder may waive or refrain from exercising such rights in accordance with the Loan Documents); and/or (viii) any Senior Claimholder may elect, in any proceeding instituted under the U.S. Bankruptcy Code the application of Section 1111(b)(2) of the U.S. Bankruptcy Code.

(f) Rights of Administrative Agent and the Other Senior Claimholders Not to Be Impaired. No right of Administrative Agent or any other Senior Claimholder to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any Company, Administrative Agent or any other Senior Claimholder hereunder or under or in connection with the other Loan Documents or by any noncompliance by the Companies with the terms and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof Administrative Agent or any other Senior Claimholder may have or otherwise be charged with.

SECTION 9. Subrogation. Until the payment and performance in full in cash of all Senior Debt, no Non-Loan Party shall have, nor shall it directly or indirectly exercise, any rights that it may acquire by way of subrogation under this Agreement, by any payment or distribution to Administrative Agent or any other Senior Claimholder hereunder or otherwise. Upon the payment and performance in full in cash of all Senior Debt, each Non-Loan Party shall be subrogated to the rights of Administrative Agent and the other Senior Claimholders to receive payments or distributions applicable to the Senior Debt until the Subordinated Debt shall be paid in full. For the purposes of the foregoing subrogation, no payments or distributions to Administrative Agent or any other Senior Claimholder of any cash, property, or securities to which any Non-Loan Party would be entitled except for the provisions of Section 3, Section 4, or Section 5 shall, as among such Non-Loan Party, its creditors (other than Administrative Agent and the other Senior Claimholders), and the other Companies, be deemed to be a payment by the other Companies to or on account of the Senior Debt.

SECTION 10. Continuing Agreement; Reinstatement.

(a) Continuing Agreement. This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Company until payment and performance in full in cash of the Senior Debt. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with the other Companies.

(b) Reinstatement. This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of any other Loan Party shall be rescinded or must otherwise be restored by Administrative Agent or any other Senior Claimholder, whether as a result of an Insolvency Event or otherwise.

SECTION 11. Obligations of the Companies Not Affected. The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Company against the other Companies, on the one hand, and of Administrative Agent and the other Senior Claimholders against the Companies, on the other hand. Nothing contained in this Agreement shall (i) impair, as between each Loan Party and the Non-Loan Parties, the obligation of the Non-Loan Parties to pay their respective obligations with respect to the Subordinated Debt as and when the same shall become due and payable, or (ii) otherwise affect the relative rights of each Non-Loan Party against the Loan Parties, on the one hand, and of the creditors (other than Administrative Agent and the other Senior Claimholders) of any Non-Loan Party against the Loan Parties, on the other hand.

SECTION 12. Endorsement of Company Documents; New Subsidiaries; Further Assurances and Additional Acts.

(a) New Subsidiaries. To the extent required pursuant to the Credit Agreement, each Company will cause any new direct or indirect Subsidiary (whether by acquisition or creation) of such Company to execute and deliver in favor of Administrative Agent an instrument of joinder by which such new Subsidiary shall become either a Loan Party or Non-Loan Party hereunder with the same force and effect as if originally named as a Loan Party or Non-Loan Party herein. The execution and delivery of any such instrument adding an additional Company as a party to this Agreement shall not require the consent of any other Company hereunder. The rights and obligations of each Company hereunder shall remain in full force and effect notwithstanding the addition of any new Company hereunder.

(b) Further Assurances and Additional Acts. Each Company shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as Administrative Agent reasonably shall deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide Administrative Agent with evidence of the foregoing reasonably satisfactory in form and substance to Administrative Agent.

SECTION 13. Notices. All notices and other communications to Loan Parties and to Non-Loan Parties provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and shall be mailed, sent, or delivered in accordance with the notice provisions contained in the Credit Agreement to PolyOne Corporation.

SECTION 14. Insolvency. This Agreement shall be applicable both before and after the filing of any petition by or against any Loan Party under the U.S. Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to any Loan Party shall be deemed to apply to a trustee for such Loan Party and such Loan Party as debtor in possession. The relative rights of Senior Claimholders and Non-Loan Parties to repayment of the Senior Debt and the Subordinated Debt, respectively, and in or to any distributions from or in respect of any Loan Party or any proceeds of any Loan Party’s property and assets, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, such Loan Party as debtor in possession.

SECTION 15. No Waiver; Cumulative Remedies. No failure on the part of Administrative Agent or any other Senior Claimholder to exercise, and no delay in exercising, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers, and privileges that may otherwise be available to Administrative Agent or any other Senior Claimholder.

SECTION 16. Survival. All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as any Senior Debt remains unpaid.

SECTION 17. Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

SECTION 18. Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Company, Administrative Agent, each other Senior Claimholder and their respective successors and permitted assigns.

SECTION 19. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 18(b), EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ENFORCEMENT OF RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING WITH RESPECT TO COLLATERAL, AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 20. Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 21. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement. This Agreement constitutes the entire agreement of each of the Companies, Administrative Agent and each of the other Senior Claimholders with respect to the matters set forth herein and supersedes any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto.

(b) Amendments and Waivers. Other than as expressly provided for in Section 13(a) no amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the Companies and Administrative Agent; and no waiver of any provision of this Agreement, or consent to any departure by any Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent. Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 22. Conflicts. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

SECTION 23. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 24. Counterparts; Telefacsimile or Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other means of electronic transmission shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

SECTION 25. Termination of Agreement. Upon payment in full of the Senior Debt, this Agreement shall terminate and Administrative Agent shall promptly execute and deliver to each Company such documents and instruments as shall be reasonably necessary to evidence such termination.

SECTION 26. Representations and Warranties of the Companies. Each of the Companies hereby represents and warrants to Administrative Agent that: (a) such Company has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; (b) the execution, delivery and performance by such Company of this Agreement has been duly authorized by all necessary corporate (or equivalent) action on the part of such Company; and (c) this Agreement has been duly executed and delivered by such Company.

SECTION 27. Credit Agreement. Notwithstanding anything contained herein to the contrary, loans, investments and advances from the Loan Parties to the Non-Loan Parties shall solely be permitted to the extent provided in the Credit Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page – Intercompany Subordination Agreement]

PolyOne Corporation

By:
Name: Daniel O’Bryon
Title: Treasurer

Signature Page to Intercompany Subordination Agreement

Conexus, Inc.
GEON Development, Inc.
Hollinger Development Company
L.E. Carpenter & Company
M.A. Hanna Plastic Group, Inc.
Polymer Diagnostics, Inc.
PolyOne Funding Corporation
Hanna-Itasca Company
Hanna Proprietary Limited
Regalite Plastics, LLC
Shawnee Holdings, LLC
O’Sullivan Plastics LLC
PolyOne Engineered Films, LLC
PolyOne Canada Inc.
LP Holdings Inc.
PolyOne Funding Canada Corporation
ColorMatrix Group, Inc.
ColorMatrix Holdings, Inc.
The ColorMatrix Corporation
Chromatics, Inc.
Gayson Silicone Dispersions, Inc.
Canada Films Venture Inc.

By:
Name: Woodrow W. Ban
Title: Secretary

GLS International, Inc.
M.A. Hanna Asia Holding Company
NEU Specialty Engineered Materials, LLC
Burton Rubber Company
RA Products, Inc.

By:
Name: Woodrow W. Ban
Title: Assistant Secretary

Signature Page to Intercompany Subordination Agreement

PolyOne LLC

By:
	Name:	Woodrow W. Ban
	Title:	Manager

ColorMatrix – Brazil, LLC

By:	The ColorMatrix Corporation, its sole member

By:
	Name:	Woodrow W. Ban
	Title:	Secretary

Signature Page to Intercompany Subordination Agreement

PolyOne de Mexico S.A. de C.V.
Auseon Limited
The Geon Company Australia Limited
PolyOne Controladora, S.A. de C.V.
PolyOne Wilflex Australia Pty. Ltd.

By:
	Name:	Woodrow W. Ban
	Title:	Authorized Secretary

P.I. Europe C.V.
PolyOne Hong Kong Holding Limited
Star Color Co. Ltd.
GLS Hong Kong Limited
GLS Trading (Suzhou) Co., Ltd.
PolyOne Management International Holding, S.L. (ETVE)
PolyOne Corporation UK Limited – Trading Company
PolyOne Espana, S.L.
PolyOne Italy Srl
Polimeks Plastik Tic. ve San. A.S.
Tekno Polimer Muhendislik Plastikleri San. ve Tic. A.S.
Tekno Ticaret Muhendislik Plastikleri San. ve Tic. A.S.
PolyOne Belgium, S.A.
PolyOne Poland Manufacturing, Sp.z.o.o.
PolyOne Deutschland, GmbH
PolyOne Luxembourg S.a.R.L.
PolyOne Europe Logistics S.A.
PolyOne France S.A.S.
PolyOne Color and Additives Germany, GmbH
PolyOne Th. Bergmann, GmbH
PolyOne Singapore, Ltd.
PolyOne International Trading (Shanghai) Co. Ltd.
PolyOne Suzhou, China
PolyOne Shanghai, China
PolyOne Shenzhen Co. Ltd.
M.A. Hanna France S.à.r.l.

By:
Name:	Bernard Baert
Title:	Authorized Secretary

M.A. Hanna Export Services Corporation

By:
Name:
Title:

PolyOne Sweden, AB

By:
	Name:	Guy Katsers
	Title:	Authorized Signatory

Uniplen Industria de Polimeros Ltda.
Braspenco Industria de Compostos Plasticos Ltda.
PolyOne Termoplasticos do Brasil Ltda.

By:
	Name:	Scott J. Leffler
	Title:	Authorized Signatory

PolyOne International Finance Company

By:
	Name:	Daniel J. O’Bryon
	Title:	Authorized Signatory

PolyOne Polska Sp.z.o.o.

By:
	Name:	Emil Balogh
	Title:	Authorized Signatory

PolyOne Polymers India Pvt. Ltd.
PolyOne Japan K.K.
PolyOne Korea, Ltd.

By:
	Name:	Willie Chien
	Title:	Authorized Signatory

PolyOne (Dongguan) Vinyl Compounds Company Ltd.
PolyOne Vinyl Compounds Asia Holdings Limited
PolyOne CR s.r.o.
PolyOne Magyarorsza KFT.

By:
	Name:	Holger Kronimus
	Title:	Authorized Signatory

ColorMatrix Plastic Colorant (Suzhou) Co. Ltd.

By:
Name:
Title:

ColorMatrix Asia Limited

By:
Name:
Title:

ColorMatrix Mexico S.A. de C.V.

By:
Name:
Title:

ColorMatrix Argentina S.A.

By:
Name:
Title:

ColorMatrix South America, Ltd.

By:
Name:
Title:

ColorMatrix do Brasil Industria e Comercio de Pigmentos e Aditivos Ltda.

By:
Name:
Title:

ColorMatrix UK Holdings Limited

By:
Name:
Title:

ColorMatrix Europe Limited

By:
Name:
Title:

Seola ApS Holding

By:
Name:
Title:

ColorMatrix Europe BV

By:
Name:
Title:

ColorMatrix U.K. Limited

By:
Name:
Title:

ColorMatrix Chromatics AG

By:
Name:
Title:

ColorMatrix Russia LLC

By:
Name:
Title:

Shanghai Colorant Chromatics Co., Ltd.

By:
Name:
Title:

Colorant Chromatics Trading (Shanghai) Co., Ltd.

By:
Name:
Title:

Colorant Chromatics AB

By:
Name:
Title:

Colorant GmbH

By:
Name:
Title:

Schedule 1 to

Intercompany Subordination Agreement

Lender	Borrower	Amount	Date of Loan	Subject to a Document Note
PolyOne Canada Inc.	PolyOne Corporation	USD 23,000,000	November 17, 2011	No

Schedule 2 to

Intercompany Subordination Agreement

PolyOne International Loan Agreements

1.	Annual Loan Agreement, dated January 2006, by and between PolyOne International and PolyOne Spain, as acknowledged by the Company;

2.	Annual Loan Agreement, dated January 2005, by and between PolyOne International and PolyOne Spain, as acknowledged by the Company;

3.	Loan Agreement, dated August 17, 2009, by and between PolyOne Management International Holding S.L. and PolyOne International, as acknowledged by the Company;

4.	Annual Loan Agreement, dated January 2007, by and between PolyOne International and PolyOne MIH, Spain (PMI), as acknowledged by the Company;

5.	Annual Loan Agreement, dated December 31, 2006, by and between PolyOne International and PolyOne MIH SL, Spain (PMI), as acknowledged by the Company;

6.	Annual Loan Agreement, dated January 2006, by and between PolyOne International and PolyOne MIH SL, Spain (PMI), as acknowledged by the Company;

7.	Annual Loan Agreement, dated January 2005, by and between PolyOne International and PolyOne MIH SL, Spain (PMI), as acknowledged by the Company;

8.	Annual Loan Agreement, dated January 2006, by and between PolyOne International and PolyOne Belgium, as acknowledged by the Company;

9.	Annual Loan Agreement, dated January 2006, by and between PolyOne International and PolyOne IFC Deutschland GmbH, as acknowledged by the Company;

10.	Loan Agreement, dated August 20, 2009, by and between PolyOne International and PolyOne Hungary Ltd., as acknowledged by the Company;

11.	Annual Loan Agreement, dated December 18, 2007, by and between PolyOne International and PolyOne Hungary Ltd., as acknowledged by the Company;

12.	Annual Loan Agreement, dated June 18, 2007, by and between PolyOne International and PolyOne Hungary Ltd., as acknowledged by the Company;

13.	Loan Agreement, dated December 19, 2008, by and between PolyOne International and PolyOne Hungary Ltd., as acknowledged by the Company;

14.	Loan Agreement, dated December 19, 2008, by and between PolyOne International and PolyOne Hungary Ltd., as acknowledged by the Company;

15.	Loan Agreement, dated June 22, 2010, by and between PolyOne International and PolyOne Luxembourg, as acknowledged by the Company;

16.	Loan Agreement, dated March 29, 2010, by and between PolyOne International and PolyOne Luxembourg, as acknowledged by the Company;

17.	Loan Agreement, dated June 23, 2008, by and between PolyOne International and PolyOne Poland Manufacturing Sp. z.o.o., as acknowledged by the Company;

18.	Loan Agreement, dated April 16, 2010, by and between PolyOne International and PolyOne Singapore Pte Ltd, as acknowledged by the Company;

19.	Loan Agreement, dated May 20, 2008, by and between PolyOne International and PolyOne Singapore Pte Ltd, as acknowledged by the Company; and

20.	Intercompany Loan Agreement, dated May 1, 2009, by and between PolyOne International and PolyOne Poland Manufacturing Sp. z.o.o, as acknowledged by the Company.

SCHEDULE 1.01(a)

CLOSING DATE GUARANTORS

Conexus, Inc.

GLS International, Inc.

M.A. Hanna Asia Holding Company

NEU Specialty Engineered Materials, LLC

Polymer Diagnostics, Inc.

PolyOne LLC

ColorMatrix Group, Inc.

ColorMatrix Holdings, Inc.

The ColorMatrix Corporation

Chromatics, Inc.

ColorMatrix - Brazil, LLC

Gayson Silicone Dispersions, Inc.

SCHEDULE 1.01(b)

IMMATERIAL SUBSIDIARIES

Auseon Limited

Burton Rubber Company

Butler Brothers

Geon Development, Inc.

Hanna Proprietary Limited

Hanna-Itasca Company

Hollinger Development Company

L.E. Carpenter & Company

LP Holdings Inc.

M. A. Hanna Plastic Group, Inc.

MAG International

O’Sullivan Plastics LLC

PolyOne Funding Canada Corporation

PolyOne Funding Corporation

PolyOne Engineered Films, LLC

PolyOne Wilflex Australasia Pty. Ltd.

RA Products, Inc.

Regalite Plastics, LLC

Shawnee Holdings, LLC

The Geon Company Australia Limited

Canadian Films Venture Inc.

SCHEDULE 1.01(c)

REMEDIATION PROPERTIES

611 Kororoit Creek Road, Altona, Victoria, Australia

21300 Doral Road, Town of Brookfield, Wisconsin

Highway 169, Nashwauk, MN

2468 Industrial Parkway, Calvert City, Kentucky

2475 Industrial Boulevard, Calvert City, Kentucky

216 Paterson Plank Road, Carlstadt, New Jersey

7377 Highway 3214, Convent, Louisiana

N1/2, Section 1, T42N, R35W, Stambaugh

Township, Iron County, Michigan

52 Richboynton Road, Dover, New Jersey

150 South Connell Avenue, Dyersburg, Tennessee

60 Mayfield Drive, Edison, New Jersey

10 Ruckle Avenue, Farmingdale, New Jersey

325 Lucy Road, Howell, Michigan

77 Saint David Street, Kawartha Lakes, Ontario

521 King Street West, Kitchener, Ontario

2400 Miller Cut-Off Road, La Porte, Texas

Fern Valley Road, Louisville, Kentucky

4200 Bells Lane, Louisville, Kentucky

300 Needham Street, Newton, Massachusetts

8281 National Highway, Pennsauken, New Jersey

26 Washington Street, Perth Amboy, New Jersey

7 Kelley Road, Plaistow, New Hampshire

68th Street & Pulaski Highway, Rosedale, Maryland

789 Old New Brunswick Road, Somerset, New Jersey

9316 South Atlantic Avenue, South Gate, California

8800 Thorold Townline Rd, Thorold, Ontario

111 Day Drive, Three Rivers, Michigan

1947-1997 Bloor Street West, Toronto, Ontario

170 North Main Street, Wharton, New Jersey

1318 East 12th Street, Wilmington, Delaware

944 Valley Avenue, Winchester, Virginia

Bergen County, New Jersey17

[17]	This is a long creek and this is the address that PolyOne Corporation has on its record.

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

On file with the Administrative Agent.

SCHEDULE 4.01(a)(iv)

PART I - MORTGAGED PROPERTIES

Property Owner	Address	City	State
Allied Color Industries Inc. (now known as PolyOne Corporation)	7601 North Glen Harbor Rd	Glendale	Arizona

The Geon Company (now known as Polyone Corporation)	2104 East 223RD Street	Carson	California

Winflex Inc. (now known as PolyOne Corporation)	8155 Cobb Center Drive	Kennesaw	Georgia

P.M.S. Consolidated (now known as PolyOne Corporation)	2400 E Devon Ave	Elk Grove Village	Illinois

The Geon Company (now known as PolyOne Corporation)	1546 County Rd 1450 North	Henry	Illinois

The Geon Company (now known as PolyOne Corporation)	3100 North 35TH Street	Terre Haute	Indiana

The Geon Company (now known as PolyOne Corporation)	4250 Bells Lane	Louisville	Kentucky

The Geon Company (now known as PolyOne Corporation)	Route 130 & Porcupine Road	Pedricktown	New Jersey

PolyOne Corporation	80 Northwest Street	Norwalk	Ohio

PolyOne Corporation and The Geon Company (now known as PolyOne Corporation)	554 Moore Road Building 482; 552 Moore Road - Gate 6 and all addresses and locations owned by PolyOne in Avon Lake, OH	Avon Lake	Ohio

M.A. Hanna Company (now known as PolyOne Corporation)	2513 Highland Avenue	Bethlehem	Pennsylvania

M.A. Hanna Company (now known as PolyOne Corporation)	107 Jackson Street	Dyersburg	Tennessee

M.A. Hanna Company (now known as PolyOne Corporation)	10100 Porter Road and 5200 Highway 146	Seabrook	Texas

PolyOne Corporation	4402 and 4403A Pasadena Freeway (Hwy 225)	Pasadena	Texas

DH Compounding Company (now known as PolyOne Corporation)	1260 Carden Drive	Clinton	Tennessee

SCHEDULE 4.01(a)(iv)

PART II - CLOSING DELIVERABLES

Deliverables Within 90 Days After Closing

(A) Evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid (or have been delivered to the applicable title insurer for the payment at the time of recording),

(B) Fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, Permitted Liens and matters acceptable to Agent in its sole discretion, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property, provided that a zoning report from Bock & Clark Corp. or another professional firm reasonably acceptable to the Administrative Agent may be delivered in lieu of such zoning endorsement) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys (each, an “ALTA Survey”), for which all necessary fees (where applicable) have been paid, and dated no more than 90 days after the date of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent and consistent with ALTA Survey requirements by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements that either materially affect the operation of the Mortgaged Property or encroach onto the Mortgaged Property, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and encroachments, either by such improvements or on to such property, and other defects, other than Permitted Encumbrances, Permitted Liens and other defects acceptable to the Administrative Agent; provided, however, that notwithstanding the requirements set forth in this clause (C), historical ALTA Surveys previously delivered to the Administrative Agent for the below properties shall be deemed to comply with such requirements: (i) 8155 Cobb Center Drive, Kennesaw, GA; (ii) 2400 E Devon Avenue, Elk Grove Village, IL; (iii) 3100 North 35th Street, Terre Haute, IN; (iv) Route 130 & Porcupine Road, Pedricktown, New Jersey; (v) 80 Northwest Street, Norwalk, OH; (vi) 2513 Highland Avenue, Bethlehem, PA and (vii) Highway 146, Seabrook, TX.

(D) Evidence of the insurance required by the terms of the Mortgages, including, if applicable, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (and with respect to any such facility that is located within a special flood zone (y) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Loan Party relating thereto and (z) evidence of insurance with respect to such facility as set forth in Section 6.07 and otherwise in form and substance reasonably satisfactory to the Administrative Agent),

(E) Opinions of local counsel for the Loan Parties (i) in states in which each Mortgage Property is located, with respect to the enforceability of the Mortgages and necessary requirements in order to perfect the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent and (ii) in states in which each Loan Party party to a Mortgage is organized or formed, with respect to the valid existence, corporate power and authority of such Loan Party in granting the Mortgage, in form and substance reasonably satisfactory to the Administrative Agent,

(F) Evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken, and

(G) Environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent; provided that with respect to real properties listed on Schedule 4.01(a)(iv) Part – I on the Closing Date, “Phase-I” reports shall be delivered solely with respect to Route 130 and Porcupine Rd., Pedricktown, NJ 08067; 1546 County Rd 1450 North, Henry, IL 61537; and 33587 Walker Road, Avon Lake, OH 44012 (and all other addresses constituting the Avon Lake campus).

SCHEDULE 5.04(d)

INVENTORY LOCATIONS

PolyOne Corporation

Owned Locations

Entity Name	Location
PolyOne Corporation	552 Moore Road, Avon Lake, OH 44012

PolyOne Corporation	2400 E. Devon Avenue, Elk Grove Village, IL 60007

PolyOne Corporation	7601 North Glen Harbor Blvd., Glendale, AZ 85307

PolyOne Corporation	1546 County Rd 1450 North, Henry, IL 61537

PolyOne Corporation	8155 Cobb Center Drive, Kennesaw, GA 30152

PolyOne Corporation	2104 East 223rd Street, Carson, CA 90745

PolyOne Corporation	1675 Navarre Rd, Massillon, OH 44646

PolyOne Corporation	733 East Water Street, North Baltimore, OH 45872

PolyOne Corporation	80 N. West Street, Norwalk, OH 44587

PolyOne Corporation	Route 130 and Porcupine Rd., Pedricktown, NJ 08067

PolyOne Corporation	2700 Papin Street, St. Louis, MO 63103

PolyOne Corporation	204 Industrial Park Drive, Sullivan, MO 63080

PolyOne Corporation	2900 Shawnee Industrial Way, Suwanee, GA 30024

PolyOne Corporation	1260 Carden Farm Drive, Clinton, TN 37716

PolyOne Corporation	4250 Bells Lane, Louisville, KY 40211

PolyOne Corporation	554 Moore Road, Avon Lake, OH

PolyOne Corporation	33587 Walker Road, Avon Lake OH 44012

PolyOne Corporation	4403A Pasadena Freeway – Hwy 225 W, Pasadena, TX 77503

PolyOne Corporation	4402 Pasadena Freeway, Pasadena, TX 77503

PolyOne Corporation	3100 North 35th Street, Terre Haute, IN 47804

PolyOne Corporation	2513 Highland Avenue, Bethlehem, PA 18020

PolyOne Corporation	107 Jackson Street, Dyersburg, TN 38024

PolyOne Corporation	Highway 146, Seabrook, TX 77586

PolyOne Corporation	2104 East 223RD Street, Long Beach, CA 90745

Leased Locations

Entity Name	Location
PolyOne Corporation	1414 Lowell Street, Elyria, OH 44035

PolyOne Corporation	10100 Porter Road, LaPorte, TX 77571

PolyOne Corporation	3160 Neil Armstrong Dr., Eagan, MN 55121

PolyOne Corporation	7755 National Turnpike, Unit 130, Louisville, KY 40214

PolyOne Corporation	15 Corporate Drive, North Haven, CT 06473

PolyOne Corporation	114 Morehead Rd., Statesville, NC 28677

PolyOne Corporation	1610 Phillips Street, Dyersburg, TN 38024

PolyOne Corporation	11400-A Newport Drive, Rancho Cucamonga, CA 91730

Warehouse and Bailee Locations

Entity Name	Warehouseman or Bailee	Location
PolyOne Corporation	Plastic Express 15450 Salt Lake Avenue City of Industry, CA 91745 Attention: Ray Hufnagel	4200 Industry Drive East, Suite A Fife, WA (Tacoma Location) and 151 Fieldcrest, Edison, NJ

PolyOne Corporation	Pulse Logistics P.O. Box 4944 1048 N. Monroe Kansas City, MO 64120	1600 N. 291 Hwy, Carefree Industrial Park Red Tunnel – Unit #950, Independence, MO 64058

PolyOne Corporation	Aspen Distribution, Inc. Attn: Terry Brewer PO Box 39108 10875 East 40th Avenue Denver, CO 80239	10875 East 40th Avenue Denver, CO 80239

PolyOne Corporation	Major Prime Plastics, Inc Attn: John Hadley P.O. Box 6240 649 N. Ardmore Avenue Villa Park, IL 60181	649 N. Ardmore Avenue Villa Park, IL 60181

PolyOne Corporation	G&D Trucking, Inc Durkee Road BNSF Tracks (aka G & D Trucking 26062 Frontage Road) 5281-5289 Channahon, IL 60410	Durkee Road BNSF Tracks (aka G & D Trucking 26062 Frontage Road) 5281-5289 Channahon, IL 60410

PolyOne Corporation	Priority Transportation, Inc. Attn: Charles Rivera P.O. Box 3894 Marina Station Bo. Mani Mayaguez, Puerto Rico 00681	5412 Road 64 KM01 Mayaguez, PR

Entity Name	Warehouseman or Bailee	Location
PolyOne Corporation	Pulse Transportation Services, Inc. P.O. Box 4944 1048 N. Monroe Kansas City, MO 64120 Attention: Stephen Pulse - President	1600 N. 291 Hwy. Carefree Industrial Park Red Runnel Unit #950 Independence, MO and 3900 Empire Road Kansas City, MO

PolyOne Corporation	Stagecoach Cartage & Distribution, Inc. Attn: Scott McLaughlin 7167 Chino Dr. El Paso, TX 79915	7167 Chino Dr. El Paso, TX 79915 8900 San Gabriel Laredo, TX

PolyOne Corporation	Quality Distribution, Inc. Attn: Sita Jasper 421 John Glenn Road Salt Lake City, UT 84116	421 John Glenn Road Salt Lake City, UT 84116

PolyOne Corporation	Total Transportation Solutions Inc. 20 Casebridge Court Scarborough, ON M1B 3M5 Canada Attention: Mr. Scott Pustai	5003-52nd Ave. S.E. Calgary, Alberta Canada

PolyOne Corporation	Ee-Jay Motor Transports, Inc. 1501 Lincoln Avenue East St. Louis, IL 62204	1501 Lincoln Avenue East St. Louis, IL 62204

PolyOne Corporation	Plastic Express – Edison 15450 Salt Lake Avenue City of Industry, CA 91745-1112	151 Fieldcrest, Edison, NJ 08837

PolyOne Corporation	PolyOne Corporation c/o NS TBT 1431 Chardon Road Euclid, OH 44117	1431 Chardon Road Euclid, OH 44117

PolyOne Corporation	Florida Bulk Transfer – Miami 3601 NW 62nd Street Miami, FL 33147	3601 NW 62nd Street Miami, FL 33147

PolyOne Corporation	Saddle Creek Corporation 3010 Saddle Creek Road Lakeland, FL 33801 Attention: Thomas Patterson	3010 Saddle Creek Road Lakeland, FL 33801

PolyOne Corporation	Polymer Distribution-Guelph 351 Elizabeth Street Guelph, Ontario Canada N1E 2X9	351 Elizabeth Street Guelph, Ontario Canada N1E 2X9

PolyOne Corporation	Stagecoach Cartage 7167 Chino Dr. El Paso, TX 79915	8900 San Gabriel, Laredo, TX 78045

Entity Name	Warehouseman or Bailee	Location
PolyOne Corporation	A & R PDSI – Jeffersonville 4800 Keystone Blvd. Jeffersonville, IN 47130	4800 Keystone Blvd. Jeffersonville, IN 47130

PolyOne Corporation	Ventura – Lesbro Co. 2418 East 223rd Street Long Beach, CA 90810	3724 Bandini Boulevard, Los Angeles, CA 90040

PolyOne Corporation	Polymer Distribution, Lachine 1111 12th Avenue Lachine, Quebec Canada H8S 4K9	1111 12th Avenue Lachine, Quebec Canada H8S 4K9

PolyOne Corporation	A&R Distribution, Morris IL 8440 South Tabler Road Morris, IL 60450	8440 South Tabler Road Morris, IL 60450

PolyOne Corporation	Gamas Group 1520 North Industrial Park Nogales, AZ 85621 Plant 1WNZ	1520 North Industrial Park Nogales, AZ 85621 Plant 1WNZ

PolyOne Corporation	Bulkmatic Transport –Pineville NS TBT 2820 Nevada Blvd. Charlotte, NC 28273	2820 Nevada Blvd. Charlotte, NC 28273

PolyOne Corporation	RSI Leasing – Petersburg 1301 E. Washington St. Petersburg, VA 23831	1301 E. Washington St. Petersburg, VA 23831

PolyOne Corporation	A & R Transport 1501 N. Savana Avenue Terra Haute, IN 47804 Plant 1WTB	1501 N. Savana Avenue Terra Haute, IN 47804 Plant 1WTB

PolyOne Corporation	CN Cargoflo 185 West Industrial Avenue Memphis, TN 38109	185 West Industrial Avenue Memphis, TN 38109

PolyOne Corporation	Katoen Natie 6660 Financial Drive Mississauga, Ontario Canada L5N 7J6	6660 Financial Drive Mississauga, Ontario Canada L5N 7J6

PolyOne Corporation	DELAWARE EXPRESS P.O. Box 97 Elkton, MD 21921	1280 Railcar Ave. Edgemoor, DE 19802

PolyOne Corporation	Logistica Integral 11905 Hayter Rd. Laredo TX 78045	11905 Hayter Rd. Laredo TX 78045

PolyOne Corporation	WELLDEX DEL NORTE, S.C. 801 Hallmark Eastpoint Indust., Laredo, TX 78045 Plant 1WLO	801 Hallmark Eastpoint Indust., Laredo, TX 78045 Plant 1WLO

Entity Name	Warehouseman or Bailee	Location
PolyOne Corporation	International Impulse, Inc. 5812 Cromo Drive El Paso, TX 79912 Attention: Abiel Carrillo	1251 N. Industrial Park Nogales, AZ 85621

PolyOne Corporation (Railcar Transfer Station)	Quality Carriers Kansas City, MO Don Benoit Director of Operations and Pricing 4041 Park Oaks Blvd., Suite 200 Tampa, FL 33610 (Phone 800-282-2031 x7286) (dbenoit@qualitydistribution.com)	6808 St. John Avenue Kansas City, MO

PolyOne Corporation (Railcar Transfer Station)

Plastic Express Valla Yard

Tom McKeller

Vice President Transportation & Terminals

Plastic Express

15450 Salt Lake Avenue

City of Industry, CA 91745-1112

(Direct Phone 626-322-3288)

(Cell Phone 714-906-9091)

(www.plasticexpress.com)

8630 Sorenson Ave. Santa Fe Springs, CA

Consignee Locations

Entity Name	Consignee	Location
PolyOne Corporation	Aetna Wire & Cable 1537 Air Rail Ave. Virginia Beach, VA 23455	1537 Air Rail Ave., Virginia Beach, VA

PolyOne Corporation	Schick Manufacturing Inc. (also listed as American Safety Razor Company) 240 Cedar Knolls Road Suite 401 Cedar Knolls, NJ 07927	Cd. Obregon, Sonora, Mexico

PolyOne Corporation

CommScope, Inc. of North Carolina

3642 Highway 70 East

PO Box 879

Claremont, NC 28610-0879

Attention: Purchasing

CommScope, Inc. of North Carolina

1100 CommScope Place SE

Hickory, NC 28602

Attention: General Counsel

6519 CommScope Road, Catawba, NC 28609 & 3642 US HWY 70 East, Claremont, NC 28610

PolyOne Corporation	King Bros, Inc. 29101 The Old Road Valencia, CA 91355	29101 The Old Road, Valencia, CA 91355

PolyOne Corporation	Amesbury Group 105 Washington Street NW Cannon Falls, MN 55009-1150	Bandlock Corporation, 1734 Vineyard Ave., Ontario, CA

PolyOne Corporation	Amesbury Group Inc., Extruded Products Division 105 Washington Street West Cannon Falls, MN 55009	105 Washington Street West, Cannon Falls, MN 55009

PolyOne Corporation	NYX, Inc. – Levan 36667 Schoolcraft Road Livonia, MI 48150-1175	36667 Schoolcraft Road, Livonia, MI

PolyOne Corporation	OFS Fitel, LLC 10 Brightware Blvd. Carrollton, GA 30117	10 Brightwave Blvd., Carrollton, GA

PolyOne Corporation	Superior Essex Communications LP 6120 Powers Ferry Road Atlanta, GA 30339 Attention: Michael D. George – Director of Procurement	6120 Powers Ferry Rd., Atlanta, GA 30339-2923

Entity Name	Consignee	Location
PolyOne Corporation	Whirlpool Corporation and Maytag Corporation 2000 M-63 Benton Harbor, MI 49022 Attention: Whirlpool Procurement Designated Supplier Lead	Findlay, OH

PolyOne Corporation	Rainin Instrument, LLC 7500 Edgewater DR Main Street Oakland, CA 94621 Attention: Larry Johnson	7500 Edgewater Dr., Oakland, CA

PolyOne Corporation	Nypro Inc. Sending document and letter to Emily.Sho@nypro.com	Nypro San Diego

PolyOne Corporation	J.W. Speaker Corporation N120 W19434 Freistadt Road Germantown, WI 53022	N120 W 19434 Freistadt Road Germantown, WI 53022

PolyOne Distribution Company (now known as PolyOne Corporation)	Genesis Plastic Technologies LLC 27200 Tinkers Ct. Glenwillow, OH 44139 Attention: Jim Mayor	27200 Tinkers Ct., Glenwillow, OH 44139

PolyOne Corporation	Sun Tech Industries 41958 Highway 2 Ravenna, NE 68869 Attention: Shannon Mackey	41958 Highway 2, Ravenna, NE 68869

PolyOne Corporation	David S. Smith (America), Inc. dba Worldwide Dispensers 78 Second Ave. South Lester Prairie, MN 55354 Attention: Jerre Kachmar	78 Second Ave South, Lester Prairie, MN 55354

PolyOne Corporation	Nypro Inc. Sending document and letter to Rhonda.main@nypro.com	Nypro Asheville

PolyOne Corporation	Stanley Black & Decker, Inc. 1000 Stanley Drive New Britain, CT 06053-1675	Stanley Works, 100 Stanley Road, Cheraw, SC 29502

PolyOne Distribution Company (now known as PolyOne Corporation)	Conimar Corporation 1724 N.E. 22nd Ave. Ocala, FL 34770-4702 Attention: Audrea Allen- Purchasing Agent	N.E. 22nd Ave., Ocala, FL 34770-4702

Entity Name	Consignee	Location
PolyOne Distribution Company (now known as PolyOne Corporation)	GW Plastics 239 Pleasant Street Bethel, VT 05032 Attention: Scott Perkins	239 Pleasant Street, Bethel, VT 05032

PolyOne Corporation	Belden 2200 US Highway 27 South Richmond, IN 47374	North West, N St., Richmond, IN 47374 1200 West Columbia Ave., Monticello, KY 42633

PolyOne Corporation	Panduit Corporation 18900 Panduit Drive Tinley Park, IL 60487-3091	18900 Panduit Drive Tinley Park, IL 60487-3091

The ColorMatrix Corporation

Leased Locations

Entity Name	Location
The Colormatrix Corporation	680 North Rocky River Drive, Berea, Ohio 44017

The Colormatrix Corporation	7204 Burns Street, Richland Hills, TX 76118

Warehouseman and Bailee Locations

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	AMCOR RIGID PLASTICS N.A.	520 Bell Avenue Ames, IA 50010

The Colormatrix Corporation	DEVTECH LABS, INC.	12 Howe Drive Amherst, NH 03031

The Colormatrix Corporation	BEMIS COMPANY, INC.	2521 W Everrett Appleton, WI 54914

The Colormatrix Corporation	SAPONA PLASTICS	7039 Hwy 220 S. Asheboro, NC 27205

The Colormatrix Corporation	GRAHAM PACKAGING	1650 Westgate Parkway Atlanta, GA 30336

The Colormatrix Corporation	PORTOLA PACKAGING, Inc.	951 Douglas Road Batavia, IL 60510

The Colormatrix Corporation	TRADEWIND PLASTICS	Francisco De Goya Avenue, Bayamon, Puerto Rico 00960

The Colormatrix Corporation	GRAHAM PET TECHNOLOGIES	7 Technology Drive Bedford, NH 03110

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	MOHAWK INDUSTRIES	2118 Marlboro Road, Bennettsville, SC 295158328

The Colormatrix Corporation	WESTERN CONTAINER CORPORATION	1600 1st Avenue Big Spring, TX 79720

The Colormatrix Corporation	KYDEX, LLC	6685 Low Street Bloomsburg, PA 17815

The Colormatrix Corporation	HUSKY CANADA	500 Queen Street South Bolton Canada L7E 5S5

The Colormatrix Corporation	STACKTECK SYSTEMS LIMITED	1 Paget Road, Brampton Canada L6T 5S5

The Colormatrix Corporation	PACIFIC PLASTICS INC.	111 South Berry Street Brea, CA 92821

The Colormatrix Corporation	NAMPAC	1591 N. Harvey Mitchell Place, Byan, TX 77803

The Colormatrix Corporation	MERRILL’S PACKAGING, INC.	1529 Rollins Road Burlingame, CA 94010

The Colormatrix Corporation	RUBBERMAID CALGARY	4660 68th Ave. Southeast, Calgary, Canada T2C 4N3

The Colormatrix Corporation	COLGATE PALMOLIVE COMPANY	8800 Guernsey Industrial, Cambridge, Ohio 43725

The Colormatrix Corporation	AMES TRUE TEMPER	465 Railroad Ave. Camphill, PA 17011

The Colormatrix Corporation	NAMPAC	1033 North Production Road, Cedar City, UT 84721

The Colormatrix Corporation	BIG 3 PRECISION	2923 Wabash Avenue Centralia, IL 62801

The Colormatrix Corporation	Bermuda Distribution, Inc	12511 Bermuda Triangle Rd., Chester, VA 23836

The Colormatrix Corporation	PROGRESSIVE PLASTIC INC.	14801 Emery Avenue Cleveland OH 44135

The Colormatrix Corporation	OATEY COMPANY	4700 West 160th Street, Cleveland OH 44135

The Colormatrix Corporation	DEMO - DAVE RUSSELL	18751 Cloverstone Circle, Comelius, NC 28031

The Colormatrix Corporation	BEAULIEU OF AMERICA	509 Fifth Avenue Dalton, GA 30722

The Colormatrix Corporation	NAMPAC	7 Wheeling Road Dayton, NJ 08810

The Colormatrix Corporation	COMPOSITE TECHNOLOGIES CO	401 North Keowee Street, Dayton, OH 454041602

The Colormatrix Corporation	Ancos	4813 County Drive Disputanta, VA 23842

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	ENERGIZER PERSONAL CARE	800 Silvr Lake Road Dover, DE 19904

The Colormatrix Corporation	PURE TECH PLASTICS	91 East Carmans Road East Farmingdale, NY 11735

The Colormatrix Corporation	PREFORMS	478 Gulf Crescent, Sydport Industrial Park, Edwardsville, Nova Scotia B2A 4T3

The Colormatrix Corporation	TESSY PLASTICS	488 Ny Route 5 West Elbridge, NY 13060

The Colormatrix Corporation	THE PLASTEK GROUP - CPD	2425 W. 23rd Street Erie, PA 16506

The Colormatrix Corporation	ERIE MOLDED PLASTICS INC.	6020 W. Ridge Road Erie, PA 16506

The Colormatrix Corporation	RIDGELINE PIPE MANUFACTURING	2220 Nugget Way Eugene, OR 97403

The Colormatrix Corporation	ACHILLES USA, INC.	1407 80th Street S.W. Everett, WA 98203

The Colormatrix Corporation	ICE RIVER SPRINGS WATER	Grey Road #2 Feversham, Canada N0C 1C0

The Colormatrix Corporation	CENTREX PLASTICS LLC	814 W. Lima Street Findlay, OH 45840

The Colormatrix Corporation	GRAHAM PACKAGING	7959 Vulcan Drive Florence, KY 41042

The Colormatrix Corporation	POM WONDERFUL	2970 S. Orange Avenue Fresno, CA 93725

The Colormatrix Corporation	GEORGIA GULF & AFFILIATES	Highway 51 South Gallman, MS 39077

The Colormatrix Corporation	DIAMOND PLASTICS CORPORATION	1212 Johnstown Road Grand Island, NE 68803

The Colormatrix Corporation	MEADWESTVACO CALMAR	11901 Grandview Road, Grandview, MO 64030

The Colormatrix Corporation	MIDGARD, INC	1255 Nursery Road Green Lane, PA 18054

The Colormatrix Corporation	SURTECO	7104 Cessna Drive Greensboro, NC 27409

The Colormatrix Corporation	KEITH SEABOLT, DEMO	6801 Volunteer Drive, Greenville, TX 75402

The Colormatrix Corporation	MITSUBISHI POLYESTER FILM	2001 Hood Road Greer, SC 29652

The Colormatrix Corporation	J R Products	90 Valley Lake Drive Grey Court, SC 29645

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	ARMAL, INC.	122 Hudson Industrial Drive, Griffin, GA 30224

The Colormatrix Corporation	THE PLASTEK GROUP - HMD	1015 County Home Road, Hamlet, NC 28345

The Colormatrix Corporation	NORTHERN PIPE PRODUCTS IN	1268 Imperial Road Hampton, IA 50441

The Colormatrix Corporation	BERRY PLASTICS CORPORATION	7447 Candlewood Rd. Hanover, MD 21076

The Colormatrix Corporation	PORT ERIE PLASTICS	909 Troupe Road Harborcreek, PA 16421

The Colormatrix Corporation	CONSTAR INTERNATIONAL	1801 Clark Road Harve De Grace, MD 21078

The Colormatrix Corporation	THE RODON GROUP	2800 Sterling Drive Hatfield, PA 19440

The Colormatrix Corporation	WESTERN CONTAINER	110 W.L. Runnels Industri, Hattiesburg, MS 39401

The Colormatrix Corporation	SONOCO PLASTICS, INC.	5801 N. Lindberg Blvd., Hazelwood, MO 63042

The Colormatrix Corporation	GRAHAM PACKAGING	12 Maplewood Drive Hazleton, PA 18201

The Colormatrix Corporation	SIMONA AMERICA	64 N. Conahan Drive Hazleton, PA 18201

The Colormatrix Corporation	CONSTAR INTERNATIONAL	Newark Industrial Park Bl., Hebron, Ohio 43025

The Colormatrix Corporation	Prime Conduit	1405 East Santa Fe Blvd. High Springs, FL 32643

The Colormatrix Corporation	PLASTIC TECHNOLOGIES	1465 Timberwolfe Holland, OH 435280964

The Colormatrix Corporation	B-SIDE PLASTICS	4102 Veterans Drive Houston, TX 77043

The Colormatrix Corporation	VISTA CONTAINER & CLOSURES	4003 Leeland Street Houston, TX 77023

The Colormatrix Corporation	DENVER PLASTICS	560 Dahlia Street Hudson, CO 80642

The Colormatrix Corporation	GRAHAM PACKAGING	2515 Independence Road Iowa City, IA 52240

The Colormatrix Corporation	CONSTAR INTERNATIONAL	595 Industrial Drive Jackson, MS 39209

The Colormatrix Corporation	Igloo Products Corp.	30603 Highway 90 Katy, TX 77494

The Colormatrix Corporation	XTEN INDUSTRIES LLC	9600 55th Street Kenosha, WI 53144

The Colormatrix Corporation	Reduction Engineering	4430 Crystal Parkway Kent, OH 44240

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	PORTOLA PACKAGING, Inc.	408 Tilthammer Drive, Kingsport, TN 37660

The Colormatrix Corporation	PALMETTO SYNTHETICS	633 Commerce Drive, Kingstreet, SC 29556

The Colormatrix Corporation	PALRAM	9735 Commerce Circle, Kutztown, PA 19556

The Colormatrix Corporation	EXTRUSION VINYL & PLASTIC	1311 Godin Avenue Leval, CANADA H7E 2T1

The Colormatrix Corporation	GRAHAM PACKAGING	2447 Palumbo Drive Lexington, KY 40509

The Colormatrix Corporation	ZELLER PLASTIK	1515 Franklin Blvd., Libertyville, IL 60048

The Colormatrix Corporation	APTARGROUP, INC.	901 Technology Way, Libertyville, IL 60048

The Colormatrix Corporation	NAMPAC	2160 Lithonia Industrial, Lithonia, GA 30058

The Colormatrix Corporation	DESIGN MOLDED PLASTICS	8220 Baveraia Road Macedonia, OH 44056

The Colormatrix Corporation	PARAGON PACKAGING INC.	1500 E. Broad Street, Mansfield, TX 76063

The Colormatrix Corporation	CHROMA CORPORATION	3900 West Dayton Street, Mchenry, IL 60050

The Colormatrix Corporation	FERGUSON PRODUCTION, INC.	2130 Industrial Drive, Mcpherson, KS 67460

The Colormatrix Corporation	ALTIRA	3225 N.W. 112th Street Miami, FL 33167

The Colormatrix Corporation	SONOCO	245 Britannia Road, Mississauga, Ontario L4Z 4J3

The Colormatrix Corporation	RUBBERMAID HOME PRODUCTS	3200 Gilchrist Road Mogadore, OH 44260

The Colormatrix Corporation	MICHAEL ASCHENBRENER, DEMO	17450 Leggett Road Montville, OH 44064

The Colormatrix Corporation	LOMONT MOLDING, INC.	1516 East Mapleleaf Drive Mt. Pleasant, IA 52641

The Colormatrix Corporation	GRAHAM PACKAGING	102 Kaad Road Muskogee, OK 74401

The Colormatrix Corporation	IPEC HOLDINGS, INC.	185 Northgate Circle New Castle, PA 16105

The Colormatrix Corporation	SILGAN PLASTICS CORPORATION	1858 Meca Way Norcross, GA 30093

The Colormatrix Corporation	FOURMARK MANUFACTURING INC	2690 Plymouth Drive Oakville, Canada L6H 6G7

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	KIK CORPORATION	101 Mac Intosh Blvd, Ontario, Canada L4K 4R5

The Colormatrix Corporation	CONSTAR INTERNATIONAL	7400 South Orange Avenue, Orlando, FL 32809

The Colormatrix Corporation	INFINITI PLASTICS TECHNOLOGY	5400 Commerce Drive Padauch, KY 42001

The Colormatrix Corporation	PRETIUM PACKAGING	2015 S. Main Street Paris, IL 61944

The Colormatrix Corporation	MONTVILLE PLASTICS & RUBB	15567 Main Market Rd (Us 422), Parkman, Ohio 44080

The Colormatrix Corporation	RESILUX AMERICA LLC	265 John Brooks Road, Pendergrass, GA 30567

The Colormatrix Corporation	BERRY PLASTICS CORPORATION	19101 Kapp Drive Peosta, IA 52068

The Colormatrix Corporation	CRESLINE-WEST INC.	3747 West Buckeye Road Phoenix, AZ 85009

The Colormatrix Corporation	VINYLPLEX INC.	1800 Atkinson Avenue Pittsburg, KS 66762

The Colormatrix Corporation	AGI POLYMATRIX	45 Downing Parkway Pittsfield, MA 01201

The Colormatrix Corporation	LOGOPLASTE CHICAGO, LLC	14420 Van Dyke Painfield, IL 60544

The Colormatrix Corporation	PREFERRED PLASTICS INC.	800 E. Bridge Street Plainwell, MI 49080

The Colormatrix Corporation	PLASTIPAK PACKAGING	4211 Amberjack Blvd. Plant City, FL 33567

The Colormatrix Corporation	IPL PLASTICS	140 Ruc Commerciale Quebec, Canada G0R 2Y0

The Colormatrix Corporation	EXTRUCAN	2155 Rue Canadien, Quebec, Canada J2C 7V9

The Colormatrix Corporation	PREMIUM WATERS INC.	1811 No. 30th Street Quincy, IL 62301

The Colormatrix Corporation	CANTEX INC.	130 Woodland Avenue Reno, NV 85923

The Colormatrix Corporation	Alloy Polymers, Inc	3310 Deepwater Terminal Rd., Richland, VA 23234

The Colormatrix Corporation	RING CONTAINER TECHNOLOGIES	4689 Assembly Drive Rockford, IL 61109

The Colormatrix Corporation	CANTEX INC.	Old St. James Street Rolla, MO 65401

The Colormatrix Corporation	JOHN BOMBACE, SALES TECH	111 Ruby Court Rutherford, CT 28139

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	CLOSURE SYSTEMS INT’L INC	480 North 5600 West Salt Lake City, UT 84116

The Colormatrix Corporation	CLOSURE SYSTEMS INT’L INC	4915 Norman Road Sandston, VA 23150

The Colormatrix Corporation	CLOSURE SYSTEMS INT’L INC	Plant #089 Sandston, Va 23150

The Colormatrix Corporation	PIRANHA PLASTICS	3531 Thomas Road Santa Clara CA 95054

The Colormatrix Corporation	KIK-SoCAL INC.	9028 Dice Road Santa Fe Spring, CA 90670

The Colormatrix Corporation	GRAHAM PET TECHNOLOGIES	510 E. Naches Avenue Selah, WA 98942

The Colormatrix Corporation	M & G POLYMERS USA, LLC	6951 Ridge Road, Sharon Cernter, OH 442740590

The Colormatrix Corporation	KOHLER COMPANY	300 South Oklahoma Sheridan, AR 72150

The Colormatrix Corporation	MATTEL MABAMEX	1333 30th Street South Diego, CA 92154

The Colormatrix Corporation	COLORITE	909 E Glendale Avenue Sparks, NV 89431

The Colormatrix Corporation	ALPHA PACKAGING INC.	1555 Page Industrial Blvd St. Louis, MO 63132

The Colormatrix Corporation	LIQUID CONTAINER L.P.	7100 Durand, Unit B Sturtevant, WI 53177

The Colormatrix Corporation	MOHAWK INDUSTRIES	106 Bankson Drive Summerville, GA 30747

The Colormatrix Corporation	JM EAGLE	1820 Midvale Road Sunnyside, WA 98944

The Colormatrix Corporation	WESTERN CONTAINER CORPORATION	2205 70th Avenue East Tacoma, WA 98424

The Colormatrix Corporation	PORTOLA PACKAGING, Inc.	4 South 84th Ave, Suite A, Taolleson, AZ 85353

The Colormatrix Corporation	WEATHERCHEM CORPORATION	2222 Highland Road Twinsburg, OH 44087

The Colormatrix Corporation	YOSHINO AMERICA CORPORATION	2500 Palmer Avenue University Park, IL 604663134

The Colormatrix Corporation	BLACKHAWK AUTOMOTIVE PLASTICS	500 North Warpole Street Upper Sandusky, OH 43351

The Colormatrix Corporation	ELECTRFORM INDUSTRIES	852 Scholz Drive Vandalia, OH 45377

The Colormatrix Corporation	COLORITE	700 Jewel Drive Waco, TX 76712

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	DENVER PLASTICS	2355 Aspen Street Wahoo, NE 68066

The Colormatrix Corporation	Dura Warehouse	525 South Lemon Avenue, Walnut, CA 91789

The Colormatrix Corporation	BERRY PLASTICS CORPORATION	199 Edison Road Washington, GA 30673

The Colormatrix Corporation	1769 HAWTHORNE LANE	1769 Hawthorne Lane West Chicago, IL 60185

The Colormatrix Corporation	Qualtech Technologies, Inc	1685B Joseph Lloyd Parkway, Willoughby, OH 44094

The Colormatrix Corporation	WEENER PLASTICS	2201 Stantonsburg Road, Wilson, NC 27893

The Colormatrix Corporation	INFILTRATOR SYSTEMS INC.	1315 Enterprise Drive, Winchester, KY 40391

The Colormatrix Corporation	ROYAL GROUP TECHNOLOGIES	1 Royal Gate Boulevard, Woodbridge, Canada L4I 8Z7

The Colormatrix Corporation	ROYTEC VINYL SIDING	91 Royal Group Crescent, Wookdbridge, Canada L4H 1X9

The Colormatrix Corporation	MARK BULLOCK, EQUIP TEST & RESEARCH	2456 Monterey Wooster, OH 44691

The Colormatrix Corporation	GRAHAM PACKAGING	420 Emig Road York, PA 17406

Consignee Locations

Entity Name	Consignee	Location
The Colormatrix Corporation	Prime Conduit	1776 East Beamer Street, Woodland, CA 95685

The Colormatrix Corporation	Prime Conduit	635 East Lawn Road Nazareth, PA 18064

The Colormatrix Corporation	Prime Conduit	6500 South Interpace Oklahoma City, OK 73135

The Colormatrix Corporation	Prime Conduit	1405 East Santa Fe Blvd. High Springs, FL 32643

The Colormatrix Corporation	Igloo Products Corp.	30603 Highway 90 Katy, TX 77494

SCHEDULE 5.08(b)

OWNED REAL PROPERTY

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website [18]
PolyOne Corporation and The Geon Company (now known as PolyOne Corporation)	Avon Lake, Ohio Campus which consists of buildings and land located at the following addresses in Avon Lake, Ohio (Lorain County): 33587 Walker Road; 552 Moore Road, Bldg 482; 554 Moore Road; Property on the following streets (and in each case, street numbers are not available): Rosehill Ave, Elberton Ave and Greenhill Avenue	$64,654,580.67	$13,520,100
D H Compounding Company (now known as PolyOne Corporation)	1260 Carden Farm Drive, Clinton, TN 37716	$5,366,595.37	$6,169,000
M.A. Hanna Company (now known as PolyOne Corporation)	107 Jackson Street, Dyersburg, TN	$9,103,466.60	$3,958,000

[18]	The amount listed in this column is based solely on the information made available on applicable county tax website. Depending on the applicable county’s nomenclature, this amount may have been referenced on the applicable county website as the “fair market value,” “cash value,” “full cash value”, “appraised value”, “property value” or similar term. In some cases and where noted, an “assessed value” is the only value that was available on the applicable county website.

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website [18]
P.M.S. Consolidated (now known as PolyOne Corporation)	2400 E. Devon Avenue, Elk Grove Village, IL 60007	$5,273,257.47	$519, 698 (assessed value)
Allied Color Industries Inc. (now known as PolyOne Corporation)	7601 North Glen Harbor Blvd., Glendale, AZ 85307	$4,410,197.78	$3,170,900
The Geon Company (now known as PolyOne Corporation)	1546 County Rd 1450 North, Henry, IL 61537	$12,385,906.42	$4,041,798 (assessed value)
Winflex Inc. (now known as PolyOne Corporation)	8155 Cobb Center Drive, Kennesaw, GA 30152	$4,081,936.16	$5,836,600
M. A. Hanna Company (now known as PolyOne Corporation)	2513 Highland Avenue, Bethlehem, PA 18020	$9,168,746.29	$2,351,400
The Geon Company (now known as PolyOne Corporation)	2104 East 223rd Street, Carson, CA 90745	$5,195,572.72	$3,408,721
PolyOne Corporation	1675 Navarre Rd, Massillon, OH 44646	$4,491,847.37	$5,907,000
Water Street Enterprises Inc. (now known as PolyOne Corporation)	733 East Water Street, North Baltimore, OH 45872	$2,033,786.40	$1,704,600
PolyOne Corporation	80 North West Street, Norwalk, OH 44587	$4,615,217.17	$1,215,700

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website [18]
PolyOne Corporation	Pasadena, TX Campus, which consists of buildings and land located at the following addresses in Pasadena, Texas (Harris County): 4402 and 4403A Pasadena Freeway – Hwy 225 W, Pasadena, TX 77503 And 4403 LaPorte Freeway	$10,103,763.14	$10,383,156.00
M A Hanna Company (now known as PolyOne Corporation)	Seabrook, TX Campus, which consists of buildings and land located at the following addresses in Seabrook, Texas (Harris County): 10100 Porter Road; 5200 Hwy 146; FM 146 ST; 5780 Highway 146; 5306 Hwy 146; additional property on Hwy 146 (no specific street numbers)	$31,752,231.91	$37,170,162.00
The Geon Company (now known as PolyOne Corporation)	Route 130 and Porcupine Rd., Pedricktown, NJ 08067	$8,405,674.87	$30,500,000 (assessed value)
Dennis Chemical Co. (now known as PolyOne Corporation)	2700 Papin Street, St. Louis, MO 63103	$1,744,026.36
PolyOne Corporation	204 Industrial Park Drive, Sullivan, MO 63080	$1,155,777.91	$760,140
M A Hanna Company (now known as PolyOne Corporation)	2900 Shawnee Industrial Way, Suwanee, GA 30024	$3,114,509.02	$2,143,200 (assessed value)

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website [18]
The Geon Company (now known as PolyOne Corporation)	3100 North 35th Street, Terre Haute, IN 47804	$6,954,328.21	$2,363,700
Avecor Inc (now known as PolyOne Corporation)	245 Avecor Drive, Niles Ferry Industrial Pkwy, Vonore TN 37885	$6,896,133.85	$1,563,900
The Geon Company (now known as PolyOne Corporation)	4250 Bells Lane, Louisville KY 40211	$2,991,250.98	$764,300 (assessed value)
PolyOne Corporation	2206 Industrial Parkway, Calvert City, KY. (Also referenced as 2468 Industrial Parkway, Calvert City, KY). Site consists of multiple parcels.	0
PolyOne Corporation	7 Guenther Boulevard St. Peters, MO		$974,060
PolyOne Corporation	3601 Joint Venture Lane Louisville, KY	NA –Property will be sold	NA –Property will be sold
PolyOne Corporation (as successor to The Hanna Mining Company).	Itasca, MN Parcel No. 25-020-4401; 25-5200-0120	NA – Property will be sold	NA –Property will be sold
PolyOne Corporation	1804-1808 River Road Burlington, NJ	NA – Property will be sold	NA – Property will be sold
L.E. Carpenter & Company	1701 North Main Street Wharton, NJ	NA – Property will be sold	NA – Property will be sold
PolyOne Corporation	DeForest, WI Parcel ID Number: 118/0910-084-8020-1	NA – Property will be sold	NA – Property will be sold
PolyOne Corporation	21300 Doral Road Brookfield, WI	NA – Property will be sold	NA – Property will be sold

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website [18]
Chromatics, Inc.	19 Francis J. Clarke Circle Bethel, CT 06801		$1,670,600

SCHEDULE 5.08(c)

LEASED REAL PROPERTY

PolyOne Corporation

NEU Specialty Engineered Materials, LLC

Entity Name	Address	Lessor (Including Address)
PolyOne Corporation	Groton-Shirley Road, S.E., Ayer, MA 01432	GFI Ayer, L.L.C, 133 Pearl Street, Suite 400, Boston, MA 02110, Attention: Steven E. Goodman

PolyOne Corporation	11400 Newport Drive, Suites A/B/C, Rancho Cucamonga, CA 91730	Krausz RC Properties One, LLC, 44 Montgomery Street, Suite 3300, San Francisco, CA 94104

PolyOne Corporation	1610 Phillips Street, Dyersburg, TN 38024	CDSF LTD., LLC, 2207 Kimball Rd., S.E., P.O. Box 20109, Canton, OH 44701, Attention: Douglas J. Sibila

PolyOne Corporation	3160 Neil Armstrong Blvd., Suite F04, Eagan, MN 55121	AMB Property, L.P., c/o CB Richard Ellis, Inc, 7760 France Avenue South, Suite 770, Minneapolis, MN 55435-5852; with a copy to: AMB Property Corporation, Attn: Asset Manager – Minneapolis, Pier 1, Bay 1, San Francisco, CA 94111

PolyOne Distribution Company (now known as PolyOne Corporation)	114 Morehead Rd., Statesville, NC 28677	CDSF LTD. LLC, 2207 Kimball Rd., S.E., P.O. Box 20109, Canton, OH 44701, Attention: Douglas J. Sibila

PolyOne Corporation	225 Industrial Drive, Vonore, TN 37885	Ken and Leyanne Harper, 3601 HELMSLEY COURT, Maryville, TN 37803

PolyOne Corporation	1414 Lowell Street, Elyria, OH 44035	Northern Ohio Associates Limited Partnership, c/o RBS Mansfield Corp., 247 W. 87th Street, Suite 8G, New York, NY 10024

PolyOne Corporation	10100 Porter Road, LaPorte, TX 77571	Granite Underwood Distribution Centers P.O. Box 843856 Dallas, TX 75284-3856 Note: Property is managed by Holt Lundsford Commercial

PolyOne Corporation	7755 National Turnpike, Unit 130, Louisville, KY 40214	LIT Industrial Limited Partnership, 2650 Cedar Springs Rd., Suite 850, Dallas, TX 75204, Attention: James C. Hendricks; with a copy to: Fortis Group, LLC, 462 S. Fourth St., Suite 1810, Louisville, KY 40202, Attention: Property Manager/LIC

Entity Name	Address	Lessor (Including Address)
PolyOne Corporation	1275 Windham Pkwy, Romeoville, IL 60446	Offices at Windham Lakes I LLC, 701 West Erie, Chicago, IL 60610, Attention: Steven Kersten, Manager; with copies to: David H. Sachs, Esq., Aronberg Goldgehn Davis & Garmisa, 330 N. Wabash, Suite 1700, Chicago, IL 60611; and to: Nicolson Porter & List, 1300 West Higgins Road, Park Ridge, IL 60068

PolyOne Corporation	3910 Third Parkway, Terre Haute, Indiana	Distributors Terminal Corporation, P.O. Box 3287, Terre Haute, IN 47803

GLS Corporation (now known as PolyOne Corporation)	921 Ridgeview Drive, McHenry, IL and 831 Ridgeview Drive, McHenry, IL

Stantine Limited Partnership

Attn: Steven L. Dehmlow

85 W Algonquin Road, Suite 600

Arlington Heights, IL 60005

With a copy to

Elizabeth S. Perdue, Esq.

Morgan, Lewis & Bockius LLP

77 West Wacker Drive

Chicago, IL 60601

GLS Corporation (now known as PolyOne Corporation)	833 Ridgeview Road, McHenry, IL

Kingsbury Limited Partnership

Attn: Steven L. Dehmlow

85 W Algonquin Road, Suite 600

Arlington Heights, IL 60005

With a copy to

Elizabeth S. Perdue, Esq.

Morgan, Lewis & Bockius LLP

77 West Wacker Drive

Chicago, IL 60601

NEU Specialty Engineered Materials, LLC	15 Corporate Drive, North Haven, CT 06473 (New Haven County)	Curtis P. Smith c/o MMSG, LLC 254 North Rolling Acres Chesire, CT 06410 With a copy to: David Wayne Winters 315 Highland Avenue Chesire, CT 06410

The ColorMatrix Corporation

Entity Name	Address	Lessor (Including Address)
The ColorMatrix Corporation	30 2nd St. S.W., Barberton, OH 44203	Barberton Community Development Corporation, 542 W. Tuscarawas Ave., Barberton, OH 44203

The ColorMatrix Corporation	Richland Industrial Park, 7204 Burns Street, Forth Worth, Texas	LBM Management, P.O. Box 471105, Fort Worth, TX 76147

The ColorMatrix Corporation	680 N. Rocky River Drive, Berea, OH	680 North LLC Attn: Shimon Eckstein c/o Eckstein Properties 60 Broad St., Suite 3503 New York, NY 10004

SCHEDULE 5.12

EMPLOYEE MATTERS

Borrower withdrew from the National Integrated Group Pension Plan (a Multiemployer Plan) effective October 31, 2010.

SCHEDULE 5.13

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES

Parent	Subsidiary	Percentage of Ownership
PolyOne Corporation	Burton Rubber Company	100%
PolyOne Corporation	ColorMatrix Group, Inc.	100%
PolyOne Corporation	Conexus, Inc.	100%
PolyOne Corporation	GEON Development, Inc.	100%
GLS International, Inc.	GLS Hong Kong Limited	100%
PolyOne Corporation	GLS International, Inc.	100%
GLS International, Inc.	GLS Thermoplastic Alloys (Suzhou) Co., Ltd.	100%
GLS International, Inc.	GLS Trading (Suzhou) Co., Ltd.	100%
PolyOne Corporation	Hanna-Itasca Company	100%
PolyOne Corporation	Hanna Proprietary Limited	100%
PolyOne Corporation	Hollinger Development Company	100%
PolyOne Corporation	M.A. Hanna Asia Holding Company	100%
PolyOne Corporation	M.A. Hanna Export Services Corporation	100%
PolyOne Corporation	M.A. Hanna Plastic Group, Inc.	100%
PolyOne Corporation	NEU Specialty Engineered Materials, LLC	100%
PolyOne Corporation	P.I. Europe CV	92%
PolyOne LLC		8%
PolyOne Corporation	Polymer Diagnostics, Inc.	100%
PolyOne Corporation	PolyOne Canada Inc.	100%
PolyOne Corporation	PolyOne Controladora S.A. de C.V.	100%
PolyOne Corporation	PolyOne Funding Corporation	100%
PolyOne Corporation	PolyOne Hong Kong Holding Ltd.	100%
PolyOne Corporation	PolyOne International Trading (Shanghai) Co., Ltd.	100%
PolyOne Corporation	PolyOne LLC	100%
PolyOne Corporation	PolyOne Engineered Films, Inc.	100%
PolyOne Corporation	PolyOne Shenzhen Co. Ltd.	100%
PolyOne Corporation	PolyOne Singapore Pte. Ltd.	100%
Conexus, Inc.	PolyOne Termoplasticos do	0.01%

PolyOne Corporation	Brasil Ltda.	99.99%
PolyOne Corporation	PolyOne Vinyl Compounds Asia Holdings Limited	97.2%
PolyOne Corporation	PolyOne Wilflex Australasia Pty. Ltd.	100%
M.A. Hanna Asia Holding Company	Star Color Co. Ltd.	100%
M.A. Hanna Plastic Group, Inc.	L.E. Carpenter & Company	100%
M.A. Hanna Plastic Group, Inc.	RA Products, Inc.	100%
PolyOne Engineered Films, LLC	O’Sullivan Plastics LLC	100%
PolyOne Engineered Films, LLC	Regalite Plastics, LLC	100%
PolyOne Engineered Films, LLC	Shawnee Holdings, LLC	100%
PolyOne Termoplásticos do Brasil Ltda.	Uniplen Indústria de Polímeros Ltda.	100%
PolyOne Termoplásticos do Brasil Ltda.	Braspenco Indústria de Compostos Plásticos Ltda.	100%
PolyOne Controladora, S.A. de C.V.	PolyOne de Mexico S.A. de C.V.	100%
PolyOne Canada Inc.	Auseon Ltd.	80%
The Geon Company Australia Limited		20%
PolyOne Canada Inc.	The Geon Company Australia Limited	100%
PolyOne Canada Inc.	LP Holdings Inc.	100%
PolyOne Canada Inc.	PolyOne Funding Canada Corporation	100%
P.I. Europe C.V.	PolyOne International Finance Company	100%
P.I. Europe C.V.	PolyOne Management International Holding, S.L. (ETVE)	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Corporation UK Limited – Trading Company	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Espãna, S.L.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Italy Srl	100%
PolyOne Management International Holding, S.L. (ETVE)	Polimeks Plastik Tic. ve San. A.S.	100%
PolyOne Management International Holding, S.L. (ETVE)	Tekno Polimer Mühendislik Plastikleri San. ve Tic. A.S.	100%
PolyOne Management International Holding, S.L. (ETVE)	Tekno Ticaret Mühendislik Plastikleri San. ve. Tic. A.S.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Magyarorsza KFT.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Belgium SA	100%

PolyOne Management International Holding, S.L. (ETVE)	PolyOne Poland Manufacturing Sp. z o.o.	100%
PolyOne Management International Holding, S.L. (ETVE)	M.A. Hanna France S.à.r.l.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Deutschland, GmbH	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Luxembourg S.a.R.L.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Sweden, AB	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Europe Logistics S.A.	99.9%
PolyOne Belgium SA		0.1%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Polska Sp. z o.o.	99%
PolyOne Belgium SA		1%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne CR s.r.o.	98%
PolyOne Belgium SA		2%
M.A. Hanna France S.à.r.l.	PolyOne France S.A.S.	100%
PolyOne Deutschland, GmbH	PolyOne Color and Additives Germany, GmbH	100%
PolyOne Deutschland, GmbH	PolyOne Th. Bergmann, GmbH	100%
PolyOne Luxembourg S.a.R.L.	PolyOne Korea, Ltd.	100%
PolyOne Vinyl Compounds Asia Holdings Limited	PolyOne (Dongguan) Vinyl Compounds Company Ltd.	100%
PolyOne Hong Kong Holding Limited	PolyOne Suzhou, China	100%
PolyOne Hong Kong Holding Limited	PolyOne Shanghai, China	100%
PolyOne Singapore Pte. Ltd.	PolyOne Polymers India Pvt. Ltd	100%
PolyOne Singapore Pte. Ltd.	PolyOne Japan K.K.	100%
ColorMatrix Group, Inc.	ColorMatrix Holdings, Inc.	100%
ColorMatrix Holdings, Inc.	The ColorMatrix Corporation	100%
The ColorMatrix Corporation	Chromatics, Inc.	100%
The ColorMatrix Corporation	ColorMatrix - Brazil, LLC	100%
The ColorMatrix Corporation	Gayson Silicone Dispersions, Inc.	100%
ColorMatrix Group, Inc.	ColorMatrix Plastic Colorant (Suzhou) Co. Ltd.	100%
ColorMatrix Holdings, Inc.	ColorMatrix Asia Limited	100%

ColorMatrix Holdings, Inc.	ColorMatrix UK Holdings Ltd.	100%
ColorMatrix - Brazil, LLC	ColorMatrix Argentina S.A.	95%
The ColorMatrix Corporation		5%
ColorMatrix - Brazil, LLC	ColorMatrix do Brasil Industria e Comercio de Pigmentos e Aditivos Ltda.	95.18%
ColorMatrix South America, Ltd.		4.82%
ColorMatrix - Brazil, LLC	ColorMatrix Mexico S.A. de C.V.	99	% (fixed)
The ColorMatrix Corporation		100 1	% (variable) % (fixed)
ColorMatrix - Brazil, LLC	ColorMatrix South America, Ltd.	100%
ColorMatrix UK Holdings Limited	ColorMatrix Europe Limited	83.81%
ColorMatrix Group, Inc.		16.19%
ColorMatrix Europe Limited	Seola ApS Holding	100%
ColorMatrix Europe Limited	ColorMatrix Europe BV	100%
ColorMatrix Europe Limited	ColorMatrix U.K. Limited	100%
Seola ApS Holding	Colorant Chromatics AG	100%
ColorMatrix Europe BV	ColorMatrix Russia LLC	100%
Colorant Chromatics AG	Shanghai Colorant Chromatics Co, Ltd.	100%
Colorant Chromatics AG	Colorant Chromatics Trading (Shanghai) Co., Ltd.	100%
Colorant Chromatics AG	Colorant Chromatics AB	100%
Colorant Chromatics AG	Colorant GmbH	100%
ColorMatrix Europe Limited	Malachite Group Limited	100%
Polyone Corporation	Canadian Films Venture Inc.	100%

SCHEDULE 6.17

POST-CLOSING MATTERS

1. On the Closing Date deliver to the Administrative Agent, original certificates representing the Pledged Securities accompanied by undated stock powers executed in blank of:

Conexus, Inc.

GLS International, Inc.

M.A. Hanna Asia Holding Company

Polymer Diagnostics, Inc.

PolyOne Canada Inc.

ColorMatrix Holdings, Inc.

ColorMatrix Group, Inc.

The ColorMatrix Corporation

Chromatics, Inc.

ColorMatrix - Brazil, LLC

Gayson Silicone Dispersions, Inc.

2. Not later than a date that is 60 days after the Closing Date (or such longer period as the Administrative Agent, in its discretion, shall have agreed) deliver to the Administrative Agent, an Account Control Agreement, duly authorized, executed and delivered by each applicable Loan Party, the ABL Agent and each of the following depository banks: (a) Bank of America, (b) Mellon Bank, (c) PNC Bank, (d) Citibank, (e) Bank of Montreal and (f) Union Bank; in each case, solely with respect to the respective Pledged Deposit Accounts (as such term is defined in the Security Agreement) of the Loan Parties maintained at such banks.

3. Not later than a date that is 30 days after the Closing Date (or such longer period as the Administrative Agent, in its discretion, shall have agreed) deliver to the Administrative Agent, the Intercompany Subordination Agreement shall have been duly executed and delivered by each Subsidiary that is not a Loan Party, and shall be in full force and effect.

4. Not later than a date that is 90 days after the Closing Date (or such longer period as the Administrative Agent, in its discretion, shall have agreed) deliver to the Administrative Agent, original certificates representing the Pledged Securities accompanied by undated stock powers executed in blank of:

GLS Hong Kong Limited

GLS Thermoplastic Alloys (Suzhou) Co., Ltd.

GLS Trading (Suzhou) Co., Ltd.

PolyOne Controladora S.A. de C.V.

PolyOne Hong Kong Holding Ltd.

PolyOne International Trading (Shanghai) Co., Ltd.

PolyOne Shenzhen Co. Ltd.

PolyOne Singapore Pte. Ltd.

PolyOne Termoplasticos do Brasil Ltda.

PolyOne Vinyl Compounds Asia Holdings Limited

Star Color Co. Ltd.

ColorMatrix Plastic Colorant (Suzhou) Co. Ltd.

ColorMatrix Asia Limited

ColorMatrix UK Holdings Ltd.

ColorMatrix Argentina S.A.

ColorMatrix do Brasil Industria e Comercio de Pigmentos e Aditivos Ltda.

ColorMatrix Mexico S.A. de C.V.

ColorMatrix South America, Ltd.

provided that, with respect to any of the entities listed above that are formed or organized and in existence in the Peoples Republic of China (and not in Hong Kong), the Loan Parties shall not be required to deliver certificates representing the Pledged Securities of such entities if to do so would contravene an applicable legal prohibition in the Peoples Republic of China.

5. Not later than a date that is 90 days after the Closing Date (or such longer period as the Administrative Agent, in its discretion, shall have agreed) deliver to the Administrative Agent,

evidence reasonably satisfactory to the Administrative Agent that title to all of the Mortgaged Properties is vested in the Borrower or other applicable Loan Party.

6. Not later than a date that is 90 days after the Closing Date (or such longer period as the Administrative Agent, in its discretion, shall have agreed) deliver to the Administrative Agent:

(a) Evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid (or have been delivered to the applicable title insurer for the payment at the time of recording);

(b) Fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, Permitted Liens and matters acceptable to Agent in its sole discretion, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property, provided that a zoning report from Bock & Clark Corp. or another professional firm reasonably acceptable to the Administrative Agent may be delivered in lieu of such zoning endorsement) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable;

(c) American Land Title Association/American Congress on Surveying and Mapping form surveys (each, an “ALTA Survey”), for which all necessary fees (where applicable) have been paid, and dated no more than 90 days after the date of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent and consistent with ALTA Survey requirements by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements that either materially affect the operation of the Mortgaged Property or encroach onto the Mortgaged Property, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and encroachments, either by such improvements or on to such property, and other defects, other than Permitted Encumbrances, Permitted Liens and other defects acceptable to the Administrative Agent; provided, however, that notwithstanding the requirements set forth in this clause (C), historical ALTA Surveys previously delivered to the Administrative Agent for the below properties shall be deemed to comply with such requirements: (i) 8155 Cobb Center Drive, Kennesaw, GA; (ii) 2400 E Devon Avenue, Elk Grove Village, IL; (iii) 3100 North 35th Street, Terre Haute, IN; (iv) Route 130 & Porcupine Road, Pedricktown, New Jersey; (v) 80 Northwest Street, Norwalk, OH; (vi) 2513 Highland Avenue, Bethlehem, PA and (vii) Highway 146, Seabrook, TX;

(d) Evidence of the insurance required by the terms of the Mortgages, including, if applicable, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (and with respect to any such facility that is located within a special flood zone (y) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Loan Party relating thereto and (z) evidence of insurance with respect to such facility as set forth in Section 6.07 and otherwise in form and substance reasonably satisfactory to the Administrative Agent);

(e) Opinions of local counsel for the Loan Parties (i) in states in which each Mortgage Property is located, with respect to the enforceability of the Mortgages and necessary requirements in order to perfect the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent and (ii) in states in which each Loan Party party to a Mortgage is organized or formed, with respect to the valid existence, corporate power and authority of such Loan Party in granting the Mortgage, in form and substance reasonably satisfactory to the Administrative Agent;

(f) Evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken; and

(g) Environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent; provided that with respect to real properties listed on Schedule 4.01(a)(iv) Part – I on the Closing Date, “Phase-I” reports shall be delivered solely with respect to Route 130 and Porcupine Rd., Pedricktown, NJ 08067; 1546 County Rd 1450 North, Henry, IL 61537; and 33587 Walker Road, Avon Lake, OH 44012 (and all other addresses constituting the Avon Lake campus).

SCHEDULE 7.01(b)

EXISTING LIENS

U.S.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	IL	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: 016600504 File Date: 9/14/11	*For information purposes only 1 Used Toyota 7FGCU25 Serial #89951 83/189” Mast, 42” forks. Side Shifter, Strobe Light

POLYONE CORPORATION	IL	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: 016649600 File Date: 9/30/11	*For information purposes only 1 Used Toyota 7FGCU15 Serial #70125 83/189” Mast, 42” forks. Side Shifter, LPG Powered

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	CISCO SYSTEMS CAPITAL CORPORATION	UCC: OH00039906742 File Date: 10/15/01 Amendment: 20020510796 File Date: 2/19/02 Continuation: 20061090698 File Date: 4/19/06 Continuation: 20112510276 File Date: 9/8/11

All of Debtor’s right, title and interest, now existing and hereafter arising in property described on financing statement.

Leased Equipment on Master Agreement, dated 4/19/01

Equipment is defined as routers, router components, other computer networking and telecommunications equipment manufactured by Cisco Systems, Inc., together with related software and software license rights.

Amend address of Debtor

Polyone Corporation	OH	State	BASF Corporation	UCC: OH00042647474 File Date: 12/13/01 Amendment: 20052870150 File Date: 10/12/05 Correction: 20053610118 File Date: 12/20/05 Continuation: 20062260778 File Date: 8/11/06

BASF-owned products on consignment, which include:

Hallogen Blue K 6911 D, K6912 D, K 7090

Hallogen Green K 8805, K 6683, K 6730 Z

Luwax AL 3

Paliogen Red K 3811 HD

and 5 others

Amend Secured Party address

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
Polyone Corporation	OH	State	Tennant Financial Services	UCC: OH00044522301 File Date: 1/28/02 Continuation: 20063030438 File Date: 10/30/06	Tennant Model 7300 Cylindrical Scrubber with any and all additions, attachments, accessories, etc. Pursuant to rental agreement. *Filed solely as a precaution

PolyOne Corporation	OH	State	Amended: LANXESS Corporation Amended: Bayer Polymers LLC Original Secured Party: Bayer Corporation	UCC: OH00051752337 File Date: 7/10/02 Amendment: 20030800302 File Date: 3/19/03 Amendment: 20042020018 File Date: 7/20/04 Continuation: 20070990368 File Date: 4/9/07	Consignor’s products listed on Attachment 1 of financing statement, consisting of: • EPR Rubber • Emulsions Rubber *True Consignment

Polyone Corporation	OH	State	NMHG Financial Services Inc.	UCC: OH00053737509 File Date: 8/30/02 Continuation: 20070750794 File Date: 3/16/07

“All of the equipment now or hereafter leased by Lessor to Lessee; and all accessories additions, replacements, and substitutions thereto and therefor and all proceeds including insurance proceeds, thereof.

4134468

NMHG Cost Center 08A23”

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
Polyone Corporation	OH	State	Assignee: Presidio Technology Capital, LLC Assignee: Highbridge/Zwirn Special Opportunities Fund, L.P. Assignee: Information Leasing Corporation Original Secured Party: Sayers Finance Corporation

UCC: OH00060687309 File Date: 3/5/03

Assignment: 20031480486

File Date: 5/27/03

Amendment: 20032250470

File Date: 8/12/03

Amendment: 20043380470

File Date: 12/2/04

Amendment: 20043380530

File Date: 12/2/04

Assignment: 20043380530

File Date: 12/2/04

Continuation: 20072830530

File Date: 10/9/07

Assignment: 20110940104

File Date: 4/1/11

All right, title and interest to Leased Equipment under Master Lease Agreement No. 130, dated 12/17/02

Various computer equipment (several hundred items), described on Lease Schedules 001, 002, 004 and 08, attached to the several assignments and amendments.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
PolyOne Corporation	OH	State	Amended: Supplyone Cleveland, Inc. Original Secured Party: National Paper & Packaging Co.	UCC: OH00067980772 File Date: 9/2/03 Continuation: 20081850562 File Date: 7/3/08 Amendment: 20092170520 File Date: 8/5/09	All inventory and other goods listed on Exhibit A of financing statement whenever sold, consigned or delivered to or for Consignee by Consignor. Several dozen items are listed, all described as “Bags” or “Liners”

Polyone Corporation	OH	State	Popular Leasing U.S.A., Inc.	UCC: OH00074219697 File Date: 2/24/04 Continuation: 20090420286 File Date: 2/11/09	“Lease #: 43755.01 One (1) New 202 Gallon Agitating Ultasonic [sic] Parts Washer, Model SK-1749”

PolyOne Corporation	OH	State	MITSUI PLASTICS, INC.	UCC: OH00087090820 File Date: 3/8/05 Continuation: 20093340122 File Date: 11/25/09	All plastic goods placed or consigned onto premises of Polyone Corporation *Filing made for notice purposes

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
PolyOne Corporation	OH	State	General Electric Capital Corporation	UCC: OH00100338389 File Date: 4/1/06 Continuation: 20110460372 File Date: 2/15/11	All equipment under certain MRK ML# 0116943 Schedule 001 PDA#01, GE Lease Agreement 7370924 Schedule 002, including all accessories, accessions, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00107673821 File Date: 10/17/06	*For informational purposes only Two new Toyota model 7BRU18, Serial Numbers 32936 and 32938, equipped with 42 inch forks, two batteries and two chargers.

PolyOne Corporation	OH	State	General Electric Capital Corporation	UCC: OH00108698460 File Date: 11/9/06 Continuation: 20112440066 File Date: 9/1/11 Amendment: 20112440062 File Date: 9/1/11	All equipment under certain MRK ML# 0116943 Schedule 001 PDA #2, GE Lease Agreement 7370924 Schedule 005, including all accessories, accessions, etc. Amend Secured Party address

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00109475954 File Date: 12/4/06	*For informational purposes only One new Toyota Model 7FGCU25 S/N 04338, equipped with side shifter, 42” forks, backup alarm, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00109496544 File Date: 12/4/06	*For informational purposes only One new Toyota Model 7FGCU25 S/N 69880, equipped with side shifter, 42” forks, backup alarm, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00110232549 File Date: 12/22/06	*For informational purposes only Five new Toyotas Model 7FGCU25 S/Ns 04871, 04904, 04928, 04964 and 04999, each equipped with side shifter, 42” forks, backup alarm, etc.

PolyOne Corporation	OH	State	Zeon Chemicals L.P.	UCC: OH00110707627 File Date: 1/9/07	Consigned goods, defined as all items furnished by Secured Party to Consignee. Consigned goods are described as products 2301X36, 2301X50, 1430X20 and Zealloy (R) 1422

POLYONE CORPORATION	OH	State	General Electric Capital Corporation	UCC: OH00111253695 File Date: 1/24/07	All equipment under certain MRK ML# 0116943 Schedule 001 PDA #3, GE Lease Agreement 7370924 Schedule 004, including all accessories, accessions, etc.

PolyOne Corporation	OH	State	Wells Fargo Equipment Finance, Inc.	UCC: OH00112693466 File Date: 3/9/07	*Transaction intended to be a true lease One (1) New 2006 Trackmobile 4150TM, Serial Number LGN 98208-1106, including all options, attachments and accessories.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	Toyota Motor Credit Corporation	UCC: OH00113735881 File Date: 4/6/07	*Transaction constitutes a true lease Eight (8) Toyota Forklift Model # 8FGCU25 Serial #s: 10698, 10868, 10926, 10869, 10596, 10893, 10894, 10897

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00114063615 File Date: 4/17/07	*For informational purposes only One new Toyota Model 7FBEU18 S/N 16747, equipped with side shifter, 42” forks, backup alarm, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00115318435 File Date: 5/18/07	*For informational purposes only Two (2) new Toyotas Model 7FBEU18 S/N 69448, 69449, each equipped with side shifter, 42” forks, backup alarm, etc.

PolyOne Corporation	OH	State	General Electric Capital Corporation	UCC: OH00115735136 File Date: 5/31/07	All equipment under certain MRK ML# 0116943 Schedule 001 Final, GE Lease Agreement 7370924 Schedule 006, including all accessories, accessions, etc.

POLYONE CORPORATION	OH	State	U.S. BANCORP OLIVER-ALLEN TECHNOLOGY LEASING	UCC: OH00117302828 File Date: 7/17/07 Amendment: 20073200472 File Date: 11/15/07

All equipment pursuant to Equipment Schedule No. 01 to Master Lease Agreement, dated 7/2/07. Equipment is described as various computer and telecommunications equipment, software, and software license rights.

Amend Collateral

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION DBA POLYONE DISTRIBUTION COMPANY	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00117635257 File Date: 7/26/07	*For informational purposes only Sixteen (16) Toyotas Model # 8FGCU25. S/N: 13541, 13375, 13038, 13200, etc.

Polyone Corporation	OH	State	National City Commercial Capital Company, LLC	UCC: OH00117982424 File Date: 8/7/07	Equipment and other goods pursuant to Rental Schedule Number 98908000 to Master Lease Agreement, dated 7/25/07. Equipment is described as 40 or so “1977, ACF 5,250 cubic feet, covered hopper car”(s). No serial numbers.

POLYONE CORPORATION DBA POLYONE DISTRIBUTION CO	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00119874336 File Date: 10/5/07	*For informational purposes only One new Toyota Model 7FBCU25 S/N 70268, equipped with side shifter, 42” forks, backup alarm, etc.

POLYONE CORPORATION DBA POLYONE DISTRIBUTION CO	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00120175286 File Date: 10/15/07	*For informational purposes only One new Toyota Model 8FGCU25 S/N 15096, equipped with side shifter, 42” forks, backup alarm, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00120183617 File Date: 10/15/07	*For informational purposes only Three (3) new Toyotas Model 8FGCU25 S/N 11003, 11004, 11011, each equipped with side shifter, 42” forks, backup alarm, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION DBA POLYONE DISTRIBUTION CO	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00120574878 File Date: 10/26/07	*For informational purposes only One new Advance Terra 4300B S/N 073424726

POLYONE CORPORATION DBA POLYONE DISTRIBUTION CO	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00121288579 File Date: 11/19/07	*For informational purposes only Two (2) new Toyotas Model 7FBCU25 S/N 70468, 70480, each equipped with side shifter, 42” forks, backup alarm, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00121380383 File Date: 11/21/07	*For informational purposes only One new Toyota Model 8FGCU25 S/N 16407, equipped with side shifter, 42” forks, backup alarm, etc.

POLYONE CORPORATION DBA POLYONE DISTRIBUTION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00121558138 File Date: 11/29/07	*For informational purposes only One used Toyota Model 7FGCU25 S/N 75992, equipped with side shifter, 189” FSV Mast

POLYONE CORPORATION	OH	State	U.S. BANCORP OLIVER-ALLEN TECHNOLOGY LEASING	UCC: OH00121652188 File Date: 12/3/07 Amendment: 20080780520 File Date: 3/17/08

All equipment pursuant to Equipment Schedule No. 02 to Master Lease Agreement, dated 7/2/07. Equipment is described as various computer and telecommunications equipment, software, and software license rights.

Amend Collateral

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
Polyone Corporation	OH	State	National City Commercial Capital Company, LLC	UCC: OH00121894948 File Date: 12/11/07	Equipment and other goods pursuant to Rental Schedule Number 401672000 to Master Lease Agreement, dated 7/25/07. Equipment is described as 40 or so “1977/1978/1979, ACF, 5,250 cubic feet covered hopper car”(s). No serial numbers.

POLYONE CORPORATION	OH	State	U.S. BANCORP OLIVER-ALLEN TECHNOLOGY LEASING	UCC: OH00124415412 File Date: 3/3/08 Amendment: 20081640748 File Date: 6/12/08	All equipment pursuant to Equipment Schedule No. 02 to Master Lease Agreement, dated 7/2/07. Equipment is described as various computer and telecommunications equipment. Amend Collateral

POLYONE CORPORATION DBA POLYONE DISTRIBUTION CO	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00124952036 File Date: 3/19/08	*For informational purposes only One new Toyota Model 8FGCU32 S/N 11294, equipped with side shifter, 48” forks, backup alarm, etc.

POLYONE CORPORATION DBA POLYONE DISTRIBUTION CO	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00124954616 File Date: 3/19/08	*For informational purposes only One new Toyota Model 8FGCU32 S/N 11273, equipped with backup alarm, 189” FSV Mast, Dual 4 Way Hosing, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION DBA POLYONE DISTRIBUTION CO	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00124954727 File Date: 3/19/08	*For informational purposes only One new Toyota Model 8FGCU32 S/N 11263, equipped with Integral Side Shifter, 42” Forks, backup alarm, 189” FSV Mast, etc.

POLYONE CORPORATION DBA POLYONE DISTRIBUTION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00125115942 File Date: 3/25/08	*For informational purposes only One used Toyota Model 7FGCU25 S/N 67167, equipped with side shifter, 42” forks, 189” FSV Mast

POLYONE CORPORATION CT CORPORATION, AGENT	OH	State	AMERICAN AXLE & MANUFACTURING, INC.	UCC: OH00125252073 File Date: 3/28/08	“RAW MATERIALS, WORK IN PROCESS, FINISHED GOODS, TOOLS AND INVENTORY, MACHINERY AND EQUIPMENT OWNED BY SECURED PARTY AND IN THE POSSESSION OF DEBTOR FROM TIME TO TIME”

PolyOne Corporation	OH	State	Assigned: Bank Financial F.S.B. Original Secured Party: Somerset Leasing Corp. II	UCC: OH00125320927 File Date: 4/1/08 Amendment: 20093550179 File Date: 12/21/09 Assignment: 20112790168 File Date: 10/5/11

*Intended to be a true lease

Leased equipment under schedule no.1 to Lease Agreement dated 1/17/08. Equipment: 1 Briggs 4350TM TrackMobile RailCar Mover, *Cummins B5.9-C152 Turbocharged Diesel Engine, 6 Cylinder, 359 Cubic Inch, 152BHP etc.

Amendment: New equipment location

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION DBA POLYONE DISTRIBUTION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00125831112 File Date: 4/18/08	*For informational purposes only One new Toyota Model 8FGCU30 S/N 11900, equipped with side shifter, 42” Forks, backup alarm, 187” FSV Mast, etc.

POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE INC.	UCC: OH00127151071 File Date: 6/2/08 Amendment: 20082610098 File Date: 9/15/08

All equipment and other personal property pursuant to Equipment Schedule No. 04 to Master Lease Agreement, dated 7/2/07. Equipment on attached Exhibit is described as various computer and network equipment.

Amend Collateral

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00127154996 File Date: 6/3/08	*For informational purposes only One (1) New advance Exterra S/N 2053546

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00127169624 File Date: 6/3/08	*For informational purposes only One (1) Advance Terra 4300B S/N 081208964

PolyOne Corporation	OH	State	Somerset Leasing Corp. I	UCC: OH00128496446 File Date: 7/28/08	*Intended to be a true lease Equipment under Schedule No. 2 to Lease Agreement, dated 1/17/08. Equipment is described as 1 7413 Tennant Model T5 Walk Behind Scrubber T5-10389390

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00129168290 File Date: 8/27/08	*For informational purposes only Two (2) new Toyotas Model 8FGCU25 S/N 21072, 21589 equipped with side shifter, 42” forks, backup alarm, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00129207345 File Date: 8/28/08	*For informational purposes only One new Toyota Model 6BWS152L04 S/N 10154, equipped with 48” pallet forks,UL type EE Rating, Battery Discharge Indicator, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00129370138 File Date: 9/5/08	*For informational purposes only Two (2) new Toyotas Model 6BWR152L24 S/N 30406, 60409 equipped with 36” pallet forks,UL type EE Rating, Battery Discharge Indicator, etc.

POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE INC.	UCC: OH00129537960 File Date: 9/12/08 Amendment: 20092670368 File Date: 9/23/09

All equipment and other personal property pursuant to Schedule No. 05 to Master Lease Agreement, dated 7/2/07. Equipment is described on attached exhibit as various computer and network equipment, several dozen items.

Amend Collateral

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
PolyOne Corporation	OH	State	Assigned: BankFinancial FSB Original Secured Party: Somerset Leasing Corp. XIV	UCC: OH00129848131 File Date: 9/26/08 Assignment: 20112690187 File Date: 9/23/11	*Intended to be a true lease Equipment under Schedule No. 3 to Lease Agreement dated 1-17-08. Equipment includes forklifts, batteries and battery chargers.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00130292307 File Date: 10/17/08	*For informational purposes only Two (2) new Ametek Chargers Model 1050 T3-24 S/N 308CS68260, 308CS68261

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00130294987 File Date: 10/17/08	*For informational purposes only Two (2) new Deka batteries model 24-85D-21 S/N 1804FR, 3267DR

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00131007688 File Date: 11/18/08	*For informational purposes only One new Advance 4300 Captor LP S/N 1000002500

POLYONE CORPORATION	OH	State	KANEKA TEXAS CORPORATION	UCC: OH00131529563 File Date: 12/10/08	*Filing made for Notice purposes only All impact modifiers and processing aids now or hereafter acquired by Consignor and thereafter placed on premises of Consignee

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
Polyone Corp.	OH	State	M & R Sales & Service	UCC: OH00133359261 File Date: 3/16/09

1 P/N GTRZ162214122036A Gauntlet Z Press 16X22 S/N 030979382G

1 P/N CAYZ182220360 Cayenne Z Quartz Flash 18X22 S/N 030979358C

1 P/N CAYZ182220360 Cayenne Z Quartz Flash 18X22 S/N 030979355C and 4 others

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00133854261 File Date: 4/9/09	*For informational purposes only One used Toyota Model 7FGCU25 S/N 83158, equipped with side shifter, 42” forks, 189” FSV mast, single internal hosing

POLYONE CORPORATION	OH	State	AIR LIQUIDE INDUSTRIAL US LP	UCC: OH00133945830 File Date: 4/13/09	“TELEMETRY- DATAL ONE VESSEL- PE, S/N 05866, 4700 GAL”

POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE INC.	UCC: OH00135861935 File Date: 7/8/09 Amendment: 20093340260 File Date: 11/25/09	All equipment and other personal property pursuant to Schedule 007 to Master Lease Agreement, dated 7/2/07. Equipment described on exhibit to amendment as various computer equipment. Amend Collateral

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE INC.	UCC: OH00135862058 File Date: 7/8/09 Amendment: 20092670364 File Date: 9/23/09

All equipment and other personal property pursuant to Schedule 06 to Master Lease Agreement, dated 7/2/07. Equipment described on exhibit to amendment as sixteen (16) “Steelhead 250 w/2 Onboard GBE”

Amend Collateral

PolyOne Corporation	OH	State	MRK Leasing, Ltd.	UCC: OH00136154008 File Date: 7/22/09	Equipment pursuant to Lease # 0116943.003. Described on Schedule A as “Steelhead 5050 with 4 Onboard GBE” and several other similar items.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00136268069 File Date: 7/28/09	*For informational purposes only One new Toyota 7FBCU25 S/N 72480. Sideshifter, 42” forks, etc.

POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE INC.	UCC: OH00136947887 File Date: 9/2/09 Amendment: 20100600239 File Date: 3/1/10	Equipment and other personal property pursuant to Equipment Schedule No. 08 to Master Lease Agreement, dated 7/2/07. Exhibit A to Amendment describes as various computer equipment. Amend Collateral

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE INC.	UCC: OH00136947998 File Date: 9/2/09 Amendment: 20102700071 File Date: 9/24/10	Equipment and other personal property pursuant to Equipment Schedule No. 08 to Master Lease Agreement, dated 7/2/07. Exhibit A to Amendment describes as various computer equipment. Amend Collateral

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00137062983 File Date: 9/8/09	*For informational purposes only One new Toyota 8FGU25 S/N 19655. Sideshifter, 48” forks, etc.

PolyOne Corporation	OH	State	Georgia-Pacific Corrugated LLC	UCC: OH00137200816 File Date: 9/15/09	Consigned inventory in Consignment Agreement, dated 3/1/02. Laminated bulk boxes and caps located at buyer’s sites.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00137362919 File Date: 9/23/09	*For informational purposes only One used Toyota 7FBCU25 S/N 64964. Sideshifter, 42” forks, 83/189” Mast

PolyOne Corporation	OH	State	MRK Leasing, Ltd.	UCC: OH00138016765 File Date: 10/26/09	Equipment pursuant to Lease #0116943.002. Described on Schedule A as 3 LXE VXS Vehicle Mounted Computers.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE INC.	UCC: OH00139644414 File Date: 1/13/10 Amendment: 20102700073 File Date: 9/24/10

Equipment and other personal property pursuant to Equipment Schedule No. 010 to Master Lease Agreement, dated 7/2/07. Exhibit A to Amendment describes as various computer and networking equipment.

Amend Collateral

POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE INC.	UCC: OH00139644525 File Date: 1/13/10 Amendment: 20102700074 File Date: 9/24/10

Equipment and other personal property pursuant to Equipment Schedule No. 011 to Master Lease Agreement, dated 7/2/07. Exhibit A to Amendment describes as various computer and audio/visual equipment.

Amend Collateral

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00140059547 File Date: 2/2/10	*For informational purposes only “One (1) New Advance Convertamatic 26 S/N 1000031977”

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00140262053 File Date: 2/15/10	*For informational purposes only “One (1) New Genie Z34/22 S/N Z3410-7789, Equipped With: Tool Tray, Low Volt Interrupt”

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00140262164 File Date: 2/15/10	*For informational purposes only Two (2) New Toyota Models 30-7FBCU25 S/N 61031, 61033, Each Equipped With: Side shifter, 42” forks, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00140765473 File Date: 3/12/10	*For informational purposes only Two (2) New Toyota Models 7HBW23 S/N 36605, 36607, Each Equipped With: 42” X 27” forks, removable 48” LBR, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00140868522 File Date: 3/18/10	*For informational purposes only Three (3) New Toyota Models 8FGCU30 S/N 13976, 13997, 13999 Each Equipped With: Side shifter, 42” forks, Backup alarm, etc.

PolyOne Corporation	OH	State	U.S. Bancorp Equipment Finance, Inc.	UCC: OH00143650211 File Date: 7/15/10	One (1) Used 2008 Trackmobile, Model 4350TM; together with all replacements, parts, repairs, additions, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00144197513 File Date: 8/6/10 Amendment: 20102220281 File Date: 8/10/10	*For informational purposes only One new Toyota Model 7BN20203FSV S/N 50942. Equipped with: Side shifter, 48” forks, etc. Amendment modifies collateral description slightly.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00144293810 File Date: 8/12/10	*For informational purposes only One new Toyota Model 8FGCU25 S/N 28677. Equipped with: Side shifter, 42” forks, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00144553135 File Date: 8/25/10	*For informational purposes only Four (4) new Toyotas Model 7FBEU15 S/N 21545, 21569, 51271, 21592. Each equipped with: 42” forks, Backup alarm, 189” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00144554036 File Date: 8/25/10	*For informational purposes only One new Toyota Model 7FBEU15 S/N 21550. Equipped with: 42” forks, backup alarm, etc.

POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE, INC.	UCC: OH00144572923 File Date: 8/26/10	Equipment and other personal property pursuant to Equipment Schedule No. 013 to Master Lease Agreement, dated 7/2/07.

POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE, INC.	UCC: OH00144573046 File Date: 8/26/10	Equipment and other personal property pursuant to Equipment Schedule No. 012 to Master Lease Agreement, dated 7/2/07.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
PolyOne Corporation	OH	State	Partial Assignee: Wells Fargo Equipment Finance, Inc. Original Secured Party: Summit Funding Group, Inc.

UCC:

OH00145278293

File Date: 9/30/10

Partial Assignment: 20103070146

File Date: 11/2/10

Amendment: 20103070146

File Date: 11/2/10

Partial Assignment: 20110330076

File Date: 1/31/11

Amendment: 20110330076

File Date: 1/31/11

All present and future goods pursuant to Master Lease Agreement 2417, dated 8/23/10

Partial Assignment on 11/2/10 to Wells Fargo, Schedule Number 001 to Master Lease Agreement

Partial Assignment on 1/31/11 to Wells Fargo, Schedule Number 002 to Master Lease Agreement

POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE, INC.	UCC: OH00145429052 File Date: 10/7/10	Equipment and other personal property pursuant to Equipment Schedule No. 014 to Master Lease Agreement, dated 7/2/07.

POLYONE CORPORATION	DE	State	DE LAGE LANDEN FINANCIAL SERVICES, INC.	UCC: OH00145429385 File Date: 10/7/10	“ALL EQUIPMENT OF ANY MAKE OR MANUFACTURE, TOGETHER WITH ALL ACCESSORIES AND ATTACHMENTS FINANCED BY OR LEASED TO LESSEE BY LESSOR UNDER MASTER LEASE AGREEMENT NUMBER _498_.”

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00146965342 File Date: 12/20/10	*For informational purposes only Three (3) new Toyotas Model 8FGU25 S/N 32186, 32197, 32268. Each equipped with: Side shifter, 42” forks, Backup alarm, 189” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00146968601 File Date: 12/20/10	*For informational purposes only One (1) new Toyota Model 8FGU25 S/N 32198. Equipped with: Side shifter, 48” forks, Backup alarm, 189” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00146968823 File Date: 12/20/10	*For informational purposes only One (1) new Toyota Model 8FGU32 S/N 30940. Equipped with: Backup alarm, 187” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00146969491 File Date: 12/20/10	*For informational purposes only Two (2) new Toyotas Model 8FGU25 S/N 32250, 32270. Equipped with: Side shifter, 48” forks, Backup alarm, 189” FSV Mast, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00146969835 File Date: 12/20/10	*For informational purposes only Three (3) new Toyotas Model 8HBW30 S/N 40141, 40142, 40143. Each equipped with: 48” X 27” forks, UL Type EE Rating, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00146977266 File Date: 12/20/10	*For informational purposes only Two (2) new Toyotas Model 6BWR15 S/N 30509, 30510, 40143. Equipped with: 42” forks, battery discharge indicator, UL Type EE Rating, etc.

POLYONE CORPORATION	OH	State	ENTEK MANUFACTURING, INC.	UCC: OH00147079192 File Date: 12/23/10	One 40mm Extrusion Line – Serial #83681-0401008, including, but not limited to, Extruder, RSLinx program, Spare screw set on shafts, Vent stack, etc.

POLYONE CORPORATION	OH	State	ENTEK MANUFACTURING, INC.	UCC: OH00147079203 File Date: 12/23/10	One 40mm Extrusion Line – Serial #83735-0401000, including, but not limited to, Extruder, Spare screw set on shafts, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	U.S. BANCORP EQUIPMENT FINANCE, INC.	UCC: OH00148179882 File Date: 2/14/11	All equipment, inventory and/or rights in any software, whether now owned or hereafter acquired, financed under that certain Master Lease Agreement, dated 7/2/07, together with all substitutions, replacements, parts, repairs, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00149158203 File Date: 4/1/11	*For informational purposes only One (1) new Toyota Model 8FGU25 S/N 33854. Equipped with: S/S, 42” forks 189” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00149158314 File Date: 4/1/11	*For informational purposes only One (1) new Toyota Model 8FGCU25 S/N 31335. Equipped with: S/S, 42” forks 189” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00149863238 File Date: 5/2/11	*For informational purposes only One (1) new Toyota 7FBEU15 S/N 22475. Equipped with: S/S, 42” forks 189” FSV Mast, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00150185556 File Date: 5/13/11 Amendment: 20111390203 File Date: 5/19/11	*For informational purposes only One (1) new Raymond R40TT S/N EZ-10-AF50397. Equipped with: S/S, 42” forks 211” TT Mast, etc. Amendment corrects S/N on battery

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00150279151 File Date: 5/18/11	*For informational purposes only Two (2) new Toyotas 8FBCU30 S/N 60423, 60424. Each equipped with: S/S, 42” forks 187” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00150361510 File Date: 5/20/11	*For informational purposes only (1) New Advance SC800 s/n 4000015726

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00150395925 File Date: 5/23/11	*For informational purposes only Two (2) new Toyotas 7FBEU20 S/N 19147, 19148. Each equipped with: S/S, 42” forks 189” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00150415393 File Date: 5/24/11	*For informational purposes only Three (3) new Toyotas 8FBCU30 S/N 60416, 60420, 60478. Each equipped with: S/S, 48” forks 187” FSV Mast, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00150675040 File Date: 6/3/11	*For informational purposes only (1) New Advance Adgressor 2820 S/N 1000044240

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00151302355 File Date: 6/30/11	*For informational purposes only (1) New Toyota 7FGCU35 S/N 71667, Equipped with S/S, 42” forks, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00151627464 File Date: 7/15/11	*For informational purposes only (1) New Toyota 8FGCU25 S/N 32435, Equipped with S/S, 42” forks, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00152426550 File Date: 8/24/11	*For informational purposes only Three (3) new Toyotas 8FBCU25 S/N 33652, 33701, 33834. Each equipped with: S/S, 42” forks Back up alarm, etc.

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00153134077 File Date: 9/28/11	*For informational purposes only Five (5) new Toyotas 8FGCU25 S/N 34605, 34648, 34678, 34716, 34739. Each equipped with: S/S, 42” forks back up alarm, etc.

POLYONE CORPORATION	OH	State	FEDERAL EQUIPMENT COMPANY	UCC: OH00153378073 File Date: 10/7/11	Inventory #20245 – One (1) Used Union Process Lab Attritor, Model 1, Type B, stainless steel, jacketed bowl, 2.5 gallon total capacity etc. etc. Serial #154

POLYONE CORPORATION	OH	State	TOYOTA MOTOR CREDIT CORPORATION	UCC: OH00153725818 File Date: 10/26/11	*For informational purposes only Two (2) new Toyotas 8FGCU25 S/N 33791, 33835. Each equipped with: S/S, 42” forks 187” back up alarm, etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
PolyOne Corporation	TX	State	TENNANT FINANCIAL SERVICES	UCC: 030000478719 File Date: 9/6/02 Continuation: 0700126110 File Date: 4/16/07	Equipment; including all improvements, attachments, and accessories thereto. 4147379-001 Tennant M5700 Scrubber MPV Cost Center 39H7

•

Certificate of Deposit, in the balance of $2,700,000.00, at the Bank of America located at 100 North Tryon Street, Charlotte, North Carolina 28255. This is cash collateral in favor of Bank of America for certain credit card programs of PolyOne Corporation with Bank of America. Account number: 406231.

Permitted Liens with respect to Exclusive License Agreements19

•	Exclusive License Agreement, dated March 12, 2004, between The ColorMatrix Corporation and Container Science, Inc.

•	License Agreement, dated February 13, 2009, between ColorMatrix Holdings, Inc. and Amcor Pet Packaging USA, Inc.

•	License Agreement, dated November 6, 2008, between ColorMatrix Holdings, Inc. and Artenius Pet Packaging Europe, Inc.

•	Joint Development Agreement, dated February 25, 2010, between ColorMatrix Group, Inc. and Printpack, Inc.

•	Joint Development Agreement, dated August 2002, between ColorMatrix Group, Inc. and Container Science, Inc., as amended February 21, 2011.

•	Joint Development Agreement, dated June 14 2004, between ColorMatrix Europe Ltd. and Dupont Sabanci Polyester Europe BV, as amended on July 24, 2006.

•	Joint Research Development and Supply Agreement, dated September 6, 2009, between ColorMatrix Group, Inc. and DSM Micabs, B.V.

•	Joint Development Agreement, dated March 16, 2009, between ColorMatrix Group, Inc. and PPG Industries, Inc.

[19]

These outbound exclusive license agreements restrict the ability of PolyOne Corporation or its Subsidiaries which entered into such license agreements, to use or dispose of certain intellectual property as provided in the license agreements.

Canada

DEBTOR	JURISDICTION	SECURED PARTY	FILE NO./ REGISTRATION NO. AND COLLATERAL
PolyOne Canada Inc.	Ontario	Toyota Motor Credit Corporation

671045805/

20110628 1659 1862 2643

Equipment, Motor Vehicle Included

2011 TOYOTA 8FGCU25

VIN: 32435

THIS FINANCING STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY. THE SECURED PARTY IS THE OWNER OF THE FOLLOWING PROPERTY (1) NEW TOYOTA 8FGCU25 S/N 32435 EQUIPT WITH S/S, 42 FORKS, 189 FSV MAST, LIGHTS, NON-MARKING TIRES, UL TYPE LP W/O TANK

PolyOne Canada Inc.	Ontario	Praxair Canada Inc.

662069844/

20100610 1316 1793 6605

Equipment

EQUIPMENT SUPPLIED BY THE SECURED PARTY, CONSISTING OF BULK CRYOGENIC STORAGE TANKS USED FOR THE STORAGE, FILLING AND DELIVERY OF INDUSTRIAL AND MEDICAL GASES INCLUDING, WITHOUT LIMITATION, ARGON, HYDROGEN, CARBON DIOXIDE, NITROGEN, NITROUS OXIDE AND OXYGEN, AND CRYOGENIC FREEZERS, TOGETHER WITH ALL RELATED ACCESSORIES, PARTS, COMPONENTS AND ATTACHMENTS AND ALL PROCEEDS OF OR RELATING TO ANY

OF THE FOREGOING AS WELL AS ALL PRESENT OR AFTER-ACQUIRED PROPERTY THAT MAY BE DERIVED FROM THE SALE OR OTHER DISPOSITION OF THE COLLATERAL DESCRIBED HEREIN.

PolyOne Canada Inc.	Ontario	Donlen Fleet Leasing Ltd./Location de Flottes Donlen Ltee.

633066183/

20070226 1954 1531 9178

Equipment, Accounts, Other, Motor Vehicle Included

ALL MOTOR VEHICLES NOW OR HEREAFTER LEASED BY THE SECURED PARTY TO THE DEBTOR, INCLUDING, WITHOUT LIMITATION, ALL ACCESSORIES, SPARE PARTS, REPLACEMENTS, MANUALS, DOCUMENTS OF TITLE AND ACCESSIONS RELATING TO ANY SUCH MOTOR VEHICLES AND ALL PROCEEDS (IN ANY FORM OF PERSONAL PROPERTY) IN RESPECT OF ANY OF THE FOREGOING. THIS FILING IS PROTECTION WITH RESPECT TO VEHICLES LEASED TO DEBTOR UNDER A LEASE INTENDED TO BE A TRUE LEASE.

PolyOne Canada Inc.	Ontario	Donlen Fleet Leasing Ltd./ Location de Flottes Donlen Ltee.

633066192/

20070226 1954 1531 9179

20090402 1450 1530 0933

Equipment, Accounts, Other, Motor Vehicle Included

ALL MOTOR VEHICLES NOW OR HEREAFTER LEASED BY THE SECURED PARTY TO THE DEBTOR, INCLUDING, WITHOUT LIMITATION, ALL ACCESSORIES, SPARE PARTS, REPLACEMENTS, MANUALS, DOCUMENTS OF TITLE AND ACCESSIONS RELATING TO ANY SUCH MOTOR VEHICLES AND ALL PROCEEDS

(IN ANY FORM OF PERSONAL PROPERTY) IN RESPECT OF ANY OF THE FOREGOING. THIS FILING IS PROTECTION WITH RESPECT TO VEHICLES LEASED TO DEBTOR UNDER A LEASE INTENDED TO BE A TRUE LEASE.

PolyOne Canada Inc. PolyOne Corporation	Ontario	Zeon Chemicals L.P.

632093256/

20070112 1221 2505 0237

Inventory, Equipment

ZEON CHEMICALS L.P. MAY CONSIGN CERTAIN PARTS AND/OR RAW MATERIALS ON A NO-CHARGE BASIS TO CONSIGNEE FOR INCORPORATION INTO THE PRODUCTS PRODUCED BY CONSIGNEE. FOR THE PURPOSES OF THIS AGREEMENT, CONSIGNED GOODS ARE DEFINED AS ALL ITEMS FURNISHED BY ZEON CHEMICALS L.P. OR CAUSED BY ZEON CHEMICALS L.P. TO BE FURNISHED TO CONSIGNEE. A DESCRIPTION OF THE CONSIGNED GOODS IS THE FOLLOWING PRODUCTS WILL BE INCLUDED IN THIS CONSIGNMENT AGREEMENT, 2301X36, 2301X50, 1430X20, ZEALLOY (R) 1422. CONSIGNED GOODS WILL BE LOCATED AND USED AT AVON LAKE, OHIO, ELYRIA, OHIO, TERRE HAUTE, INDIANA, RANCHO CUCAMONGA, CALIFORNIA, NIAGARA FALLS, ONTARIO, CANADA. CONSIGNED GOODS ARE AND WILL REMAIN THE PROPERTY OF ZEON CHEMICALS L.P.. ZEON CHEMICALS L.P. SHALL HAVE THE RIGHT AT ANY TIME TO RECALL ANY OF THE CONSIGNED GOODS.

PolyOne Canada, Inc.	Ontario	Donlen Fleet Leasing Ltd.	630739161/ 20061120 1941 1531 8265 Equipment, Accounts, Other, Motor Vehicle Included 2007 Chevrolet Impala V.I.N.: 2G1WU58RX79207566

PolyOne Canada Inc.	Ontario	The Corporation of the Town of Orangeville

888453369/

20021022 1003 1793 5710

Equipment, Other

EQUIPMENT LEASED BY THE SECURED PARTY TO THE DEBTOR FOR USE AT A PLASTICIZER SYNTHESIS PLANT LOCATED AT 15 TIDEMAN DRIVE, AND A POLYMAER COMPOUNDING PLANT LOCATED AT 17 TIDEMAN DRIVE, AS MORE PARTICULARLY DESCRIBED IN A LEASE AGREEMENT DATED AS OF AUGUST 26, 2002 BETWEEN THE SECURED PARTY AND THE DEBTOR, AS IT MAY BE AMENDED FROM TIME TO TIME.

PolyOne Canada Inc.	Quebec	Praxair Canada Inc.	10-0388782-0001 Rights of ownership of the lessor under a leasing agreement All movable property.

PolyOne Canada, Inc. (further to an amendment registered under number 09-0174392-0002)	Quebec	Donlen Fleet Leasing Ltd. Location de Flottes Donlen Ltee	07-0101357-0035 Rights resulting from a lease All motor vehicles leased by the secured party to the debtor. This registration is a global registration under section 2961.1 of the Civil Code of Quebec.

Foreign

Liens against the accounts receivable solely of ColorMatrix do Brasil Indústria e Comércio de Pigmentos e Aditivos Ltda., which secure only borrowings under the Bank Credit, dated August 11, 2011, issued by Itaú Unibanco S.A. for a revolving credit facility of up to 900,000 Brazilian reales.

SCHEDULE 7.02

EXISTING INDEBTEDNESS

1.	Loan Agreement, to be entered into between Director of Development of the State of Ohio and PolyOne Corporation, in the amount of approximately $2,250,000.

2.	Guarantee, dated as of April 17, 2008, in the amount of approximately Euro 54, 215.

a.	Guarantor: Royal Bank of Scotland

b.	Beneficiary: Uni-Invest, B.V.

c.	Applicant: ColorMatrix Europe Ltd.

d.	Nature of Underlying Obligations: securing rent payment obligations under the lease agreement between ColorMatrix Europe Ltd. and Uni-Invest, B.V.

3.	Letter of Credit, dated as of April 4, 2007, in the amount of approximately $111,191.04.

a.	Issuing Bank: General Electric Capital Corporation.

b.	Beneficiary: 680 North L.L.C.

c.	Applicant: The ColorMatrix Corporation.

d.	Nature of Underlying Obligations: securing rent payment obligations under the lease agreement between The ColorMatrix Corporation and 680 North L.L.C.

4.	ColorMatrix do Brasil Indústria e Comércio de Pigmentos e Aditivos Ltda. has obtained a Bank Credit, dated August 11, 2011, issued by Itaú Unibanco S.A. for a revolving credit facility of up to 900,000 Brazilian reales.

5.	Letter of Credit, dated as of March 6, 2006, in the face amount of CAD 293,688.75.

a.	Issuing Bank: Bank of Montreal.

b.	Beneficiary: Workplace Safety & Insurance Board

c.	Applicant: PolyOne Canada Inc.

d.	Nature of Underlying Obligations: securing obligations relating to Canadian workers compensation.

SCHEDULE 7.03

EXISTING INVESTMENT

Borrower or any Restricted Subsidiary holds an Equity Interest in the following entities:

Holder	Entity Name	Percentage of Ownership
PolyOne Corporation	Hansard Steamship Company	33%
PolyOne Corporation	Early Stage	2%
PolyOne Corporation	Kimberly Iron Company, Ltd.	14%
PolyOne Corporation	North Coast	1%
PolyOne Corporation	Paramount Coal Company	50%
PolyOne Corporation	Pilot Knob Pellet Co.	50%
PolyOne Corporation	Syngold	4.26%
PolyOne Corporation	Orangeville-Brampton Rail Access Group Inc.	12.5%
PolyOne Corporation	Altona Properties Pty. Ltd.	37%
PolyOne Corporation	Ohio Innovation	2%
GEON Development, Inc.		4%
GEON Development, Inc.	Cleveland Development	2%
Hanna Proprietary Limited	MAG International	50%
ColorMatrix Group, Inc.	ColorMatrix Europe Ltd.	16.19%

SCHEDULE 7.05

DISPOSITIONS OF CERTAIN REAL PROPERTY

Property Owner	Address
PolyOne Corporation	3401 Joint Venture Lane, Louisville, KY
The Hanna Mining Company (now known as PolyOne Corporation)	Itasca, MN. Parcel ID Number: 25-020-4401; 25-520-0120.
PolyOne Corporation	7 Guenther Boulevard, St. Peters, MO
PolyOne Corporation	1804-1808 River Road, Burlington, NJ
PolyOne Corporation	DeForest, WI Parcel ID Number: 118/0910-084-8020-1
PolyOne Corporation	21300 Doral Road, Brookfield, WI
PolyOne Canada Inc.

Niagara Falls, Ontario, Canada

Parcel ID Number: Parts 25, 26, 27 and 33, Plan 59R - 10639 - PIN 64262-0005; Part 32, Plan 59R-10639 (was Part 1, Plan 59R-6285)-PIN 640058-0026; Part 23, Plan 59R-10639 (was Part 4, Plan 59R-6285)-PIN 640058-0148

PolyOne Corporation	2700 Papin Street, St. Louis, MO 63103

SCHEDULE 7.09

CERTAIN CONTRACTUAL RESTRICTIONS

None.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

If to Loan Parties:

PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio 44012

Attn: Treasurer

Fax No. 440-930-3064

with copies to: PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio 44012

Attn: Secretary

Fax No. 440-930-3064

If to the Administrative Agent:

Bank of America, N.A.

Attn.: DeWayne Rosse, Officer, Agency Management Officer

Global Corporate and Commercial Banking Client Service

901 Main St.

Dallas, TX 75202

Mail Code: TX1-492-14-11

Fax: (214) 672-8623

- and –

Bank of America, N.A.

Attn.: Kellyn McLamb

101 N Tryon Street

Charlotte, NC 28255

NC1-001-04-39.

Facsimile: (704) 409-0486